Exhibit 99.3

MBIA INSURANCE CORPORATION

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2009 and 2008

and for the years ended

December 31, 2009, 2008 and 2007

MBIA INSURANCE CORPORATION

AND SUBSIDIARIES

INDEX

PAGE
Report of Independent Registered Public Accounting Firm	2

Consolidated Balance Sheets as of December 31, 2009 and 2008	3

Consolidated Statements of Operations for the years ended December 31, 2009, 2008 and 2007	4

Consolidated Statement of Changes in Shareholders’ Equity for the years ended December 31, 2009, 2008 and 2007)	5

Consolidated Statements of Cash Flows for the years ended December 31, 2009, 2008 and 2007	6-7

Notes to Consolidated Financial Statements	8-86

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholder of

MBIA Insurance Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in shareholders’ equity and of cash flows present fairly, in all material respects, the financial position of MBIA Insurance Corporation and its subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in the Notes to the consolidated financial statements, the Company adopted in 2009 new accounting standards for Financial Guarantee Insurance and Reinsurance Contracts (Note 3) and Recognition and Presentation of Other-Than-Temporary Impairments (Note 3) and, in 2008, adopted a new accounting standard for Fair Value Measurements and Disclosures (Note 2). As discussed in Note 1 to the consolidated financial statements, since the second quarter of 2008, the Company has experienced a dramatic reduction in its business activities.

/s/ PricewaterhouseCoopers LLP

New York, NY

March 1, 2010

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands except per share amounts)

	December 31, 2009	December 31, 2008
Assets
Investments:
Fixed-maturity securities held as available- for- sale, at fair value (amortized cost $1,710,115 and $5,805,960)	$1,606,729	$5,614,186
Investments pledged as collateral, at fair value (amortized cost $0 and $1,530,036)	—	1,567,371
Fixed-maturity securities held as trading, at fair value (amortized cost $120,457 and $0)	128,112	—
Investments held to maturity, at amortized cost (fair value $1,113,151 and $1,214,569)	1,166,983	1,214,569
Short-term investments, at fair value (amortized cost $965,696 and $1,448,545)	970,616	1,447,343
Short-term investments held- to- maturity at amortized cost (fair value $7,168 and $0)	7,168	—
Other investments (included fair value of $8,127 and $42,535)	10,148	45,280

Total investments	3,889,756	9,888,749
Cash and cash equivalents	594,218	1,066,793
Secured loan	1,600,000	2,000,000
Securities purchased under agreements to resell	—	1,343,947
Accrued investment income	22,223	117,918
Premiums receivable	2,020,602	7,744
Deferred acquisition costs	879,207	560,632
Prepaid reinsurance premiums	2,439,270	216,609
Insurance loss recoverable	2,444,754	458,512
Reinsurance recoverable on paid and unpaid losses	234,875	173,548
Goodwill	—	76,938
Property and equipment, at cost (less accumulated depreciation of $113,847 and $116,344)	72,826	101,116
Receivable for investments sold	3,152	10,594
Derivative assets	775,693	746,936
Current income taxes	308,940	325,691
Deferred income taxes, net	596,303	1,348,575
Other assets	528,822	620,010

Total assets	$16,410,641	$19,064,312

Liabilities and Shareholders’ Equity
Liabilities:
Unearned premium revenue	$4,172,590	$3,424,402
Loss and loss adjustment expense reserves	1,580,021	1,557,884
Reinsurance premiums payable	583,741	8,672
Variable interest entity notes	1,770,098	1,791,597
Securities sold under agreements to repurchase	—	1,343,947
Long-term debt	1,229,227	952,655
Deferred fee revenue	665,326	42,585
Payable for investments purchased	13,656	34
Derivative liabilities	4,582,130	6,219,290
Other liabilities	238,598	375,772

Total liabilities	14,835,387	15,716,838

Commitments and contingencies (See Note 20)
Shareholders’ Equity:
Series A non-cumulative perpetual preferred stock, par value $1,000 per share, liquidation value $100,000 per share, authorized—4,000.08, issued and outstanding—2,759.08	27,598	27,598
Common stock, par value $220.80 per share; authorized, issued and outstanding—67,936 shares	15,000	15,000
Additional paid-in capital	982,664	2,183,672
Retained earnings	640,053	1,255,107
Accumulated other comprehensive loss, net of deferred income tax of $8,820 and $61,895	(90,061)	(133,903)

Total shareholders’ equity	1,575,254	3,347,474

Total liabilities and shareholders’ equity	$16,410,641	$19,064,312

The accompanying notes are an integral part of the consolidated financial statements.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Years Ended December 31,
	2009	2008	2007
Revenues:
Premiums earned:
Scheduled premiums earned	$322,554	$634,523	$627,662
Refunding premiums earned	10,369	245,662	112,212

Premiums earned (net of ceded premiums of $410,200, $120,991 and $118,931)	332,923	880,185	739,874
Net investment income	284,308	582,680	571,207
Fees and reimbursements	227,281	9,221	19,896
Change in fair value of insured derivatives:
Realized gains (losses) and other settlements on insured derivatives	(167,031)	(397,370)	116,196
Unrealized gains (losses) on insured derivatives	1,650,588	(1,822,679)	(3,726,782)

Net change in fair value of insured derivatives	1,483,557	(2,220,049)	(3,610,586)
Net gains (losses) on financial instruments at fair value and foreign exchange	36,789	208,518	121,197
Net realized gains (losses)	(73,718)	(26,328)	52,541
Investment losses related to other-than-temporary impairments:
Investment losses—other-than-temporary impairments	(263,518)	(8,902)	—
Other-than-temporary impairments recognized in accumulated other comprehensive loss	170,724	—	—

Net investment losses related to other-than-temporary impairments	(92,794)	(8,902)	—
Net gains on extinguishment of debt	13,517	38,927	—
Other	—	137	44

Total revenues	2,211,863	(535,611)	(2,105,827)
Expenses:
Losses and loss adjustment	770,236	1,318,001	900,345
Amortization of deferred acquisition costs	216,477	74,805	66,873
Operating	178,423	207,507	133,788
Interest	224,001	190,222	81,810

Total expenses	1,389,137	1,790,535	1,182,816

Income (loss) before income taxes	822,726	(2,326,146)	(3,288,643)
Provision (benefit) for income taxes	312,008	(971,478)	(1,233,829)
Equity in net income (loss) of affiliates	486	(45)	62

Net income (loss)	$511,204	$(1,354,713)	$(2,054,752)

The accompanying notes are an integral part of the consolidated financial statements.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

For The Years Ended December 31, 2009, 2008 and 2007

(In thousands except per share amounts)

	Preferred Stock		Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance, January 1, 2007	—	$—	100,000	$15,000	$1,690,924	$5,164,572	$187,896	$7,058,392

Comprehensive loss:
Net loss	—	—	—	—	—	(2,054,752)	—	(2,054,752)
Other comprehensive income:
Change in unrealized gains and losses on investments, net of deferred income taxes of $868	—	—	—	—	—	—	1,705	1,705
Change in foreign currency translation net of deferred income taxes of $2,503	—	—	—	—	—	—	24,114	24,114

Other comprehensive loss								25,819

Total comprehensive loss								(2,028,933)

Dividends (declared per common share $5,000)	—	—	—	—	—	(500,000)	—	(500,000)
Share-based compensation net of deferred income taxes of $7,062	—	—	—	—	13,998	—	—	13,998

Balance, December 31, 2007	—	$—	100,000	$15,000	$1,704,922	$2,609,820	$213,715	$4,543,457

Comprehensive loss:
Net loss	—	—	—	—	—	(1,354,713)	—	(1,354,713)
Other comprehensive income:
Change in unrealized gains and losses on investments, net of deferred income taxes of $155,577	—	—	—	—	—	—	(401,860)	(401,860)
Change in foreign currency translation net of deferred income taxes of $10,905	—	—	—	—	—	—	54,242	54,242

Other comprehensive income								(347,618)

Total comprehensive income								(1,702,331)

Issuance of perpetual preferred shares	2,759	27,598	—	—	—	—	—	27,598
Capital contribution from MBIA Inc.	—	—	—	—	486,500	—	—	486,500
Share-based compensation net of deferred income taxes of $14,959	—	—	—	—	(7,750)	—	—	(7,750)

Balance, December 31, 2008	2,759	$27,598	100,000	$15,000	$2,183,672	$1,255,107	$(133,903)	$3,347,474

ASC 994-20 transition adjustment net of deferred income taxes of $27,170	—	—	—	—	—	55,346	—	55,346
Comprehensive income:
Net income	—	—	—	—	—	511,204	—	511,204
Other comprehensive income:
Change in unrealized gains and losses on investments, net of deferred income taxes of $69,828	—	—	—	—	—	—	225,256	225,256
Portion of other-than-temporary impairment losses recognized in other comprehensive loss net of deferred income taxes of $0	—	—	—	—	—	—	(170,724)	(170,724)
Change in foreign currency translation net of deferred income taxes of $887	—	—	—	—	—	—	(10,690)	(10,690)

Other comprehensive income								43,842

Total comprehensive income								610,392

Redemption of common shares	—	—	(32,064)	(4,809)	(1,197,125)	—	—	(1,201,934)
Increase in par value of common shares	—	—	—	4,809	(4,809)	—	—	—
Special dividends paid on common shares	—	—	—	—	—	(1,167,850)	—	(1,167,850)
Dividends on preferred shares	—	—	—	—	—	(13,754)	—	(13,754)
Share-based compensation net of deferred income taxes of $4,431	—	—	—	—	926	—	—	926

Balance, December 31, 2009	2,759	$27,598	67,936	$15,000	$982,664	$640,053	$(90,061)	$1,575,254

	2009	2008	2007
Disclosure of reclassification amount:
Change in unrealized appreciation of investments arising during the period, net of taxes	$49,996	$(313,061)	$19,399
Reclassification adjustment, net of taxes	4,536	(88,799)	(17,694)

Change in net unrealized appreciation, net of taxes	$54,532	$(401,860)	$1,705

The accompanying notes are an integral part of the consolidated financial statements.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended December 31,
	2009	2008	2007
Cash flows from operating activities:
Net income (loss)	$511,204	$(1,354,713)	$(2,054,752)
Adjustments to reconcile net income (loss) to net cash (used) provided by operating activities:
Amortization of bond discounts (premiums), net	(31,796)	26,546	15,371
Decrease (increase) in accrued investment income	95,695	27,332	(8,229)
Increase in deferred acquisition costs	(310,204)	(88,116)	(22,960)
(Decrease) increase in unearned premium revenue	(1,680,455)	316,569	7,528
(Increase) decrease in prepaid reinsurance premiums	(1,909,001)	102,131	37,995
Decrease (increase) in premiums receivable	341,753	(667)	1,267
Increase in loss and loss adjustment expense reserves	196,692	211,461	809,386
Increase in reinsurance recoverable on paid and unpaid losses	(57,882)	(91,507)	(35,100)
(Increase) decrease in insurance loss recoverable	(1,987,426)	(350,781)	72,408
Decrease (increase) in receivables from affiliates	1,148	3,102	(25,514)
Decrease (increase) in receivable from reinsurers on insured derivative contracts	110,389	(110,421)	—
(Decrease) increase in payable to reinsurers on recoverables	(60,473)	114,702	—
Increase (decrease) in reinsurance premiums payable	236,696	1,297	(145)
Depreciation	8,669	9,011	8,754
Increase in deferred fee revenue	622,741	29,778	1,014
Decrease (increase) in accounts receivable	37,977	(28,178)	433
(Decrease) increase in accrued expenses	(73,028)	106,985	(7,245)
Net realized losses (gains)	73,718	26,328	(52,541)
Investment losses on other-than-temporarily-impaired investments	92,794	8,902	—
Unrealized (gains) losses on insured derivatives	(1,650,588)	1,822,679	3,726,782
Net (gains) losses on financial instruments at fair value and foreign exchange	(36,789)	(208,518)	(121,197)
Increase (decrease) in current income taxes	16,751	(176,788)	(141,783)
Deferred income tax provision (benefit)	643,299	(341,001)	(1,258,303)
Gains on extinguishment of debt	(13,517)	(38,927)	—
Share-based compensation	5,357	7,209	6,936
Other operating	35,908	(4,705)	17,346

Total adjustments to net income (loss)	(5,291,572)	1,374,423	3,032,203

Net cash (used) provided by operating activities	(4,780,368)	19,710	977,451

Cash flows from investing activities:
Purchase of fixed-maturity securities	(825,276)	(4,067,629)	(2,712,891)
Increase (decrease) in payable for investments purchased	13,622	(35,732)	(230,295)
Sale of fixed-maturity securities	6,451,899	6,057,729	2,614,405
Decrease (increase) in receivable for investments sold	7,442	(9,521)	11,030
Redemption of fixed-maturity securities	12,518	10,403	45,353
Redemptions (purchase) of held-to-maturity investments	47,586	(66,677)	72,699
Sale (purchase) of short-term investments, net	383,416	(584,307)	(172,923)
Sale (purchase) of other investments, net	24,941	(21,153)	(25,731)
Capital expenditures	(5,574)	(10,558)	(9,839)
Disposals of capital assets	30	—	3
Other investing	149	1,748	1,796

Net cash provided (used) by investing activities	6,110,753	1,274,303	(406,393)

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

(In thousands)

	Years Ended December 31,
	2009	2008	2007
Cash flows from financing activities:
Principal paydown of variable interest entity notes	(128,372)	(138,472)	(94,182)
Securities sold (purchased) under agreements to resell, net	400,000	(2,000,000)	—
Other borrowings and deposits	—	(1,093)	(2,799)
Capital issuance costs	—	(13,424)	(6,626)
Net proceeds from issuance of perpetual preferred shares	—	387,598	—
Proceeds from the issuance of long-term debt	276,572	991,133	—
Repayment for retirement of long-term debt	—	(47,345)	—
Repayment for retirement of short-term debt	—	(13,383)	(27,515)
Capital contribution from MBIA Inc.	—	486,500	—
Redemption of common shares and other returns of capital	(1,170,562)	—	—
Special dividend paid on common shares	(1,167,850)	—	—
Dividends paid on preferred shares	(12,748)	—	—
Dividends paid	—	—	(500,000)

Net cash used by financing activities	(1,802,960)	(348,486)	(631,122)

Net (decrease) increase in cash and cash equivalents	(472,575)	945,527	(60,064)
Cash and cash equivalents—beginning of year	1,066,793	121,266	181,330

Cash and cash equivalents—end of year	$594,218	$1,066,793	$121,266

Supplemental cash flow disclosures:
Income taxes refunded	$(342,414)	$(479,191)	$169,107
Interest paid:
Other borrowings and deposits	—	1,876	3,331
Long-term debt	136,017	69,611	—
Variable interest entity notes	53,310	55,634	74,251
Non cash items:
Share-based compensation	$5,357	$7,209	$6,936
Dividends declared but not paid	1,005	—	—

The accompanying notes are an integral part of the consolidated financial statements.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 1: Business and Organization

MBIA Insurance Corporation is a wholly owned subsidiary of MBIA Inc. (“MBIA”). The guarantees of MBIA Insurance Corporation and its subsidiaries, (“MBIA Corp.”) insure structured finance and asset-backed obligations, privately issued bonds used for the financing of public purpose projects, which are primarily located outside of the United States (“U.S.”) and that include toll roads, bridges, airports, public transportation facilities, utilities and other types of infrastructure projects serving a substantial public purpose, and obligations of sovereign and sub-sovereign issuers. Structured finance and asset-backed securities (“ABSs”) typically are securities repayable from expected cash flows generated by a specified pool of assets, such as residential and commercial mortgages, insurance policies, consumer loans, corporate loans and bonds, trade and export receivables, leases for equipment, aircraft and real property.

The financial guarantees issued by MBIA Corp. generally provide unconditional and irrevocable guarantees of the payment of the principal of, and interest or other amounts owing on, insured obligations when due or, in the event MBIA Corp. has the right at its discretion to accelerate insured obligations upon default or otherwise, upon MBIA Corp.’s election to accelerate. Certain investment agreement contracts written by MBIA Inc. and its subsidiaries are insured by MBIA Corp. and if MBIA Inc. and its subsidiaries were to have insufficient assets to pay amounts due, MBIA Corp.’s insurance coverage would be drawn upon to make such payments. MBIA Corp. has also insured debt obligations of its affiliates, including medium-term notes issued by MBIA Global Funding LLC and Meridian Funding Company LLC (“Meridian”) and provides reinsurance to its insurance subsidiaries. MBIA Corp. has also written insurance policies guaranteeing the obligations of an affiliate, LaCrosse Financial Products, LLC (“LaCrosse”), under credit default swaps (“CDS”), including termination payments that may become due upon certain events including the insolvency or payment default of the financial guarantor or the CDS issuer.

MBIA Corp. writes business both in the U.S. and outside of the U.S. Business outside of the U.S. is generally written through MBIA UK Insurance Limited (“MBIA UK”), a financial guarantee insurance company licensed in the United Kingdom. MBIA UK also insures the policies previously insured by MBIA Assurance S.A. (“MBIA Assurance”), a French insurance company owned by MBIA Corp. which was dissolved in 2007 after the transfer of MBIA Assurance’s obligations to MBIA UK. MBIA UK writes financial guarantee insurance in the member countries of the European Economic Area and other regions outside the United States. In February 2007, MBIA Corp. incorporated a new subsidiary, MBIA México, S.A. de C.V. (“MBIA Mexico”), through which it writes financial guarantee insurance in Mexico. These subsidiaries principally provide insurance for public infrastructure financings, structured finance transactions and certain obligations of financial institutions in the international markets. Pursuant to a reinsurance agreement with MBIA Insurance Corporation, a substantial amount of the risk insured by MBIA Mexico and MBIA UK is reinsured by MBIA Corp.

MBIA Corp. also manages a business through one other subsidiary, Capital Markets Assurance Corporation (“CMAC”), acquired in February 1998 when MBIA Inc. merged with CapMAC Holdings, Inc. (“CapMAC”). The net insured exposure of this subsidiary is 100% reinsured by MBIA Insurance Corporation.

MBIA Corp.’s business has historically relied upon the triple-A credit ratings of MBIA Insurance Corporation. The loss of those ratings in the second quarter of 2008 resulted in a dramatic reduction in MBIA Corp.’s insurance activities. As of December 31, 2009, MBIA Insurance Corporation was rated BB+ with a negative outlook by Standard & Poor’s Corporation (“S&P”) and B3 with a negative outlook by Moody’s Investors Service, Inc. (“Moody’s”).

In February 2009, after receiving the required regulatory approvals, MBIA Inc. established and capitalized National Public Finance Guarantee Corporation (“National”), as a U.S. public finance-only financial guarantor, which was previously named MBIA Insurance Corp. of Illinois (“MBIA Illinois”) and previously owned by MBIA Insurance Corporation. In connection with the establishment of National, the stock of MBIA Illinois was transferred to a newly established intermediate holding company, which is wholly owned by MBIA Inc. Additionally, National

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 1: Business and Organization (continued)

was further capitalized with approximately $2.1 billion from funds distributed by MBIA Insurance Corporation to MBIA Inc. as a dividend and return of capital, which MBIA Inc. contributed to National through the intermediate holding company.

In February 2009, MBIA Corp. entered into a quota share reinsurance agreement effective January 1, 2009 pursuant to which MBIA Insurance Corporation ceded all of its U.S. public finance exposure to National and into an assignment agreement under which MBIA Insurance Corporation assigned its rights and obligations with respect to the U.S. public finance business that MBIA Insurance Corporation assumed from Financial Guaranty Insurance Corporation (“FGIC”). The exposure transferred to National under the reinsurance and assignment agreements totaled $553.7 billion of net par outstanding. The reinsurance and assignment enables covered policyholders and certain ceding reinsurers to make claims for payment directly against National in accordance with the terms of those agreements.

To provide additional protection to its policyholders, National also issued second-to-pay policies for the benefit of the policyholders covered by the above reinsurance and assignment agreements. These second-to-pay policies, which are direct obligations of National, are held by a trustee and provide that if MBIA Insurance Corporation or FGIC, as applicable, do not pay valid claims of their policyholders, the policyholders will then be able to make claims directly against National.

MBIA Corp. is no longer insuring new credit derivative contracts except in transactions related to the reduction of existing derivative exposure. The structured finance market continues to recover from the global credit crisis with new issuance volume, though increasing, still well below historical averages. It is unclear how or when MBIA Corp. may be able to re-engage this market.

Liquidity

Liquidity risk arises in MBIA Corp. when claims on insured exposures result in payment obligations, when operating cash inflows fall due to depressed new business writings, lower investment income, or unanticipated expenses, or when invested assets experience credit defaults or significant declines in fair value.

Since the fourth quarter of 2007, MBIA Corp. has made $5.1 billion of cash payments, before reinsurance, associated with insured second-lien residential mortgage-backed securities (“RMBS”), as well as settlement payments relating to CDS contracts referencing collateralized debt obligation (“CDO”)-squared and multi-sector CDOs. Among MBIA Corp.’s outstanding insured portfolio, these types of insured exposures have exhibited the highest degree of payment volatility and continue to pose material liquidity risk to MBIA Corp.’s structured finance and international insurance segment. As a result of the current economic stress, MBIA Corp. could incur additional payment obligations beyond these mortgage-related and CDO exposures, which may be substantial, increasing the stress on MBIA Corp.’s liquidity.

Since the first quarter of 2008, MBIA Corp. has paid $3.9 billion of claims, before reinsurance, on policies insuring second-lien mortgage securitizations. MBIA Corp. believes these payments were driven primarily by tens of thousands of ineligible mortgages being placed in the securitizations in violation of the representations and warranties of the sellers/servicers. As a result, payments have been far in excess of the level that might be expected in an economic downturn. MBIA Corp. believes the current liquidity position of MBIA Corp. is adequate to make expected future payments on these exposures, but the degree of loss within these transactions has been unprecedented, and continued elevated levels of payments will cause additional stress on MBIA Corp.’s liquidity position.

In general, MBIA Corp.’s financial guarantee contracts and CDS contracts cannot be accelerated, thereby mitigating liquidity risk. However, under the terms of MBIA Corp.’s insured CDS contracts, the insured counterparty may have a right to terminate the CDS contracts upon an insolvency or payment default the guarantor (by MBIA Corp. or MBIA UK) or LaCrosse, the entity that issued the CDS insured by MBIA Corp. or MBIA UK. Obligors, defaults, credit impairments and adverse capital markets conditions such as MBIA Corp. is

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 1: Business and Organization (continued)

currently experiencing can create payment requirements as a result of MBIA Corp’s irrevocable pledges to pay principal and interest, or other amounts owing on insured obligations, when due. Additionally, MBIA Corp. requires cash for the payment of operating expenses, as well as principal and interest related to its surplus notes. MBIA Corp. also provides guarantees to the holders of MBIA Corp.’s asset/liability products debt obligations. If MBIA’s asset/liability products segment or MBIA Inc. were unable to service the principal and interest payments on its debt and investment agreements, the holders of the insured liabilities would make a claim under the MBIA Corp. insurance policies. MBIA Corp. has lent $2.0 billion to the asset/liability products segment, via MBIA Inc., on a secured basis for the purpose of minimizing the risk that such claim would be made. The loan matures in the fourth quarter of 2011. During the fourth quarter of 2009, a total of $400 million of the secured loan was repaid; and an additional $75 million was prepaid in January 2010. MBIA Corp. expects that the loan will be fully repaid, however, the timing of the ultimate repayment may be affected by the performance of assets in the asset/liability products segment’s investment portfolio and by MBIA Inc.’s requirements to post collateral against guaranteed investment contracts, swap contracts and internal and external borrowing facilities.

In order to monitor liquidity risk and maintain appropriate liquidity resources for payments associated with MBIA Corp.’s residential mortgage related exposures, MBIA Corp. employs a stress scenario-based liquidity model using the same “Roll Rate Default Methodology” as it uses in its loss reserving. Using this methodology, MBIA Corp. estimates the level of payments that would be required to be made under stress-level default assumptions of the underlying collateral taking into account MBIA Corp.’s obligation to cover such defaults under MBIA Corp.’s insurance policies. These estimated payments, together with all other significant operating, financing and investing cash flows are forecasted over the next 24-month period on a monthly basis and then annually thereafter to the final maturity of the longest dated outstanding insured obligation. The stress-loss scenarios and cash flow forecasts are frequently updated to account for changes in risk factors and to reconcile differences between forecasted and actual payments.

In addition to MBIA Corp.’s residential mortgage stress scenario, MBIA Corp. also monitors liquidity risk using a Monte Carlo estimation of potential stress-level claims for all insured principal and interest payments due in the next 12-month period. These probabilistically determined payments are then compared to MBIA Corp.’s invested assets. This theoretic liquidity model supplements the scenario-based liquidity model described above providing MBIA Corp. with a robust set of liquidity metrics with which to monitor its risk position.

MBIA Corp. manages liquidity with the goal of maintaining cash and liquid securities in an amount in excess of all projected stress scenario payment requirements. To the extent MBIA Corp.’s liquidity resources fall short of its target liquidity cushions under the stress-loss scenario testing, MBIA Corp. will seek to increase its cash holdings position, by selling or financing assets in its investment portfolio or drawing upon one or more of its contingent sources of liquidity.

Note 2: Significant Accounting Policies

Basis of Presentation

The consolidated financial statements have been prepared on the basis of accounting principles generally accepted in the United States of America (“GAAP”). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. As additional information becomes available or actual amounts become determinable, the recorded estimates are revised and reflected in operating results. Actual results could differ from those estimates.

Certain amounts have been reclassified in prior years’ consolidated financial statements to the current presentation. These reclassifications had no impact on total assets and total current liabilities or any debt covenants. Accordingly, management believes these reclassifications are immaterial to MBIA Corp.’s consolidated financial statements.

In addition, MBIA Corp. evaluated all events subsequent to December 31, 2009 through March 1, 2010 for inclusion in MBIA Corp.’s consolidated financial statements and/or accompanying notes.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 2: Significant Accounting Policies (continued)

Consolidation

The consolidated financial statements include the accounts of MBIA Insurance Corporation, its wholly owned subsidiaries and all other entities in which MBIA Corp. has a controlling financial interest. All material intercompany balances and transactions have been eliminated. MBIA Corp. determines whether it has a controlling financial interest in an entity by first evaluating whether an entity is a voting interest entity, or a variable interest entity (“VIE”) or a qualifying special-purpose entity (“QSPE”).

Voting interest entities are entities in which (i) the total equity investment at risk is sufficient to enable an entity to finance its activities independently and (ii) the equity holders have the obligation to absorb losses, the right to receive residual returns and the right to make decisions about the entity’s activities. Voting interest entities are consolidated when MBIA Corp. has a majority voting interest.

VIEs are entities that lack one or more of the characteristics of a voting interest entity. A controlling financial interest in a VIE is present when an enterprise has a variable interest, or a combination of variable interests, that will absorb a majority of the VIE’s expected losses, receive a majority of the VIE’s expected residual returns, or both. The enterprise with a controlling financial interest, known as the primary beneficiary, consolidates the VIE. MBIA Corp. consolidates all VIEs in which it is the primary beneficiary.

QSPEs are passive entities that are commonly used in mortgage and other securitization transactions. To be considered a QSPE, an entity must satisfy certain criteria. These criteria include the types of assets a QSPE may hold, limits on asset sales, the use of derivatives and financial guarantees, and the level of discretion a servicer may exercise in attempting to collect receivables. These criteria may require management to make judgments about complex matters, such as whether a derivative is considered passive and the level of discretion a servicer may exercise, including, for example, determining when default is reasonably foreseeable. MBIA Corp. does not consolidate QSPEs. In December 2009, the FASB issued ASU 2009-16, “Transfers and Servicing (Topic 860) – Accounting for Transfers of Financial Assets,” to eliminate the concept of a QSPE. Refer to “Note 3—Recent Accounting Pronouncements” for additional information regarding amendments to accounting for QSPEs.

Investments

MBIA Corp. classifies its fixed-maturity investments as either available-for-sale, held-to-maturity, or trading. Available-for-sale investments are reported in the consolidated balance sheets at fair value, with unrealized gains and losses, net of deferred taxes, reflected in accumulated other comprehensive income (loss) in shareholders’ equity. Bond discounts and premiums are amortized using the effective yield method over the remaining term of the securities. For bonds purchased at a price above par value that also have call features, premiums are amortized to the call date that produces the lowest yield. For mortgage-backed securities (“MBS”) and ABS, discounts and premiums are adjusted quarterly for the effects of actual and expected prepayments on a retrospective basis. For pre-refunded bonds, the remaining term is determined based on the contractual refunding date. Investment income is recorded as earned. Realized gains or losses on the sale of investments are determined by utilizing the first-in, first-out method to identify the investments sold and are included as a separate component of revenues.

Held-to-maturity investments consist mainly of debt securities, loans, lease receivables and trade receivables for which MBIA Corp. has the ability and intent to hold such investments to maturity. These investments are reported in the consolidated balance sheets at amortized cost. Discounts and premiums are amortized using the effective yield method over the remaining term of the assets. Investment income is recorded as earned.

Investments designated as trading consist primarily of debt securities which are held in portfolios which are actively managed and are subject to frequent buying and selling. Trading securities are carried at fair value with changes in fair value recorded in earnings.

Short-term investments include all fixed-maturity securities with a remaining effective term to maturity of less than one year, commercial paper and money market securities.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 2: Significant Accounting Policies (continued)

Other investments include MBIA Corp.’s investment in equity securities. MBIA Corp. records its share of the unrealized gains and losses on equity investments, net of applicable deferred income taxes, in accumulated other comprehensive income (loss) in shareholders’ equity when it does not have a controlling financial interest in or exert significant influence over an entity (generally a voting interest of less than 20%).

Other-Than-Temporary Impairments on Investment Securities

MBIA Corp.’s consolidated statement of operations reflects the full impairment (the difference between a security’s amortized cost basis and fair value) on debt securities that MBIA Corp. intends to sell or would more likely than not be required to sell before the expected recovery of the amortized cost basis. For available-for-sale and held-to-maturity debt securities that management has no intent to sell and believes that it is more likely than not such securities will not be required to be sold prior to recovery, only the credit loss component of the impairment is recognized in earnings, while the rest of the fair value loss is recognized in accumulated other comprehensive income.

MBIA Corp.’s investment portfolios containing all of its securities are reviewed no less than quarterly in order to determine whether a credit loss exists. The majority of MBIA Corp.’s investments are available-for-sale securities, for which an impairment evaluation is subject to, but not limited by, the following criteria:

1)	the security’s current fair value is less than current book value by a magnitude of 5% or greater, and the fair value has been less than book value for a period of greater than twelve months; or

2)	the security’s fair value is less than current book value by a magnitude of 20% or greater.

If any of the above criteria are met, further analysis is performed to determine whether a credit loss exists. In assessing whether a decline in value is related to a credit loss, MBIA Corp. considers several factors, including but not limited to (a) the magnitude and duration of the decline, (b) credit indicators and the reasons for the decline, such as general interest rate or credit spread movements, credit rating downgrades, issuer-specific changes in credit spreads, and the financial condition of the issuer, and (c) any guarantees associated with a security such as those provided by investment-grade financial guarantee insurance companies. Credit loss expectations for ABS and CDO are assessed using discounted cash flow modeling. The recoverability of amortized cost for corporate obligations is generally assessed using issuer-specific credit analyses.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and demand deposits with banks with original maturities of less than 90 days.

Secured Loan, Securities Purchased Under Agreements to Resell and Securities Sold Under Agreements to Repurchase

Secured loan, securities purchased under agreements to resell and securities sold under agreements to repurchase are accounted for as collateralized transactions and are recorded at contract value plus accrued interest.

These transactions are entered into with MBIA Investment Management Corp. (“IMC”), a wholly owned subsidiary of MBIA Inc., in connection with IMC’s collateralized municipal investment agreement activity. It is MBIA Corp.’s policy to take possession of securities used to collateralize such transactions. MBIA Corp. minimizes the credit risk that IMC might be unable to fulfill its contractual obligations by monitoring IMC’s credit exposure and collateral value and requiring additional collateral to be deposited with MBIA Corp. when deemed necessary.

MBIA Corp. reclassified financial assets pledged as collateral under certain agreements and reported those assets at fair value as a separate line item on its balance sheet with a corresponding adjustment to other comprehensive income (loss). As of December 31, 2008, the fair value of financial assets pledged as collateral under these agreements was $1.6 billion. In the first quarter of 2009, MBIA Corp. terminated these agreements and, accordingly, there were no financial assets pledged as of December 31, 2009.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 2: Significant Accounting Policies (continued)

Deferred Acquisition Costs

Deferred acquisition costs include those expenses that relate primarily to, and vary with, the acquisition of new insurance business. MBIA Corp. periodically conducts a study to determine which operating costs have been incurred to acquire new insurance business and qualify for deferral. For business produced directly by MBIA Corp., such costs include compensation of employees involved in underwriting and policy issuance functions, certain rating agency fees, state premium taxes and certain other underwriting expenses, reduced by ceding commission income on premiums ceded to reinsurers. Deferred acquisition costs also generally include ceding commissions paid by MBIA Corp. in connection with assuming business from other financial guarantors. In February 2009, ceding commission income on premiums ceded to National was related to all U.S. public finance exposure, including assumed FGIC business. Such ceding commission exceeded its carrying value of the deferred acquisition costs related to those businesses initially acquired by MBIA Corp., and accordingly, was reflected as deferred revenue. Deferred acquisition costs, net of ceding commissions received, related to non-derivative insured financial guarantee transactions are deferred and amortized over the period in which the related premiums are earned. Acquisition costs related to insured derivative transactions are expensed as incurred.

Goodwill

Goodwill represents the excess of the cost of acquiring a business enterprise over the fair value of the net assets acquired. Goodwill is tested for impairment at least annually. An impairment loss is triggered if the estimated fair value of a reporting unit is less than its carrying value.

As a result of the aforementioned establishment of National, the $77 million of goodwill reflected in MBIA Corp.’s consolidated balance sheets as of December 31, 2008 has been allocated between National and MBIA Insurance Corporation, based on the relative fair values of each reporting unit as of January 1, 2009. Of the $77 million, $46 million was allocated to MBIA Insurance Corporation.

MBIA Corp. performed its annual impairment testing of goodwill as of January 1, 2009 and 2010. On January 1, 2009, the fair value of MBIA Corp. exceeded its carrying value indicating that goodwill was not impaired. However, as of January 1, 2010, the fair value of MBIA Corp.’s reporting unit did not exceed its carrying value, indicating that goodwill was impaired. Such impairment was primarily driven by continued deterioration in the performance of insured RMBS and CDO transactions. As a result, in the fourth quarter of 2009, MBIA Corp. recorded an impairment loss for the full amount of goodwill residing in MBIA Corp.’s reporting unit. In performing this evaluation, MBIA Corp. calculated the fair value of its reporting unit utilizing discounted cash flow modeling. The inputs to MBIA Corp.’s valuation models included its estimates of market participant assumptions.

Property and Equipment

Property and equipment consists of land, buildings, leasehold improvements, furniture, fixtures and computer equipment and software. All property and equipment is recorded at cost and, except for land, is depreciated over the appropriate useful life of the asset using the straight-line method. Leasehold improvements are amortized over the useful life of the improvement or the remaining term of the lease, whichever is shorter. The cost and related accumulated depreciation applicable to assets sold or retired are removed from the accounts and any gain or loss on disposition is recognized as a component of net realized gains (losses). Maintenance and repairs are charged to current earnings as incurred.

Property, leasehold improvements and equipment are tested for potential impairment whenever events or changes in circumstances suggest that an asset’s or asset group’s carrying value may not be fully recoverable. An impairment loss, calculated as the difference between the estimated fair value and the carrying value of an asset or asset group, is recognized if the sum of the expected undiscounted cash flows relating to the asset or group of assets is less than the corresponding carrying value.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 2: Significant Accounting Policies (continued)

The useful lives of each class of assets are as follows:

Buildings and site improvements	2-31 years
Leasehold improvements	2-10 years
Furniture and fixtures	5-10 years
Computer equipment and software	3-10 years

Derivatives

MBIA Corp. has entered into derivative transactions as an additional form of financial guarantee and for purposes of hedging risks associated with existing assets and liabilities. All derivative instruments are recognized at fair value on the balance sheet as either assets or liabilities depending on the rights or obligations under the contract. MBIA Corp. does not designate any derivatives as hedges.

Certain of MBIA Corp.’s financial guarantees that meet the definition of a derivative are subject to a financial guarantee scope exception, as defined by the accounting guidance for derivative instruments and hedging activities. This scope exception provides that these financial guarantee contracts are not subject to accounting guidance for derivative instruments and should be accounted for as financial guarantee contracts only if:

•

they provide for payments to be made solely to reimburse the guaranteed party for failure of the debtor to satisfy its required payment obligations under a non-derivative contract, either at pre-specified payment dates or accelerated payment dates, as a result of the occurrence of an event of default (as defined in the financial obligation covered by the guarantee contract) or notice of acceleration being made to the debtor by the creditor;

•	payment under the financial guarantee contract is made only if the debtor’s obligation to make payments as a result of conditions as described above is past due; and

•

the guaranteed party is, as a precondition in the contract (or in the back-to-back arrangement, if applicable) for receiving payment of any claim under the guarantee, exposed to the risk of nonpayment both at inception of the financial guarantee contract and throughout its term either through direct legal ownership of the guaranteed obligation or through a back-to-back arrangement with another party that is required by the back-to-back arrangement to maintain direct ownership of the guaranteed obligation.

Financial guarantee contracts which have any of the following would not qualify for the financial guarantee scope exception:

•	payments are required based on changes in the creditworthiness of a referenced credit, rather than failure of that debtor to pay when due (i.e., default);

•	the “guaranteed party” is not actually exposed to loss (that is, it neither owns the referenced asset nor is itself a guarantor of that asset) throughout the term of the contract; or

•	the compensation to be paid under the contract could exceed the amount of loss actually incurred by the guaranteed party.

Approximately 48% of MBIA Corp.’s financial guarantee contracts qualify for the scope exception defined above and, therefore, are accounted for as financial guarantee insurance contracts. The remaining contracts do not meet the scope exception, primarily because the guaranteed party is not exposed to the risk of nonpayment both at inception of the financial guarantee contract and throughout its term. These contracts are accounted for as derivatives and reported on MBIA Corp.’s balance sheet as either assets or liabilities, depending on the rights or obligations under the contract, at fair value. MBIA Corp. refers to these contracts as insured CDS contracts. Insured CDS contracts are not designated as hedges and changes in the fair value are reflected in the statement of operations as unrealized gains (losses) on insured derivatives.

Contracts that do not in their entirety meet the definition of a derivative instrument, such as bonds, insurance policies and leases, may contain embedded derivative instruments, which are implicit or explicit terms that affect

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 2: Significant Accounting Policies (continued)

some or all of the cash flows or the value of other exchanges required by the contract in a manner similar to a derivative instrument. The effect of including or embedding a derivative instrument in another contract, referred to as the host contract, is that some or all of the cash flows or other exchanges that otherwise would be required by the host contract, whether unconditional or contingent upon the occurrence of a specified event, will be modified based on one or more underlying references.

Refer to “Note 8: Derivative Instruments” for a further discussion of MBIA Corp.’s use of derivatives and their impact on the MBIA Corp.’s financial statements and “Note 5: Fair Value Measurements” for derivative valuation techniques and fair value disclosures.

Fair Value Measurements – Definition and Hierarchy

In September 2006, the FASB issued accounting guidance for fair value measurements and disclosures, which defined fair value, established a framework for measuring fair value consistently in GAAP, and expanded disclosures about fair value measurements. MBIA Corp. adopted this guidance as of January 1, 2008.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. In determining fair value, MBIA Corp. uses various valuation approaches, including both market and income approaches. The accounting guidance for fair value measurement establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available and reliable. Observable inputs are those MBIA Corp. believes that market participants would use in pricing the asset or liability developed based on market data. Unobservable inputs are those that reflect MBIA Corp.’s beliefs about the assumptions market participants would use in pricing the asset or liability developed based on the best information available. The hierarchy is broken down into three levels based on the observability and reliability of inputs as follows:

•

Level 1—Valuations based on quoted prices in active markets for identical assets or liabilities that MBIA Corp. has the ability to access. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail any degree of judgment. Assets utilizing Level 1 inputs generally include U.S. Treasuries, foreign government bonds and certain corporate obligations that are highly liquid and actively traded.

•

Level 2—Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly. Level 2 assets include debt securities with quoted prices that are traded less frequently than exchange-traded instruments, securities which are priced using observable inputs and derivative contracts whose values are determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data. Assets and liabilities utilizing Level 2 inputs include U.S. government and agency MBS, most over-the-counter (“OTC”) derivatives, corporate and municipal bonds and certain other MBSs or ABSs.

•

Level 3—Valuations based on inputs that are unobservable and supported by little or no market activity and that are significant to the overall fair value measurement. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation. Assets and liabilities utilizing Level 3 inputs include certain MBS, ABS and CDO securities where observable pricing information was not able to be obtained for a significant portion of the underlying assets, complex OTC derivatives (including certain foreign currency options, long-dated options and swaps and certain credit derivatives) and insured derivatives that require significant management judgment and estimation in the valuation.

The level of activity in a market contributes to the determination of whether an input is observable. An active market is one in which transactions for an asset or liability occurs with sufficient frequency and volume to provide pricing information on an ongoing basis. In determining whether a market is active or inactive, MBIA Corp. considers the following traits to be indicative of an active market:

•	transactions are frequent and observable;

•	prices in the market are current;

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 2: Significant Accounting Policies (continued)

•	price quotes among dealers do not vary significantly over time; and

•	sufficient information relevant to valuation is publicly available.

The availability of observable inputs can vary from product to product and period to period and is affected by a wide variety of factors, including, for example, the type of product, whether the product is new and not yet established in the marketplace, and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by MBIA Corp. in determining fair value is greatest for instruments categorized in Level 3. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety.

Fair value is a market-based measure considered from the perspective of a market participant rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, MBIA Corp.’s own assumptions are set to reflect those that it believes market participants would use in pricing the asset or liability at the measurement date. MBIA Corp. uses prices and inputs that are current as of the measurement date, including during periods of market dislocation. In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments. This condition could cause an instrument to be reclassified from Level 1 to Level 2 or Level 2 to Level 3. MBIA Corp. has also taken into account its own nonperformance risk and that of its counterparties when measuring fair value.

Refer to “Note 5: Fair Value Measurements” for additional fair value disclosures.

Loss and Loss Adjustment Expenses

MBIA Corp. recognizes claim liabilities (loss reserves) on a contract-by-contract basis when probability-weighted scenario analyses results in present value of expected net cash outflows to be paid under the contract discounted using a risk-free rate as of the measurement date exceeds the unearned premium revenue. A claim liability is subsequently reassessed each reporting period for expected increases or decreases due to changes in the likelihood of default and potential recoveries. Subsequent changes to the measurement of the claim liability are recognized as claim expense (income) in the period of change. Measurement and recognition of claim liability is reported gross of any reinsurance. MBIA Corp. estimates the likelihood of possible claims payments and possible recoveries using probability-weighted expected cash flows based on information available as of the measurement date, including market information. Accretion of the discount on a claim liability is included in claim expense.

MBIA Corp. recognizes potential recoveries on paid claims based on probability-weighted net cash inflows present valued at applicable risk free rates as of the measurement date. Such amounts are reported within “Insurance loss recoverable” on the its consolidated balance sheet. To the extent MBIA Corp. had recorded potential recoveries in its claim liability previous to a claim payment, such recoveries are reclassified to “Insurance loss recoverable” upon payment of the related claim and remeasured each reporting period.

MBIA Corp.’s claim liability, insurance loss recoverable, and accruals for loss adjustment expenses (“LAE”) incurred are disclosed in “Note 11: Loss and Loss Adjustment Expense Reserves.”

Financial Guarantee Insurance Premiums

Unearned Premium Revenue and Receivable for Future Premiums

MBIA Corp. recognizes a liability for unearned premium revenue at the inception of financial guarantee insurance and reinsurance contracts on a contract-by-contract basis. Unearned premium revenue recognized at inception of a contract is measured at the present value of the premium due. For most financial guarantee insurance contracts, MBIA Corp. receives the entire premium due at the inception of the contract, and recognizes unearned

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 2: Significant Accounting Policies (continued)

premium revenue liability at that time. For certain other financial guarantee contracts, MBIA Corp. receives premiums in installments over the term of the contract. Unearned premium revenue and a receivable for future premiums is recognized at the inception of an installment contract, and measured at the present value of premiums expected to be collected over the contract period or expected period using a risk-free discount rate. The expected period is used in the present value determination of unearned premium revenue and receivable for future premiums for contracts where (a) the insured obligation is contractually prepayable, (b) prepayments are probable, (c) the amount and timing of prepayments are reasonably estimable, and (d) a homogenous pool of assets is the underlying collateral for the insured obligation. MBIA Corp. has determined that substantially all of its installment contracts meet the conditions required to be treated as expected period contracts. The receivable for future premiums is reduced as installment premiums are collected. MBIA Corp. reports the accretion of the discount on installment premiums receivable as premium revenue and discloses the amount recognized in “Note 4: Insurance Premiums.” MBIA Corp. assesses the receivable for future premiums for collectability each reporting period, adjusts the receivable for uncollectible amounts and recognizes any write-off as operating expense and discloses the amount recognized in “Note 4: Insurance Premiums.” As premium revenue is recognized, the unearned premium revenue liability is reduced.

Premium Revenue Recognition

MBIA Corp. recognizes and measures premium revenue over the period of the contract in proportion to the amount of insurance protection provided. Premium revenue is measured by applying a constant rate to the insured principal amount outstanding in a given period to recognize a proportionate share of the premium received or expected to be received on a financial guarantee insurance contract. A constant rate for each respective financial guarantee insurance contract is calculated as the ratio of (a) the present value of premium received or expected to be received over the period of the contract to (b) the sum of all insured principal amounts outstanding during each period over the term of the contract.

An issuer of an insured financial obligation may retire the obligation prior to its scheduled maturity through legal defeasance in satisfaction of the obligation according to its indenture, which results in MBIA Corp.’s obligation being extinguished under the financial guarantee contract. MBIA Corp. recognizes any remaining unearned premium revenue on the insured obligation as premium revenue in the period the contract is extinguished to the extent the unearned premium revenue has been collected.

Non-refundable commitment fees are considered insurance premiums and are initially recorded under unearned premium revenue in the consolidated balance sheets when received. Once the related financial guarantee insurance policy is issued, the commitment fees are recognized as premium written and earned using the constant rate method. If the commitment agreement expires before the related financial guarantee is issued, the non-refundable commitment fee is immediately recognized as premium written and earned at that time.

Fee and Reimbursement Revenue Recognition

MBIA Corp. collects insurance related fees for services performed in connection with certain transactions. In addition, MBIA Corp. may be entitled to reimbursement of third-party insurance expenses that it incurs in connection with certain transactions. Depending upon the type of fee received and whether it is related to an insurance policy, the fee is either earned when it is received or deferred and earned over the life of the related transaction. Work, waiver and consent, termination, administrative and management fees are earned when the related services are completed and the fee is received. Structuring fees are earned on a straight-line basis over the life of the related insurance policy. Amounts received from reinsurers in excess of those which are contractually due to MBIA Corp. upon the termination of reinsurance agreements are recorded as fees and earned when received.

Stock-Based Compensation

MBIA Corp. participates in MBIA Inc.’s long-term incentive plans. MBIA Inc. follows the fair value recognition provisions of the accounting guidance for share-based payment. Under the modified prospective transition

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 2: Significant Accounting Policies (continued)

method selected by MBIA Corp. under the accounting guidance for stock-based compensation, all equity-based awards granted to employees and existing awards modified on or after January 1, 2003 are accounted for at fair value with compensation expense recorded in net income. Refer to “Note 17: Employee Benefits” for a further discussion regarding the methodology utilized in recognizing employee stock compensation expense.

Foreign Currency Translation

Financial statement assets and liabilities denominated in foreign currencies are translated into U.S. dollars generally using rates of exchange prevailing at the balance sheet date. Operating results are translated at average rates of exchange prevailing during the year. Unrealized gains or losses, net of deferred taxes, resulting from translation of the financial statements of a non-U.S. operation, when the functional currency is other than U.S. dollars, are included in accumulated other comprehensive income (loss) in shareholders’ equity. Foreign currency remeasurement gains and losses resulting from transactions in non-functional currencies are recorded in current earnings. Exchange gains and losses resulting from foreign currency transactions are recorded in current earnings.

Income Taxes

MBIA Corp. is included in the consolidated tax return of MBIA Inc. The tax provision for MBIA Corp. for financial reporting purposes is determined on a stand-alone basis.

Deferred income taxes are recorded with respect to the temporary differences between the tax bases of assets and liabilities and the reported amounts in MBIA Corp.’s consolidated financial statements that will result in deductible or taxable amounts in future years when the reported amounts of assets and liabilities are recovered or settled. Such temporary differences relate principally to premium revenue recognition and deferred acquisition costs, unrealized appreciation or depreciation of investments and derivatives, invested asset impairments, deferred compensation. Valuation allowances are established to reduce deferred tax assets to the amount that more likely than not will be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates in the period in which changes are approved by the relevant authority.

Refer to “Note 12: Income Taxes” for additional information about MBIA Corp.’s income taxes.

Note 3: Recent Accounting Pronouncements

Recently Adopted Accounting Standards

Measuring Liabilities at Fair Value (Accounting Standards Update (“ASU”) 2009-05)

In August 2009, the FASB issued accounting guidance to clarify that in circumstances in which a quoted price in an active market for the identical liability is not available, MBIA Corp. should not make an adjustment to fair value for restrictions that prevent the transfer of a liability. MBIA Corp. adopted this standard as of the fourth quarter of 2009. The adoption of this standard did not have a material effect on MBIA Corp.’s consolidated balance sheets, results of operations or cash flows.

FASB Accounting Standards Codification

In July 2009, the FASB launched the FASB Accounting Standards Codification (“ASC”) as the single source of GAAP. While the Codification did not change GAAP, it introduced a new structure to the accounting literature and changed references to accounting standards and other authoritative accounting guidance. MBIA Corp. adopted this guidance as of the third quarter of 2009 and all references to authoritative GAAP literature in MBIA Corp.’s consolidated financial statements have been updated to reflect new Codification references.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 3: Recent Accounting Pronouncements (continued)

Subsequent Events (ASC 855)

In May 2009, the FASB issued accounting guidance for subsequent events (subsequently amended in February 2010) which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued. MBIA Corp. adopted this standard as of the second quarter of 2009. The adoption of this standard did not have a material effect on MBIA Corp.’s consolidated balance sheets, results of operations or cash flows.

Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly (ASC 820)

In April 2009, the FASB issued accounting guidance that amends fair value measurements and disclosures for determining the fair value when the volume and level of activity for the asset or liability have significantly decreased and for identifying transactions that are not orderly. This standard provides additional guidance to highlight and expand on the factors that should be considered when there has been a significant decrease in market activity for a financial asset or financial liability being measured. The accounting guidance also provides additional factors that entities should consider to determine whether events or circumstances indicate that a transaction is or is not orderly (i.e., distressed). MBIA Corp. adopted this standard as of the second quarter of 2009. The adoption of this standard did not have a material effect on MBIA Corp.’s consolidated balance sheets, results of operations or cash flows.

Recognition and Presentation of Other-Than-Temporary Impairments (ASC 320)

In April 2009, the FASB issued amended accounting guidance related to the recognition and presentation of other-than-temporary impairments. These amended principles prescribe that only the portion of an other-than-temporary impairment on a debt security related to credit loss is recognized in current period earnings, with the remainder recognized in other comprehensive income, if the holder does not intend to sell the security and it is more likely than not that the holder will not be required to sell the security prior to recovery. Previously, the entire other-than-temporary impairment was recognized in current period earnings. MBIA Corp. adopted this standard as of the second quarter of 2009. There was no cumulative-effect adjustment for the adoption of this standard as there were no previously impaired securities which were determined to have portions which would ultimately be recovered. Refer to “Note 7: Investment Income and Gains and Losses” for further information on MBIA Corp.’s investment securities and other-than-temporary impairments.

Interim Disclosures about Fair Value of Financial Instruments (ASC 825)

In April 2009, the FASB issued amended accounting guidance to require disclosures about the fair value of financial instruments in interim and annual financial statements, including the method(s) and significant assumptions used to estimate the fair value of those financial instruments. MBIA Corp. adopted this standard in the second quarter of 2009. As the standard requires only additional disclosures, the adoption did not have an impact on MBIA Corp.’s consolidated balance sheets, results of operations or cash flows. Refer to “Note 5: Fair Value Measurements” for further information.

Financial Guarantee Insurance and Reinsurance Contracts (ASC 944-20)

In May 2008, the FASB issued accounting guidance for financial guarantee insurance and reinsurance contracts effective prospectively as of January 1, 2009. This accounting guidance amends accounting and reporting by insurance enterprises to clarify how existing guidance applies to financial guarantee insurance and reinsurance contracts. The accounting guidance amends the recognition and measurement of premium revenue and claim liabilities, and expands disclosure requirements. Recognition and measurement of unearned premium revenue and receivable for future premiums are also amended. The accounting guidance does not apply to financial guarantee insurance contracts that are derivative instruments included within the scope of derivatives and hedging (ASC 815-15). Refer to “Note 4: Insurance Premiums” for disclosures related to premiums and “Note 11: Loss and Loss Adjustment Expense Reserves” for disclosures related to loss reserves.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 3: Recent Accounting Pronouncements (continued)

Upon the adoption and implementation of the accounting guidance for financial guarantee insurance and reinsurance contracts, MBIA Corp. recognized a cumulative transition adjustment of $55 million net of tax, $83 million pre-tax, as an increase to its beginning retained earnings balance as of January 1, 2009. The cumulative transition adjustment represents the recognized changes in assets and liabilities resulting from the adoption. The following table summarizes the adjustments made to MBIA Corp.’s assets and liabilities as of January 1, 2009 on a pre-tax basis:

In thousands	Increase / (Decrease)
Assets:
Deferred acquisition costs	$8,731
Prepaid reinsurance premiums	313,660
Reinsurance recoverable on paid and unpaid losses	4,563
Premiums receivable	2,287,451
Deferred income taxes, net	(27,170)

Liabilities:
Unearned premium revenue	$2,381,487
Loss and LAE reserves	(174,220)
Reinsurance premiums payable	324,262

Disclosures about Transfers of Financial Assets and Interests in Variable Interest Entities (ASC 860 and ASC 810)

In December 2008, the FASB issued accounting guidance that requires enhanced disclosures about transfers of financial assets and involvement with VIEs. MBIA Corp. adopted this guidance for financial statements prepared as of December 31, 2008. Since the guidance only requires additional disclosures concerning transfers of financial assets and interests in VIEs, the adoption did not affect MBIA Corp.’s consolidated balance sheets, results of operations or cash flows. Refer to “Note 9: Variable Interest Entities” for mandated disclosures.

Disclosures About Derivative Instruments and Hedging Activities (ASC 815)

In March 2008, the FASB issued accounting guidance that expands the disclosure requirements about an entity’s derivative instruments and hedging activities. MBIA Corp. adopted the disclosure provisions on January 1, 2009. Since the guidance requires only additional disclosures concerning derivatives and hedging activities, adoption of the accounting guidance did not affect MBIA Corp.’s consolidated balance sheets, results of operations or cash flows. Refer to “Note 8: Derivative Instruments” for mandated disclosures.

Fair Value Measurements and Disclosures – Delayed Effective Date (ASC 820)

In February 2008, the FASB issued accounting guidance that delayed the effective date for fair value measurements and disclosures to fiscal years beginning after November 15, 2008, for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The adoption on January 1, 2009 did not have a material impact on MBIA Corp.’s consolidated balance sheets, results of operations or cash flows.

Noncontrolling Interests in Consolidated Financial Statements (ASC 810)

In December 2007, the FASB issued accounting guidance for noncontrolling interests in consolidated financial statements which requires reporting entities to present noncontrolling (minority) interest as equity, rather than as a liability or mezzanine equity. MBIA Corp. adopted the prescribed guidance on January 1, 2009, which resulted in preferred stock issued by a subsidiary to be reclassified from minority interest to a separate component of equity. The adoption did not have a material impact on MBIA Corp.’s consolidated statements of operations or cash flows.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 3: Recent Accounting Pronouncements (continued)

Recent Accounting Developments

Improving Disclosures About Fair Value Measurements (ASU 2010-06)

In January 2010, the FASB issued accounting guidance to require additional disclosures about transfers into and out of Levels 1 and 2 and to clarify existing disclosures about the level of disaggregation, valuation techniques and inputs to fair value measurements. The new guidance is effective for MBIA Corp. as of January 1, 2010. MBIA Corp. is currently evaluating the potential impact of adopting this guidance.

Consolidation of Variable Interest Entities (ASU 2009-17).

In December 2009, the FASB issued accounting guidance to require the holder of a variable interest(s) in a VIE to determine whether it holds a controlling financial interest in a VIE. A holder of a variable interest (or combination of variable interests) that has a controlling financial interest in a VIE is considered the primary beneficiary and is required to consolidate the VIE. The accounting guidance deems controlling financial interest as both (a) the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance and (b) the obligation to absorb losses or the rights to receive benefits of the VIE that could potentially be significant to the VIE. This accounting guidance eliminates the quantitative approach for determining the primary beneficiary of a VIE. The accounting guidance will require an ongoing reassessment of whether a holder of a variable interest is the primary beneficiary of a VIE and is effective for MBIA Corp. as of January 1, 2010. MBIA Corp. is currently evaluating the potential impact of adopting this guidance, and at this time, expects that the adoption of this standard will have a material impact on its consolidated assets, and liabilities. MBIA Corp. believes that the adoption of this accounting standard will not have an impact on its liquidity.

Transfers of Financial Assets (ASU 2009-16)

In December 2009, the FASB issued an accounting guidance to remove the concept of a QSPE. The accounting guidance also clarifies whether a transferor has surrendered control over transferred financial assets and meets the conditions to derecognize transferred financial assets or a portion of an entire financial asset that meets the definition of a participating interest. The accounting guidance requires enhanced disclosures about transfers of financial assets and a transferor’s continuing involvement with transferred financial assets. The accounting guidance is effective for MBIA Corp. as of January 1, 2010 and will not have a material impact to MBIA Corp.

Note 4: Insurance Premiums

MBIA Corp. recognizes and measures premiums related to financial guarantee (non-derivative) insurance and reinsurance contracts in accordance with the accounting principles for financial guarantee insurance contracts. Refer to “Note 2: Significant Accounting Policies” and “Note 3: Recent Accounting Pronouncements” for a description of MBIA Corp.’s accounting policy for insurance premiums and the impact of its adoption on MBIA Corp.’s financial statements.

As of December 31, 2009, MBIA Corp. reported premiums receivable of $2.0 billion primarily related to installment policies for which premiums will be collected over the estimated term of the contracts. Premiums receivable for an installment policy is initially measured at the present value of premiums expected to be collected over the expected period or contract period of the policy using a risk-free discount rate. Premiums receivable for policies that use the expected period of risk due to expected prepayments are adjusted in subsequent measurement periods when prepayment assumptions change using the risk-free discount rate as of the remeasurement date. As of December 31, 2009, the weighted-average risk-free rate used to discount future installment premiums was 3.02% and the weighted-average expected collection term of the premiums receivable was 9.13 years. For the year ended December 31, 2009, the accretion of the premiums receivable was $56 million and is reported in “Scheduled premiums earned” on MBIA Corp.’s Consolidated Statements of Operations.

As of December 31, 2009, MBIA Corp. reported reinsurance premiums payable of $584 million, which represents the portion of MBIA Corp.’s premiums receivable that is due to reinsurers. The reinsurance premiums payable is accreted and paid to reinsurers as premiums due to MBIA Corp. are accreted and collected.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 4: Insurance Premiums (continued)

The following table presents a roll forward of MBIA Corp.’s premiums receivable for the year ended December 31, 2009:

In millions
				Adjustments
Premiums Receivable as of December 31, 2008	Accounting Transition Adjustment (1)	Premium Payments Received	Premiums from New Business Written	Changes in Expected Term of Policies	Accretion of Premiums Receivable Discount	Other	Premiums Receivable as of December 31, 2009	Reinsurance Premiums Payable as of December 31, 2009
$8	$2,288	$(291)	$—	$(98)	$56	$58	$2,021	$584

(1)—Reflects the adoption of the accounting principles for financial guarantee insurance contracts as described in “Note 3: Recent Accounting Pronouncements.”

The following table presents the undiscounted future amount of premiums expected to be collected and the period in which those collections are expected to occur:

In millions	Expected Collection of Premiums
Three months ended:
March 31, 2010	$73
June 30, 2010	80
September 30, 2010	61
December 31, 2010	73

Twelve months ended:
December 31, 2011	245
December 31, 2012	218
December 31, 2013	180
December 31, 2014	157

Five years ended:
December 31, 2019	607
December 31, 2024	380
December 31, 2029 and thereafter	540

Total	$2,614

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 4: Insurance Premiums (continued)

The following table presents the expected unearned premium revenue balance and the future expected premiums earned revenue as of and for the periods presented:

In millions	Unearned Premium Revenue	Expected Future Premium Earnings		Accretion	Total Expected Future Premium Earnings
		Upfront	Installments
December 31, 2009	$4,173

Three months ended:
March 31, 2010	4,058	$52	$63	$14	$129
June 30, 2010	3,946	51	61	14	126
September 30, 2010	3,836	50	60	14	124
December 31, 2010	3,729	49	58	14	121

Twelve months ended:
December 31, 2011	3,329	188	212	51	451
December 31, 2012	2,975	173	181	47	401
December 31, 2013	2,667	161	147	43	351
December 31, 2014	2,392	147	128	40	315

Five years ended:
December 31, 2019	1,333	573	486	152	1,211
December 31, 2024	686	350	297	94	741
December 31, 2029 and thereafter	—	336	350	111	797

Total		$2,130	$2,043	$594	$4,767

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 5: Fair Value Measurements

Financial Instruments

The following table presents the carrying value and fair value of financial instruments reported on MBIA Corp.’s consolidated balance sheets as of December 31, 2009 and 2008:

	As of December 31,
	2009		2008
In millions	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Assets:
Fixed-maturity securities (including short-term investments) held as available-for-sale and held as trading, and investments pledged as collateral	$2,705	$2,705	$8,629	$8,629
Investments held-to-maturity	1,174	1,120	1,215	1,215
Other investments	10	10	45	45
Cash and cash equivalents	594	594	1,067	1,067
Securities purchased under agreements to resell	1,600	1,600	3,344	3,344
Receivable for investments sold	3	3	11	11
Derivative assets	776	776	747	747
Note receivable	482	482	423	423

Liabilities:
Variable interest entity notes	1,770	1,662	1,792	1,792
Securities sold under agreements to repurchase	—	—	1,344	1,344
Long-term debt	1,229	711	953	524
Derivative liabilities	4,582	4,582	6,219	6,219
Payable for investments purchased	14	14	—	—

Financial Guarantees:
Gross	5,753	4,777	4,983	6,078
Ceded	2,674	2,848	390	407

Valuation Techniques

The valuation techniques for fair valuing financial instruments included in the preceding table are described below. MBIA Corp.’s assets and liabilities recorded at fair value have been categorized according to the fair value hierarchy prescribed by fair value measurements and disclosures.

Fixed-Maturity Securities Held As Available-for-Sale and Held for Trading

U.S. Treasury and government agency - U.S. Treasury securities are liquid and generally have quoted market prices. Fair value of U.S. Treasuries is based on live trading feeds. U.S. Treasury securities are categorized in Level 1 of the fair value hierarchy. Government agency securities include debentures and other agency mortgage pass-through certificates as well as to-be-announced (“TBA”) securities. TBA securities are liquid and have quoted market prices based on live data feeds. Fair value of mortgage pass-through certificates is obtained via a simulation model, which considers different rate scenarios and historical activity to calculate a spread to the comparable TBA security. Government agency securities generally use market-based and observable inputs. As such, these securities are classified as Level 2 of the fair value hierarchy.

Foreign governments - The fair value of foreign government obligations is generally based on quoted prices in active markets and, as such, these bonds are classified in Level 1 of the fair value hierarchy. When quoted prices are not available, fair value is determined based on a valuation model that has as inputs interest rate yield curves, cross-currency basis index spreads, and country credit spreads for structures similar to the bond in terms of issuer, maturity and seniority. These bonds are generally categorized in Level 2 of the fair value hierarchy. Bonds that contain significant inputs that are not observable are categorized as Level 3.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 5: Fair Value Measurements (continued)

Corporate obligations - The fair value of corporate bonds is obtained using recently executed transactions or market price quotations where observable. When observable price quotations are not available, fair value is determined based on cash flow models with yield curves, bond or single name CDS spreads and diversity scores as key inputs. Corporate bonds are generally categorized in Level 2 of the fair value hierarchy; in instances where significant inputs are unobservable, they are categorized in Level 3 of the hierarchy. Corporate obligations may be classified as Level 1 if quoted prices in an active market are available.

Mortgage-backed securities and asset-backed securities - MBSs and ABSs are valued based on recently executed prices. When position-specific external price data is not observable, the valuation is based on prices of comparable securities. In the absence of market prices, MBSs and ABSs are valued as a function of cash flow models with observable market-based inputs (e.g., yield curves, spreads, prepayments and volatilities). MBSs and ABSs are categorized in Level 3 if significant inputs are unobservable, otherwise they are categorized in Level 2 of the fair value hierarchy.

State and municipal bonds - The fair value of state and municipal bonds is estimated using recently executed transactions, market price quotations and pricing models that factor in, where applicable, interest rates, bond or CDS spreads and volatility. These bonds are generally categorized in Level 2 of the fair value hierarchy; in instances where significant inputs are unobservable, they are categorized in Level 3.

Investments Held-To-Maturity

The fair value of investments held-to-maturity is obtained using recently executed transactions or market price quotations where observable. When position-specific external price data is not observable, the valuation is based on prices of comparable securities. When observable price quotations are not available, fair value is determined based on internal cash flow models with yield curves and bond spreads of comparable entities as key inputs.

Other Investments

Other investments include MBIA Corp.’s interest in equity securities (including exchange-traded closed-end funds), money market mutual funds and perpetual securities. Fair value of other investments is determined by using quoted prices, live trades, or valuation models that use market-based and observable inputs. Other investments are categorized in Level 1, Level 2 or Level 3 of the fair value hierarchy.

Other investments also include premium tax credit investments that are carried at amortized cost. The carrying value of these investments approximates fair value.

Cash and Cash Equivalents, Receivable for Investments Sold and Payable for Investments Purchased

The carrying amounts of cash and cash equivalents, receivable for investments sold and payable for investments purchased approximate their fair values as they are short-term in nature.

Secured Loan and Securities Purchased Under Agreements to Resell

The fair value of secured loan and securities purchased under agreements to resell are determined based on the underlying securities received or cash loans that back the resell agreements and, depending on the observability of significant inputs, are categorized in Level 2 or 3 of the fair value hierarchy.

Note Receivable

The note receivable represents a non-recourse loan secured by collateral pledged by the counterparty to the note receivable. The fair value of the note receivable is calculated as the most recent appraised value of the underlying collateral pledged against the note receivable. The appraisal was performed by an independent third party during the current year.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 5: Fair Value Measurements (continued)

Variable Interest Entity Notes

The fair value of variable interest entity notes is obtained using recently executed transactions or market price quotations where observable. When position-specific external price data is not observable, the valuation is based on prices of comparable securities. When observable price quotations are not available, fair value is determined based on internal cash flow models of the underlying collateral with yield curves and bond spreads of comparable entities as key inputs.

Securities Sold Under Agreements to Repurchase

The fair value of securities sold under agreements to repurchase are determined based on the underlying securities that back the repurchase agreements and, depending on the observability of significant inputs, are categorized in Level 2 or 3 of the fair value hierarchy.

Long-term Debt

Long-term debt consists of surplus notes and a Federal Reserve term asset-backed securities loan facility (“TALF”). The fair value of the surplus notes and TALF is estimated based on quoted market prices for the same or similar securities.

Derivatives

The derivative contracts that MBIA Corp. insures cannot be legally traded and generally do not have observable market prices. In the cases with no active price quote, MBIA Corp. uses a combination of internal and third-party models to estimate the fair value of these contracts. Most insured CDSs are valued using an enhanced Binomial Expansion Technique (“BET”) model (originally developed by Moody’s). Significant inputs include collateral spreads, diversity scores and recovery rates. For a limited number of other insured derivatives, MBIA Corp. uses industry standard models as well as proprietary models such as Black-Scholes option models and dual-default models, depending on the type and structure of the contract. The valuation of these derivatives includes the impact of MBIA Corp.’s credit standing and the credit standing of its reinsurers. All of these derivatives are categorized as Level 3 of the fair value hierarchy as a significant percentage of their value is derived from unobservable inputs. For insured swaps (other than CDSs), MBIA Corp. uses internally and vendor developed models with market-based inputs (e.g., interest rate, foreign exchange rate, spreads), and are classified as Level 2 within the fair value hierarchy.

Insured Derivatives

As of December 31, 2009, MBIA Corp. had $119.2 billion of net par outstanding on insured derivatives. The majority of MBIA Corp.’s derivative exposure is in the form of credit derivative instruments insured by MBIA Corp. In February 2008, MBIA Corp. ceased insuring such derivative instruments except in transactions reducing its existing insured derivative exposure. As of December 31, 2009, the net par outstanding on MBIA Corp.’s insured credit derivatives totaled $106.0 billion. The remaining $13.2 billion of net par outstanding on insured derivatives as of December 31, 2009 primarily related to insured interest rate and inflation-linked swaps for which MBIA Corp. has insured counterparty credit risk.

Since insured derivatives are highly customized and there is generally no observable market for these derivatives, MBIA Corp. estimate their fair values in a hypothetical market based on internal and third-party models simulating what a company similar to MBIA Corp. would charge to assume its position in the transaction at the measurement date. This pricing would be based on expected loss of the exposure.

Description of MBIA Corp.’s Insured Credit Derivatives

The majority of MBIA Corp.’s insured derivatives are “credit derivatives” that reference structured pools of cash securities and CDSs. MBIA Corp. generally insured the most senior liabilities of such transactions, and at

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 5: Fair Value Measurements (continued)

transaction closing MBIA Corp.’s exposure generally had more subordination than needed to achieve triple-A ratings from credit rating agencies (referred to as “Super Triple-A” exposure). The collateral backing MBIA Corp.’s insured derivatives are marketable securities and CDSs referencing primarily corporate, asset-backed, residential mortgage-backed, commercial mortgage-backed, commercial real estate (“CRE”) loans, and CDO securities.

Most of MBIA Corp.’s insured CDS contracts require that MBIA Corp. make payments for losses of the principal outstanding under the contracts when losses on the underlying referenced collateral exceed a predetermined deductible. MBIA Corp.’s net par outstanding and maximum payment obligation under these contracts as of December 31, 2009 was $78.8 billion. The underlying referenced collateral for contracts executed in this manner largely consist of investment grade corporate debt, structured commercial mortgage-backed securities (“CMBS”) pools or, to a lesser extent, corporate and multi-sector CDOs (in CDO-squared transactions). MBIA’s multi-sector and CDO-squared transactions contain substantial RMBS-related collateral. As of December 31, 2009, MBIA Corp. also had $27.2 billion net par outstanding on insured CDS contracts that require MBIA Corp. to make timely interest and ultimate principal payments.

Included in the aforementioned $27.2 billion are guarantees under principal protection fund programs. As of December 31, 2009, the net par outstanding and maximum amount of future payments that MBIA Corp. would be required to make under these guarantees was $8 million. To date, MBIA Corp. has not made any payments relating to these guarantees.

Considerations Regarding an Observable Market for MBIA Corp.’s Insured Derivatives

MBIA Corp. does not trade its insured derivatives, nor do similar contracts trade in derivative markets. In determining fair value, MBIA Corp.’s valuation approach uses observable market prices if available and reliable. Market prices are generally available for traded securities and market standard CDSs but are less available or accurate for highly customized CDSs. Most of the derivative contracts MBIA Corp. insures are the latter as they are non-traded structured credit derivative transactions. In contrast, typical market CDSs are standardized, liquid instruments that reference tradable securities such as corporate bonds that themselves have observable prices. These market standard CDSs also involve collateral posting, and upon a default of the underlying reference obligation, can be settled in cash.

MBIA Corp.’s insured CDS contracts do not contain typical CDS market standard features as they have been designed to replicate MBIA Corp.’s financial guarantee insurance policies. At inception of the transactions, MBIA Corp.’s insured CDS contracts provided protection on pools of securities or CDSs with either a stated deductible or subordination beneath the MBIA Corp.-insured tranche. MBIA Corp. is not required to post collateral in any circumstances. Payment by MBIA Corp. under an insured CDS is due after the aggregate amount of losses on the underlying reference obligations, based on actual losses as determined pursuant to the settlement procedure in each transaction, exceed the deductible or subordination in the transaction. Once such losses exceed the deductible or the subordination, the transactions are structured with the intention that MBIA Corp. is generally obligated to pay the losses, net of recoveries, if any, on any subsequent reference obligations that default. Some contracts also provide for further deferrals of payment at MBIA Corp.’s option. In the event of MBIA Corp.’s failure to pay a claim under the insured CDS or the insolvency of MBIA Corp., the insured CDS contract provides that the counterparty can terminate the CDS and make a claim for the amount due, which would be based on the fair value of the insured CDS at such time. An additional difference between MBIA Corp.’s CDS and typical market standard contracts is that MBIA Corp.’s contract, like its financial guarantee contracts, cannot be accelerated by the counterparty in the ordinary course of business but only upon the occurrence of certain events including the failure of LaCrosse to make a payment due under the CDS or the bankruptcy of MBIA Corp. or MBIA UK, our UK subsidiary that also insured certain CDS contracts entered into by LaCrosse. Similar to MBIA Corp.’s financial guarantee insurance, all insured CDS policies are unconditional and irrevocable and MBIA Corp.’s obligations thereunder cannot be transferred unless the transferees are also licensed to write financial guarantee insurance policies. Since insured CDS contracts are accounted for as derivatives under relevant accounting guidance for derivative instruments and hedging activities, MBIA Corp. did not defer the charges associated with underwriting the CDS policies and they were expensed at origination.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 5: Fair Value Measurements (continued)

The structure of MBIA Corp.’s payment obligations in these contracts is intended to prevent large one-time claims upon an event of default of underlying reference obligations and to allow for payments over time (i.e. “pay-as-you-go” basis) or at final maturity. However, the size of payments will ultimately depend on the timing and magnitude of losses. There are primarily three types of payment provisions:

(i)	timely interest and ultimate principal;

(ii)	ultimate principal only at final maturity; and

(iii)	payments upon settlement of individual referenced collateral losses in excess of policy-specific deductibles and subordination. The deductible or loss threshold is the amount of losses experienced with respect to the underlying or referenced collateral that would be required to occur before a claim against an MBIA Corp. insurance policy can be made.

All of the contracts with settlement based on ultimate principal only at final maturity have been terminated under the terms of the agreements. MBIA Corp. had transferred some of the risk of loss on insured CDS transactions using reinsurance to other financial guarantee insurance and reinsurance companies. The fair value of the transfer under the reinsurance contract with the reinsurers is accounted for as a derivative asset. These derivative assets are valued consistently with MBIA Corp.’s valuation policies.

Valuation Modeling of MBIA-Insured Derivatives

As a result of the significant differences between market standard CDS contracts and the CDS contracts insured by MBIA Corp., MBIA Corp. believes there are no relevant third-party exit value market observations for its insured structured credit derivative contracts and, therefore, no principal market as described in the guidance on fair value measurements and disclosures. In the absence of a principal market, MBIA Corp. values these insured credit derivatives in a hypothetical market where market participants are assumed to be other comparably-rated primary financial guarantors. Since there are no observable transactions in the financial guarantee market that could be used to value MBIA Corp.’s transactions, MBIA Corp. generally uses internal and third-party models, depending on the type and structure of the contract, to estimate the fair value of its insured derivatives.

MBIA Corp.’s primary model for insured CDSs simulates what a bond insurer would charge to guarantee a transaction at the measurement date, based on the market-implied default risk of the underlying collateral and the remaining structural protection in a deductible or subordination. This approach assumes that bond insurers would be willing to accept these contracts from MBIA Corp. at a price equal to what they could issue them for in the current market. While the premium charged by financial guarantors is not a direct input into MBIA Corp.’s model, the model estimates such premium and this premium increases as the probability of loss increases, driven by various factors including rising credit spreads, negative credit migration, lower recovery rates, lower diversity score and erosion of deductible or subordination.

Valuation Models Used

Approximately 69% of the balance sheet fair value of insured credit derivatives as of December 31, 2009 is valued using the BET model, which is a probabilistic approach to calculating expected loss on MBIA Corp.’s exposure based on market variables for underlying referenced collateral. During the third quarter of 2009, MBIA Corp. changed the model it used to estimate the fair value of most of its insured multi-sector CDOs. Previous to the third quarter of 2009, these transactions were valued using the BET model. Beginning with the third quarter of 2009, MBIA Corp. valued these transactions using an internally-developed valuation model, referred to as the Direct Price Model. Approximately 31% of the balance sheet fair value of insured credit derivatives as of December 31, 2009 was valued using the Direct Price Model.

There were four factors that led to the development of the Direct Price Model. (1) Market spreads for RMBS and ABS CDO collateral were no longer available. RMBS and ABS CDO collateral comprised the majority of the collateral for the multi-sector CDOs that were transitioned to a new marking model. Although market prices were available for the collateral, the BET model requires a spread input and the conversion from price to spread can be

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 5: Fair Value Measurements (continued)

subjective for securities that trade substantially below par, which was the case for most of the collateral in these transactions. (2) The BET model contemplates a multi-tranche structure and allocates potential losses to each tranche. Many of the multi-sector CDOs insured by MBIA Corp. have experienced collateral erosion to the extent that there is no market value to the subordinated tranches. As a result, this key feature of the BET model is no longer relevant. (3) The BET model requires a recovery rate assumption. This is not readily observable on all the collateral. As the market-implied probability of default of collateral has increased the recovery rate assumption has become increasingly important, which has gradually increased the relative importance in the model of internal assumptions as opposed to observable market inputs. (4) For all insured transactions that have been transitioned to a Direct Price Model, MBIA Corp. has an option to defer losses on principal to the legal final maturity, which is typically decades in the future. As a result of increased actual and market-implied future potential losses, as well as the significant widening of CDS spreads for MBIA Corp., the value of this deferral option has increased. It currently has a very significant effect on the estimated fair value of MBIA Corp.’s guarantee so it was appropriate to use a model that explicitly valued that deferral option.

A. Description of the BET Model

1. Valuation Model Overview

The BET was originally developed by Moody’s to estimate a probability distribution of losses on a diverse pool of assets. MBIA Corp. has made modifications to this technique in an effort to incorporate more market information and provide more flexibility in handling pools of dissimilar assets: (a) MBIA Corp. uses market credit spreads to determine default probability instead of using historical loss experience and (b) for collateral pools where the spread distribution is characterized by extremes, MBIA Corp. models each segment of the pool individually instead of using an overall pool average.

There are three steps within BET modeling to arrive at fair value for a structured transaction: pool loss estimation, loss allocation to separate tranches of the capital structure and calculation of the change in value.

•	The pool loss estimation is calculated by reference to the following (described in further detail under “Model Inputs” below):

•	credit spreads of the underlying collateral. This is based on actual spreads or spreads on similar collateral with similar ratings, or in some cases is benchmarked;

•	diversity score of the collateral pool as an indication of correlation of collateral defaults; and

•	recovery rate for all defaulted collateral.

•	Losses are allocated to specific tranches of the transaction according to their subordination level within the capital structure.

•

For example, if the expected total collateral pool loss is 4% and the transaction has an equity tranche and three progressively more senior C, B, and A tranches with corresponding underlying subordination levels of 0%, 3%, 5% and 10%, then the 4% loss will have the greatest impact on the equity tranche. It will have a lower, but significant impact on the C tranche and a lesser impact on the B tranche. MBIA Corp. usually insures the most senior tranche with lowest exposure to collateral losses due to the underlying subordination provided by all junior tranches.

•

At any point in time, the unrealized gain or loss on a transaction is the difference between the original price of the risk (the original market-implied expected loss) and the current price of the risk based on the assumed market-implied expected losses derived from the model.

Additional structural assumptions of the model worth noting are listed below:

•	Default probability is determined by three factors: credit spread, recovery rate after default and the time period under risk.

•	Defaults are modeled spaced out evenly over time.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 5: Fair Value Measurements (continued)

•	Collateral is generally considered on an average basis rather than being modeled separately.

•

Correlation is modeled using a diversity score, which is calculated based on rules regarding industry or sector concentrations. Recovery rates are based on historical averages and updated based on market evidence.

2. Model Strengths and Weaknesses

The primary strengths of the BET valuation model are:

•

The model takes account of transaction structure and key drivers of market value. The transaction structure includes par insured, weighted-average life, level of deductible or subordination (if any) and composition of collateral.

•

The model is a consistent approach to marking positions that minimizes the level of subjectivity. Model structure, inputs and operation are well documented both by Moody’s and by MBIA Corp.’s internal controls, creating a strong controls process in execution of the model. MBIA Corp. has also developed a hierarchy for usage of various market-based spread inputs that reduces the level of subjectivity, especially during periods of high illiquidity.

•

The model uses market inputs with the most relevant being credit spreads for underlying referenced collateral, assumed recovery rates specific to the type and rating of referenced collateral, and the diversity score of the entire collateral pool and MBIA’s CDS and derivative recovery rate level. These are key parameters affecting the fair value of the transaction and all inputs are market-based whenever available and reliable.

The primary weaknesses of the BET valuation model are:

•

There is no market in which to test and verify the fair values generated by MBIA Corp.’s model, and as of December 31, 2009, the model inputs were also either unobservable or highly illiquid, adversely impacting their reliability.

•	There are diverse approaches to estimating fair value of such transactions among other financial guarantee insurance companies.

•

The BET model requires an input for collateral spreads. However, some securities are quoted only in price terms. For securities that trade substantially below par, the conversion from price to spread can be highly subjective.

•

Results may be affected by averaging of spreads and use of a single diversity factor, rather than using specific spreads for each piece of underlying collateral and collateral-specific correlation assumptions. While more specific data could improve the reliability of the results, it is not currently available and neither is a model that could produce more reliable results in the absence of that data.

3. BET Model Inputs

Specific detail regarding these model inputs are listed below:

a. Credit spreads

The average spread of collateral is a key input as MBIA Corp. assumes credit spreads reflect the market’s assessment of default probability for each piece of collateral. Spreads are obtained from market data sources published by third parties (e.g., dealer spread tables for assets most closely resembling collateral within MBIA Corp.’s transactions) as well as collateral-specific spreads on the underlying reference obligations provided by trustees or market sources. Also, when these sources are not available, MBIA Corp. benchmarks spreads for collateral against market spreads, including in some cases, assumed relationships between the two spreads. This data is reviewed on an ongoing basis for reasonableness and applicability to MBIA Corp.’s derivative portfolio. MBIA Corp. also calculates spreads based on quoted prices and on internal assumptions about expected life, when pricing information is available and spread information is not.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 5: Fair Value Measurements (continued)

The actual calculation of pool average spread varies depending on whether MBIA Corp. is able to use collateral-specific credit spreads or generic spreads as an input.

•

If collateral-specific spreads are available, the spread for each individual piece of collateral is identified and a weighted- average is calculated by weighting each spread by the corresponding par exposure.

•

If collateral-specific credit spreads are not available, MBIA Corp. uses generic spread tables based on asset class and average rating of the collateral pool. Average credit rating for the collateral is calculated from the weighted-average rating factor (“WARF”) for the collateral portfolio and then mapped to an appropriate spread. WARF is based on a 10,000 point scale designed by Moody’s where lower numbers indicate better credit quality. Ratings are not spaced equally on this scale because the marginal difference in default probability at higher rating quality is much less than at lower rating levels. MBIA Corp. obtains WARF from the most recent trustee’s report or MBIA Corp. calculates it based on the collateral credit ratings. For a WARF calculation, MBIA Corp. identifies the credit ratings of all collateral (using, in order of preference as available, Moody’s, S&P or Fitch ratings), then converts those credit ratings into a rating factor on the WARF scale, average those factors (weighted by par) to create a portfolio WARF, and then maps the portfolio WARF back into an average credit rating for the pool. MBIA Corp. then applies this pool rating to a market spread table or index appropriate for the collateral type to determine the generic spread for the pool, which becomes the market-implied default input into the BET model.

•	If there is a high dispersion of ratings within a collateral pool, the collateral is segmented into different rating buckets and each bucket is used in calculating the overall average.

•

When spreads are not available on either a collateral-specific basis or ratings-based generic basis, MBIA Corp. uses its hierarchy of spread sources (discussed below) to identify the most appropriate spread for that asset class to be used in the model.

MBIA Corp. uses the spread hierarchy listed below in determining which source of spread information to use, with the rule being to use CDS spreads where available and cash security spreads as the next alternative. Cash spreads reflect trading activity in funded fixed-income instruments while CDS spreads reflect trading levels for non-funded derivative instruments. While both markets are driven partly by an assessment of the credit quality of the referenced security, there are factors which create significant differences, such as CDS spreads can be driven by speculative activity since the CDS market facilitates both long and short positions without ownership of the underlying security, allowing for significant leverage.

Spread Hierarchy:

•	Actual collateral-specific credit spreads. If up-to-date and reliable market-based spreads are available, they are used.

•	Sector-specific spreads (JP Morgan and Bank of America Securities-Merrill Lynch (“BAS-ML”) spread tables by asset class and rating).

•	Corporate spreads (Bloomberg and Risk Metrics spread tables based on rating).

•

Benchmark from most relevant spread source (for example, if no specific spreads are available and corporate spreads are not directly relevant, an assumed relationship is used between corporate spreads or sector-specific spreads and collateral spreads). Benchmarking can also be based on a combination of market spread data and fundamental credit assumptions.

For example, if current market-based spreads are not available, then MBIA Corp. applies either sector-specific spreads from spread tables provided by dealers or corporate cash spread tables. The sector-specific spread applied depends on the nature of the underlying collateral. Transactions with corporate collateral use the corporate spread table. Transactions with asset-backed collateral use one or more of the dealer asset-backed tables. If there are no observable market spreads for the specific collateral, and sector-specific and corporate spread tables are not appropriate to estimate the spread for a specific type of collateral, MBIA Corp. uses the fourth alternative in its hierarchy. An example is tranched corporate collateral, where MBIA Corp. applies corporate spreads as an input with an adjustment for its tranched exposure.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 5: Fair Value Measurements (continued)

As of December 31, 2009, actual collateral credit spreads were used in one transaction. Sector-specific spreads were used in 12% of the transactions. Corporate spreads were used in 28% of the transactions and spreads benchmarked from the most relevant spread source (number 4 above) were used for 59% of the transactions. When determining the percentages above, there were some transactions where MBIA Corp. incorporated multiple levels within the hierarchy. For example, for some transactions MBIA Corp. used actual collateral-specific credit spreads (number 1 above) in combination with a calculated spread based on an assumed relationship (number 4 above). In those cases, MBIA Corp. classified the transaction as being benchmarked from the most relevant spread source (number 4 above) even though the majority of the average spread was from actual collateral-specific spreads. The spread source can also be identified by whether or not it is based on collateral WARF. No Level 1 spreads are based on WARF, all Level 2 and 3 spreads are based on WARF and some Level 4 spreads are based on WARF. WARF-sourced and/or ratings-sourced credit spread was used for 72% of the transactions.

Over time the data inputs change as new sources become available, existing sources are discontinued or are no longer considered to be reliable, or the most appropriate. It is always MBIA Corp.’s objective to move to higher levels on the hierarchy, but MBIA Corp. sometimes moves to lower priority inputs because of discontinued data sources or because MBIA Corp. considers higher priority inputs no longer representative of market spreads. This occurs when transaction volume changes such that a previously used spread index is no longer viewed to reflect current market levels, as was the case for CMBS collateral in insured CDSs beginning in 2008. Refer to section “Input Adjustments for Insured CMBS Derivatives in the Current Market” below.

b. Diversity Scores

The diversity score is a measure to estimate the diversification in a portfolio. The diversity score estimates the number of uncorrelated assets that are assumed to have the same loss distribution as the actual portfolio of correlated assets. For example, if a portfolio of 100 assets had a diversity score of 50, this means that the 100 correlated assets are assumed to have the same loss distribution as 50 uncorrelated assets. A lower diversity score represents higher assumed correlation, increasing the chances of a large number of defaults, and thereby increasing the risk of loss in the senior tranche. A lower diversity score will generally have a negative impact on the valuation for MBIA Corp.’s senior tranche. The calculation methodology for a diversity score includes the extent to which a portfolio is diversified by industry or asset class, which is either calculated internally or reported by the trustee on a regular basis. Diversity scores are calculated at transaction origination, and adjusted as the collateral pool changes over time. MBIA Corp.’s internal modeling of the diversity score is based on Moody’s methodology but uses MBIA Corp.’s internal assumptions on default correlation, including variables such as collateral rating and amount, asset type and remaining life.

c. Recovery Rate

The recovery rate represents the percentage of par expected to be recovered after an asset defaults, indicating the severity of a potential loss. MBIA Corp. generally uses rating agency recovery assumptions which may be adjusted to account for differences between the characteristics and performance of the collateral used by the rating agencies and the actual collateral in MBIA Corp.-insured transactions. MBIA Corp. may also adjust rating agency assumptions based on the performance of the collateral manager and on empirical market data. In 2009, MBIA Corp. lowered recovery rates for CMBS collateral, and certain RMBS, ABS and certain collateralized loan obligation (“CLO”) collateral. The recovery rates for certain RMBS and ABS collateral were lowered in the fourth quarter of 2009, which increased MBIA Corp.’s derivative liability by $200 million.

d. Input Adjustments for Insured CMBS Derivatives in the Current Market

History of Input Adjustments

Approximately $45.3 billion gross par of MBIA Corp.’s insured derivative transactions as of December 31, 2009 include substantial amounts of CMBS and commercial mortgage collateral. Prior to 2008, MBIA Corp.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 5: Fair Value Measurements (continued)

had used spreads drawn from CMBX indices and CMBS spread tables as pricing input on the underlying referenced collateral in these transactions. In 2008, as the financial markets became illiquid, MBIA Corp. observed a significant disconnect between cumulative loss expectations of market analysts on underlying commercial mortgages, which were based on the continuation of low default and loss rates, and loss expectations implied by the CMBX indices and CMBS spread tables.

In addition, due to financial market uncertainty since last year, transaction volume in CMBS and trading activity in the CMBX were both dramatically lower than in prior periods. MBIA Corp. also considered that the implied loss rates within the CMBX index were much higher than that forecast by fundamental researchers and MBIA Corp.’s internal analysis. As a result of these issues, MBIA Corp. concluded that the CMBX indices and the CMBS spread tables were unreliable model inputs for the purpose of estimating fair value in MBIA Corp.’s hypothetical market among monoline insurers.

As a result, in the first quarter of 2008, MBIA Corp. modified the spread used for these transactions to reflect a combination of market spread pricing and third-party fundamental analysis of CMBS credit. MBIA Corp.’s revised spread input was a CMBX index analog that combines expectations for CMBS credit performance (as forecasted by the average of three investment banks’ research departments) together with the illiquidity premium implied by the CMBX indices. The illiquidity premium MBIA Corp. used was the senior triple-A tranche spread of the CMBX index that matched the origination vintage of collateral in each transaction. For example, collateral originated in the second half of 2006 used the triple-A tranche spread of the CMBX series 1 as the illiquidity premium. The sum of the illiquidity premium plus the derived credit spread based on the average cumulative net loss estimates of three investment banks’ research departments was used as a CMBX analog index.

In the third quarter of 2009, MBIA Corp. reassessed the reasonableness of CMBX inputs. CMBX levels are now quoted in price terms instead of spread. It was observed that trading activity in CMBX indices is more liquid than in recent quarters. There has also been some convergence between the loss rates implied by the CMBX index and that of fundamental analysts. During the third quarter of 2009 CMBX prices improved (implying a lower loss rate) while fundamental assessments of the loss rates for CMBS increased and MBIA Corp. concluded that it was again appropriate and reasonable to use CMBX as an input for the BET model.

Current CMBX Input Adjustment

Since CMBX is now quoted in price terms and the BET model requires a spread input, it is necessary to convert CMBX prices to spreads. To do this, MBIA Corp. assumed that a portion of the CMBX price reflected market illiquidity. MBIA Corp. assumed this illiquidity component was the difference between par and the price of the highest priced CMBX triple-A series. As of December 31, 2009 the highest priced triple-A CMBX index was series 1 and its price was $92.50 corresponding to an illiquidity premium of 7.5%. MBIA Corp. assumed that the price of each CMBX index has two components: an illiquidity component and a loss component. So the market implied losses were assumed to be the difference of par less the liquidity adjusted price. These loss estimates were converted to a spread using an internal estimate of duration. The illiquidity premium was also converted to a spread using the same approach and the CMBX spread was calculated as the sum of those two numbers.

e. Other Input Adjustments

During the third quarter of 2009, MBIA Corp. modified its inputs for RMBS collateral in insured CDO-squared transactions because an appropriate source was no longer available for RMBS collateral spreads. Previously, spread levels were provided by securities firms, however these firms no longer provide this information. As a result, MBIA Corp. assumed that all RMBS collateral defaulted and there was a recovery based on the current recovery rate assumption.

f. Nonperformance Risk

In compliance with the requirements of fair value measurements accounting standards, MBIA Corp.’s valuation methodology for insured credit derivative liabilities incorporates the market’s assessment of the

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 5: Fair Value Measurements (continued)

contract obligor’s ability to honor the contract, which reflects the MBIA Corp.’s own nonperformance risk and the nonperformance risk of MBIA Corp.’s reinsurers. MBIA Corp. calculates the fair value by discounting the market value loss estimated through the BET model at discount rates which include MBIA Corp.’s and the reinsurers’ CDS spreads (or an estimate if there is not a traded CDS contract referencing a reinsurer) as of December 31, 2009. Prior to the second quarter of 2009, MBIA Corp. used the 5-year CDS spread on MBIA Corp. to calculate nonperformance risk. This assumption was compatible with the average life of the CDS portfolio, which was approximately 5 years. In the second quarter of 2009, MBIA Corp. has refined this approach to include a full term structure for CDS spreads. Under the refined approach, the CDS spreads assigned to each deal are based on the weighted-average life of the deal.

In the fourth quarter of 2009 MBIA Corp. enhanced the calculation of nonperformance risk for certain multi-sector and corporate CDOs, MBIA Corp. previously used the weighted-average life of the overall transaction to calculate nonperformance risk. For the transactions affected, the timing of potential modeled loss varies significantly by the type of collateral that generates the loss. Therefore, the nonperformance risk calculation was adjusted to reflect the potential timing of loss for each collateral type. This adjustment increased MBIA Corp.’s derivative liability by $345 million. Beginning in the first quarter of 2009, MBIA Corp. limited the impact of MBIA’s CDS spreads so that the derivative liability, after giving effect to nonperformance risk, could not be lower than MBIA Corp.’s recovery derivative price multiplied by the unadjusted derivative liability.

Prior to the third quarter of 2008, MBIA Corp. did not apply nonperformance risk to the excess (if any) of insured par over the par value of remaining collateral (such excess referred to as “burn-through”) within CDS transactions. Most obligations insured by MBIA Corp. do not have burn-through. However, an increasing number of multi-sector CDOs insured by MBIA Corp. had developed burn-through. As a result, in the third quarter of 2008 MBIA Corp. began applying its nonperformance calculation to burn-through, which resulted in a reduction of the fair value of its derivative liability by $683 million. Most of the insured transactions with burn-through are now valued using the Direct Price Model.

B. Description of Direct Price Model

1. Valuation Model Overview

The Direct Price Model was developed internally to address weaknesses in MBIA Corp.’s BET model specific to valuing insured multi-sector CDOs, as previously discussed. There are three steps in the model. First, market prices are obtained or estimated for all collateral within a transaction. Second, the present value of the market-implied potential losses is calculated for the transaction, assuming that MBIA Corp. defers all principal losses to the legal final maturity. This is determined by the contractual terms of each agreement and interest rates. Third, the impact of nonperformance risk is calculated.

2. Model Strengths and Weaknesses

The primary strengths of the Direct Price Model are:

•

The model takes account of transaction structure and key drivers of market value. The transaction structure includes par insured, legal final maturity, level of deductible or subordination (if any) and composition of collateral.

•

The model is a consistent approach to marking positions that minimizes the level of subjectivity. Model structure, inputs and operation are well documented by MBIA Corp.’s internal controls, creating a strong controls process in execution of the model.

•

The model uses market inputs for each transaction with the most relevant being market prices for collateral, MBIA Corp.’s CDS and derivative recovery rate level and interest rates. Most of the market inputs are observable.

The primary weaknesses of the Direct Price Model are:

•	There is no market in which to test and verify the fair values generated by MBIA Corp.’s model.

•	There are diverse approaches to estimating fair value of similar transactions among other financial guarantee insurance companies.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 5: Fair Value Measurements (continued)

•

The model does not take into account potential future volatility of collateral prices. When the market value of collateral is substantially lower than insured par and there is no or little subordination left in a transaction, which is the case for most of the transactions marked with this model, MBIA Corp. believes this assumption still allows a reasonable estimate of fair value.

3. Model Inputs

•	Collateral prices

MBIA Corp. was able to obtain broker quotes for the majority of the collateral. For any collateral not directly priced, a matrix pricing grid was used based on security type and rating. For each security that was not directly priced, an average was used based on securities with the same rating and security type categories.

•	Interest rates

The present value of the market-implied potential losses was calculated, assuming that MBIA Corp. deferred all principal losses to the legal final maturity. This was done through a cash flow model that calculated potential interest payments in each period and the potential principal loss at the legal final maturity date. These cash flows were discounted using the LIBOR flat swap curve.

•	Nonperformance risk

The methodology for calculating MBIA Corp.’s nonperformance risk is the same as used for the BET model. Due to the current level of MBIA Corp. CDS rates and the long tenure of these transactions, the derivative recovery rate was used to estimate nonperformance risk for all transactions marked by this model.

Overall Model Results

As of December 31, 2009, MBIA Corp.’s net insured derivative liability of $3.8 billion comprised the fair values of insured derivatives included in “Derivative assets” and “Derivative liabilities” on MBIA Corp.’s consolidated balance sheets was $765 million and $4.6 billion, respectively, based on the results of the aforementioned pricing models. In the current environment the most significant driver of changes in fair value is nonperformance risk. In aggregate, the nonperformance calculation results in a pre-tax insured derivative liability which is $14.8 billion lower than the liability that would have been estimated if MBIA Corp. did not include nonperformance risk in its valuation. Nonperformance risk is a fair value concept and does not contradict MBIA Corp.’s internal view, based on fundamental credit analysis of MBIA Corp.’s economic condition, that MBIA Corp. will be able to pay all claims when due.

MBIA Corp. reviews the model results on a quarterly basis to assess the appropriateness of the assumptions and results in light of current market activity and conditions. This review is performed by internal staff with relevant expertise. If live market spreads are observable for similar transactions, those spreads are an integral part of the analysis. For example, new insured transactions that resemble existing (previously insured) transactions would be considered, as would negotiated settlements of existing transactions. This data has been scarce or non-existent in recent periods but MBIA Corp. did negotiate settlements of two insured CDS transactions in the fourth quarter of 2009. In assessing the reasonableness of the fair value estimate for insured CDS, MBIA Corp. considered the executed prices for those transactions, as well as a review of internal consistency and relativity.

MBIA Corp. believes that it is important to apply its valuation techniques consistently. However, MBIA Corp. may consider making changes in the valuation technique if the change results in a measurement that is equally or more representative of fair value under current circumstances.

Financial Guarantees

Gross Financial Guarantees - MBIA Corp. estimates the fair value of its gross financial guarantee liability using a discounted cash flow model with significant inputs that include (i) an assumption of expected loss on financial

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 5: Fair Value Measurements (continued)

guarantee policies for which case basis reserves have not been established, (ii) the amount of loss expected on financial guarantee policies for which case basis reserves have been established, (iii) the cost of capital reserves required to support the financial guarantee liability, and (iv) the discount rate. The MBIA Corp. CDS spread and recovery rate are used as the discount rate and incorporates the nonperformance risk of MBIA Corp. The discount rates incorporate the nonperformance risk of MBIA Corp. As MBIA Corp.’s gross financial guarantee liability represents its obligation to pay claims under its insurance policies, MBIA Corp.’s calculation of fair value does not consider future installment premium receipts or returns on invested upfront premiums as inputs.

The carrying value of MBIA Corp.’s gross financial guarantee liability consists of deferred premium revenue and loss and LAE reserves as reported on MBIA Corp.’s consolidated balance sheets.

Ceded Financial Guarantees - MBIA Corp. estimates the fair value of its ceded financial guarantee liability by calculating the portion of the gross financial guarantee liability that has been ceded to reinsurers. The carrying value of ceded financial guarantee liability consists of prepaid reinsurance premiums and reinsurance recoverable on paid and unpaid losses as reported on MBIA Corp.’s consolidated balance sheets.

Fair Value Measurements

The following fair value hierarchy tables present information about MBIA Corp.’s assets (including short-term investments) and liabilities measured at fair value on a recurring basis as of December 31, 2009 and 2008:

	Fair Value Measurements at Reporting Date Using			Balance as of December 31, 2009
In millions	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Investments:
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$129	$3	$—	$132
Foreign governments	470	57	12	539
Corporate obligations	—	53	70	123
Mortgage-backed securities
Residential mortgage-backed agency	—	4	—	4
Residential mortgage-backed non-agency	—	190	151	341
Commercial mortgage-backed	—	46	10	56
Asset-backed securities
Collateralized debt obligations	—	—	56	56
Other asset-backed	—	321	220	541

Total	599	674	519	1,792
State and municipal bonds:
Tax-exempt bonds	—	63	50	113

Total state and municipal bonds	—	63	50	113

Total fixed-maturity investments	599	737	569	1,905
Other investments:
Other investments	16	120	—	136
Money market securities	674	—	—	674

Total other investments	690	120	—	810
Derivative assets	—	24	752	776

Total assets	$1,289	$881	$1,321	$3,491

Liabilities:
Derivative liabilities	$—	$32	$4,550	$$4,582

Total liabilities	$—	$32	$4,550	$4,582

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 5: Fair Value Measurements (continued)

	Fair Value Measurements at Reporting Date Using			Balance as of December 31, 2008
In millions	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Investments:
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$538	$25	$—	$563
Foreign governments	369	292	104	765
Corporate obligations	—	1,081	119	1,200
Mortgage-backed securities
Residential mortgage-backed agency	—	1,188	—	1,188
Residential mortgage-backed non-agency	—	73	229	302
Commercial mortgage-backed	—	16	5	21
Asset-backed securities
Collateralized debt obligations	—	—	51	51
Other asset-backed	—	11	403	414

Total	907	2,686	911	4,504
State and municipal bonds
Tax exempt bonds	—	3,011	49	3,060
Taxable bonds	—	81	—	81

Total state and municipal bonds	—	3,092	49	3,141

Total fixed-maturity investments	907	5,778	960	7,645
Other investments:
Perpetual preferred securities	—	1	—	1
Other investments	17	24	—	41
Money market securities	985	—	—	985

Total other investments	1,002	25	—	1,027
Secured loan and securities purchased under agreements to resell	—	2,795	549	3,344
Derivative assets	—	—	747	747

Total assets	$1,909	$8,598	$2,256	$12,763

Liabilities:
Securities sold under agreements to repurchase	$—	$795	$549	$1,344
Derivative liabilities	—	4	6,215	6,219

Total liabilities	$—	$799	$6,764	$7,563

Level 3 Analysis

Level 3 assets were $1.3 billion and $2.3 billion as of December 31, 2009 and 2008, respectively, and represented 38% and 18%, respectively, of total assets measured at fair value, respectively. Level 3 liabilities were $4.6 billion and $6.8 billion as of December 31, 2009 and 2008, respectively, and represented 99% and 89%, respectively, of total liabilities measured at fair value.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 5: Fair Value Measurements (continued)

The following tables present information about changes in Level 3 assets (including short-term investments) and liabilities measured at fair value on a recurring basis for the years ended December 31, 2009 and 2008:

Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis for the Year Ended December 31, 2009

In millions	Balance, Beginning of Interim Period	Realized Gains / (Losses)	Unrealized Gains / (Losses) Included in Earnings	Unrealized Gains / (Losses) Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases, Issuances and Settlements, net	Transfers in (out) of Level 3, net (1)	Ending Balance	Change in Unrealized Gains (Losses) for the Period Included in Earnings for Assets still held as of December 31, 2009
Assets:
Foreign governments	$104	$—	$—	$(2)	$(1)	$(17)	$(72)	$12	$—
Corporate obligations	119	1	—	(18)	—	(19)	(13)	70	—
Residential mortgage-backed non-agency	229	—	(6)	(52)	—	—	(20)	151	—
Commercial mortgage-backed	5	—	—	2	—	3	—	10	—
Collateralized debt obligations	51	—	(2)	(5)	—	12	—	56	—
Other asset-backed	403	(9)	(85)	(68)	—	60	(81)	220	—
State and municipal tax-exempt bonds	49	—	—	(1)	—	2	—	50	—
Securities under agreements to resell	549	—	—	—	—	(549)	—	—	—

Total assets	$1,509	$(8)	$(93)	$(144)	$(1)	$(508)	$(186)	$569	$—

In millions	Balance, Beginning of Interim Period	Realized (Gains) / Losses	Unrealized (Gains) / Losses Included in Earnings	Unrealized (Gains) / Losses Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases, Issuances and Settlements, net	Transfers in (out) of Level 3, net (1)	Ending Balance	Change in Unrealized (Gains) Losses for the Period Included in Earnings for Liabilities still held as of December 31, 2009
Liabilities:
Securities under agreements to repurchase	$549	$—	$—	$—	$—	$(549)	$—	$—	$—
Derivative contracts, net	5,468	(291)	(1,360)	—	—	—	(19)	3,798	(1,140)

Total liabilities	$6,017	$(291)	$(1,360)	$—	$—	$(549)	$(19)	$3,798	$(1,140)

(1)—Transferred in and out at the end of the period.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 5: Fair Value Measurements (continued)

In millions	Balance, Beginning of Interim Period	Realized Gains / (Losses)	Unrealized Gains / (Losses) Included in Earnings	Unrealized Gains / (Losses) Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases, Issuances and Settlements, net	Transfers in (out) of Level 3, net (1)	Ending Balance	Change in Unrealized Gains (Losses) for the Period Included in Earnings for Assets still held as of December 31, 2008
Assets:
Foreign governments	$37	$(4)	$—	$—	$(7)	$20	$58	$104	$—
Corporate obligations	143	—	—	(5)	—	(26)	7	119	—
Residential mortgage-backed non-agency	—	—	—	(4)	—	233	—	229
Commercial mortgage-backed	59	1	—	(6)	—	50	(99)	5	—
Collateralized debt obligations	—	—	—	—	—	51	—	51
Other asset-backed	33	(9)	—	(5)	—	385	(1)	403	—
State and municipal tax-exempt bonds	—	—	—	—	—	49	—	49	—
Securities purchased under agreements to resell	—	—	—	—	—	549	—	549	—

Total assets	$272	$(12)	$—	$(20)	$(7)	$1,311	$(35)	$1,509	$—

In millions	Balance, Beginning of Interim Period	Realized (Gains) / Losses	Unrealized (Gains) / Losses Included in Earnings	Unrealized (Gains) / Losses Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases, Issuances and Settlements, net	Transfers in (out) of Level 3, net (1)	Ending Balance	Change in Unrealized (Gains) Losses for the Period Included in Earnings for Liabilities still held as of December 31, 2008
Liabilities:
Securities purchased under agreements to resell	$—	$—	$—	$—	$—	$549	$—	$549	$—
Derivative contracts, net	3,653	(136)	1,818	—	—	133	—	5,468	(1,818)

Total liabilities	$3,653	$(136)	$1,818	$—	$—	$682	$—	$6,017	$(1,818)

(1)—Transferred in and out at the end of the period.

Transfers into and out of Level 3 were $43 million and $248 million, respectively, for the year ended December 31, 2009. Transfers out of Level 3 were principally for foreign governments, corporate obligations, residential mortgage-backed non-agency and other asset-backed securities where inputs, which are significant to their valuation, became unobservable during the quarter. These inputs included spreads, yield curves observable at commonly quoted intervals, and market corroborated inputs. For the year ended December 31, 2009, the net unrealized loss related to the transfers into Level 3 was zero and the net unrealized gain related to the transfers out of Level 3 was $23 million.

Transfers into and out of Level 3 were $109 million and $144 million, respectively, for the year ended December 31, 2008. These transfers were principally for available-for-sale securities where inputs, which are significant to their valuation, became unobservable or observable during the quarter. These inputs included spreads, prepayment speeds, yield curves observable at commonly quoted intervals, and market corroborated inputs. Corporate obligations comprised the majority of the transferred instruments. For the year ended December 31, 2008, the net unrealized gain related to the transfers into Level 3 was $33 million and the net unrealized loss related to transfers out of Level 3 was $33 million.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 5: Fair Value Measurements (continued)

Gains and losses (realized and unrealized) included in earnings pertaining to Level 3 assets and liabilities for the years ended December 31, 2009 and 2008 are reported on the consolidated statements of operations as follows:

	As of December 31, 2009
In millions	Unrealized Gains (Losses) on Insured Derivatives	Net Realized Gains (Losses)	Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange
Total gains (losses) included in earnings	$1,360	$283	$—

Change in unrealized gains (losses) for the period included in earnings for assets and liabilities still held as of December 31, 2009	$1,140	$—	$—

	As of December 31, 2008
In millions	Unrealized Gains (Losses) on Insured Derivatives	Net Realized Gains (Losses)	Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange
Total gains (losses) included in earnings	$(1,818)	$124	$—

Change in unrealized gains (losses) for the period included in earnings for assets and liabilities still held as of December 31, 2008	$(1,818)	$—	$—

The following table presents the information of MBIA Corp.’s assets measured at fair value on a non-recurring basis, for which impairment was recognized for the year ended December 31, 2009:

		Fair Value Measurements at Reporting Date Using
In millions	Year Ended December 31, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Gains (Losses)
Property and equipment, at cost	$65	$—	$—	$65	$(25)
Goodwill	—	—	—	—	(46)

					$(71)

As of December 31, 2009, property and equipment had a carrying value of $73 million, of which $65 million related to real estate properties. In accordance with accounting guidance for accounting for the impairment or disposal of long-lived assets, real estate properties with a carrying value of $91 million were written down to fair value of $72 million during the third quarter of 2009 and was further impaired by $6 million from a carrying value of $71 million during the fourth quarter of 2009. MBIA used discounted cash flow to determine the fair value of real estate properties by incorporating market participant assumptions.

In accordance with accounting guidance for goodwill and other intangible assets, goodwill with a carrying amount of $46 million was written down to its implied fair value of zero, resulting in an impairment charge of $46 million, which was included in the earnings for the year ended December 31, 2009. As of January 1, 2010, the fair value of MBIA Corp.’s reporting unit, while substantial, did not exceed its carrying value, indicating that goodwill was impaired. Therefore, MBIA Corp. performed a second step of the impairment test to determine the implied fair value of its goodwill. The result of the analysis indicated that there would be no remaining implied value attributable to MBIA Corp.’s goodwill. In performing the goodwill impairment, MBIA Corp. calculated the fair value of its reporting unit utilizing discounted cash flow modeling. The inputs to MBIA Corp.’s valuation models included its estimates of market participant assumptions.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 5: Fair Value Measurements (continued)

As the valuation methodology for determining the fair value of the impaired assets requires considerable judgment by management and is not based on observable market data, impaired assets are classified within Level 3 of the fair value hierarchy on a non-recurring basis.

Note 6: Investments

MBIA Corp.’s fixed-maturity portfolio consists of high-quality (average rating double-A) taxable and tax-exempt investments of diversified maturities. Other investments primarily comprise equity investments, including those accounted for under the equity method in accordance with the equity method for investments in common stock and highly rated perpetual securities that bear interest and are callable by the issuer. The following tables present the amortized cost, fair value and other-than-temporary impairments of available-for-sale fixed-maturity and other investments included in the consolidated investment portfolio of MBIA Corp. as of December 31, 2009 and 2008:

	December 31, 2009
In millions	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Other-Than- Temporary Impairments (1)
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$132	$1	$(1)	$132	$—
Foreign governments	517	22	—	539	—
Corporate obligations	133	3	(13)	123	—
Mortgage-backed securities:
Residential mortgage-backed agency	4	—	—	4	—
Residential mortgage-backed non-agency	361	36	(56)	341	(69)
Commercial mortgage-backed	59	1	(4)	56	(1)
Asset-backed securities:
Collateralized debt obligations	67	—	(11)	56	(15)
Other asset-backed	618	10	(88)	540	(86)

Total	1,891	73	(173)	1,791	(171)
State and municipal bonds:
Tax-exempt bonds	111	3	(2)	112	—

Total state and municipal bonds	111	3	(2)	112	—

Total fixed-maturity investments	2,002	76	(175)	1,903	(171)
Other investments:
Other investments	8	—	—	8	—
Money market securities	674	—	—	674	—

Total other investments	682	—	—	682	—

Total available-for-sale investments	$2,684	$76	$(175)	$2,585	$(171)

(1)—Representsthe amount of other-than-temporary losses recognized in accumulated other comprehensive income (loss).

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Investments (continued)

	December 31, 2008
In millions	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$523	$40	$—	$563
Foreign governments	737	38	(10)	765
Corporate obligations	1,223	29	(52)	1,200
Mortgage-backed securities:
Residential mortgage-backed agency	1,163	26	(1)	1,188
Residential mortgage-backed non-agency	303	8	(9)	302
Commercial mortgage-backed	25	—	(4)	21
Asset-backed securities:
Collateralized debt obligations	418	—	—	418
Other asset-backed	52	—	(6)	46

Total	4,444	141	(82)	4,503
State and municipal bonds:
Tax-exempt bonds	3,273	20	(233)	3,060
Taxable bonds	83	3	(5)	81

Total state and municipal bonds	3,356	23	(238)	3,141

Total fixed-maturity investments	7,800	164	(320)	7,644
Other investments:
Perpetual preferred securities	1	—	—	1
Other investments	45	—	(4)	41
Money market securities	985	—	—	985

Total other investments	1,031	—	(4)	1,027

Total available-for-sale investments	$8,831	$164	$(324)	$8,671

Fixed-maturity investments carried at fair value of $8 million and $14 million as of December 31, 2009 and 2008, respectively, were on deposit with various regulatory authorities to comply with insurance laws.

MBIA Corp., through a consolidated VIE, held fixed-maturity securities for trading with a fair value of $128 million as of December 31, 2009. As of December 31, 2008 MBIA Corp. held no fixed-maturity securities for trading.

The following table presents the distribution by contractual maturity of available-for-sale fixed-maturity investments at amortized cost and fair value as of December 31, 2009. Contractual maturity may differ from expected maturity because borrowers may have the right to call or prepay obligations.

In millions	Amortized Cost	Fair Value
Due in one year or less	$263	$268
Due after one year through five years	374	391
Due after five years through ten years	122	126
Due after ten years through fifteen years	89	79
Due after fifteen years	45	42
Mortgage-backed	424	401
Asset-backed	685	596

Total fixed-maturity investments	$2,002	$1,903

Investments that are held-to-maturity are reported on MBIA Corp.’s balance sheet at amortized cost. These investments, which relate to MBIA Corp.’s consolidated VIEs, consist of floating and fixed rate securities. As of

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Investments (continued)

December 31, 2009, the amortized cost and fair value of held-to-maturity investments totaled $1.2 billion and $1.1 billion, respectively. There were no unrecognized gross gains and unrecognized gross losses were $54 million. As of December 31, 2008, the amortized cost and fair value of held-to-maturity investments totaled $1.2 billion. There were no unrecognized gross gains or unrecognized gross losses on these investments as amortized cost was equal to fair value. The following table presents the distribution of held-to-maturity investments by contractual maturity at amortized cost as of December 31, 2009:

In millions	Amortized Cost	Fair Value
Due in one year or less	$—	$—
Due after one year through five years	1	1
Due after five years through ten years	1	1
Due after ten years through fifteen years	—	—
Due after fifteen years	1,100	1,046
Mortgage-backed	74	74
Asset-backed	—	—

Total held-to-maturity investments (1)	$1,176	$1,122

(1)—Includes $2 million related to premium tax credit investments reported in “Other investments” on the balance sheet.

Included in the preceding tables are investments that have been insured by MBIA Corp. and National (“Insured Investments”). As of December 31, 2009, the Insured Investments at fair value represented $283 million or 7% of MBIA Corp.’s consolidated investment portfolio. Without giving effect to the MBIA guarantee of the Insured Investments, the underlying ratings (those given to an investment without the benefit of MBIA Corp.’s guarantee) of the Insured Investments as of December 31, 2009 are reflected in the following table. Amounts represent the fair value of such investments including the benefit of MBIA Corp.’s and National’s guarantee. The ratings in the following table are based on ratings from Moody’s. Alternate rating sources, such as S&P have been used for a small percentage of securities that are not rated by Moody’s. When an external underlying rating is not available, the underlying rating is based on MBIA Corp.’s best estimate of the rating of such investment.

In millions Underlying Ratings Scale	Fair Value
Aaa	$27
Aa	7
A	2
Baa	63
Below investment grade	184

Total	$283

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Investments (continued)

As of December 31, 2009 and 2008, MBIA Corp. recorded net unrealized losses of $ 99 million and $160 million, respectively, on available-for-sale fixed-maturity and other investments, which included $175 million and $324 million, respectively, of gross unrealized losses. The following tables present the gross unrealized losses included in accumulated other comprehensive income (loss) as of December 31, 2009 and 2008 related to available-for-sale fixed-maturity and other investments. These tables segregate investments that have been in a continuous unrealized loss position for less than twelve months from those that have been in a continuous unrealized loss position for twelve months or longer.

	December 31, 2009
	Less than 12 Months		12 Months or Longer		Total
In millions	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$29	$(1)	$—	$—	$29	$(1)
Foreign governments	1	—	37	—	38	—
Corporate obligations	68	(11)	20	(2)	88	(13)
Mortgage-backed securities:
Residential mortgage-backed non-agency	212	(51)	26	(5)	238	(56)
Commercial mortgage-backed	19	(2)	7	(2)	26	(4)
Asset-backed securities:
Collateralized debt obligations	42	(11)	—	—	42	(11)
Other asset-backed	262	(87)	10	(1)	272	(88)

Total	633	(163)	100	(10)	733	(173)
State and municipal bonds:
Tax-exempt bonds	21	(1)	29	(1)	50	(2)

Total state and municipal bonds	21	(1)	29	(1)	50	(2)

Total	$654	$(164)	$129	$(11)	$783	$(175)

	December 31, 2008
	Less than 12 Months		12 Months or Longer		Total
In millions	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$5	$—	$—	$—	$5	$—
Foreign governments	85	(10)	1	—	86	(10)
Corporate obligations	500	(24)	160	(28)	660	(52)
Mortgage-backed securities:
Residential mortgage-backed agency	54	—	101	(1)	155	(1)
Residential mortgage-backed non-agency	23	(5)	19	(4)	42	(9)
Commercial mortgage-backed	9	—	7	(4)	16	(4)
Asset-backed securities:
Other asset-backed	18	(4)	8	(2)	26	(6)

Total	694	(43)	296	(39)	990	(82)
State and municipal bonds:
Tax-exempt bonds	2,034	(225)	171	(8)	2,205	(233)
Taxable bonds	46	(5)	—	—	46	(5)

Total state and municipal bonds	2,080	(230)	171	(8)	2,251	(238)

Total fixed-maturity investments	2,774	(273)	467	(47)	3,241	(320)

Other investments	90	(4)	—	—	90	(4)

Total	$2,864	$(277)	$467	$(47)	$3,331	$(324)

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Investments (continued)

The following table presents the gross unrealized losses of held-to-maturity investments as of December 31, 2009. There were no gross unrealized gains or losses for held-to-maturity investments as of December 31, 2008. Held-to-maturity investments are reported at amortized cost on MBIA Corp.’s balance sheet. The table segregates investments that have been in a continuous unrealized loss position for less than twelve months from those that have been in a continuous unrealized loss position for twelve months or longer.

	December 31, 2009
	Less than 12 Months		12 Months or Longer		Total
In millions	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Corporate	$1,046	$(54)	$—	$—	$1,046	$(54)

Total	$1,046	$(54)	$—	$—	$1,046	$(54)

As of December 31, 2009 and 2008, MBIA Corp.’s available-for-sale fixed-maturity, other investment and held-to-maturity investment portfolios’ gross unrealized losses totaled $229 million and $324 million, respectively. The weighted-average contractual maturity of securities in an unrealized loss position as of December 31, 2009 and 2008 was 24 years and 31 years, respectively. As of December 31, 2009, there were 53 securities that were in an unrealized loss position for a continuous twelve-month period or longer with aggregate unrealized losses of $12 million. Within the 53 securities, the book value of 32 securities exceeded market value by more than 5%. As of December 31, 2008, there were 121 securities that were in an unrealized loss position for a continuous twelve-month period or longer with aggregate unrealized losses of $46 million. Within the 121 securities, the book value of 80 securities exceeded market value by more than 5%.

MBIA Corp. has evaluated whether the unrealized losses in its investment portfolios were other-than-temporary considering the circumstances that gave rise to the unrealized losses, and whether MBIA Corp. has the intent to sell the securities or more likely than not will be required to sell the securities before their anticipated recovery. For the twelve months ended December 31, 2009, MBIA Corp. realized other-than-temporary impairments of $93 million. MBIA Corp. determined that the unrealized losses on the remaining securities were temporary in nature because its impairment analysis, including projected future cash flows, indicated that MBIA Corp. would be able to recover the amortized cost of impaired assets. MBIA Corp. also concluded that it does not have the intent to sell these securities and it is more likely than not that it will not have to sell these securities before recovery of their cost basis. In making this conclusion, MBIA Corp. examined the cash flow projections for its investment portfolios, the potential sources and uses of cash in its businesses, and the cash resources available to its business other than sales of securities. It also considered the existence of any risk management or other plans as of December 31, 2009 that would require the sale of impaired securities. On a quarterly basis, MBIA Corp. will reevaluate the unrealized losses in its investment portfolios and determine whether an impairment loss should be realized in current earnings. Refer to “Note 7: Investment Income and Gains and Losses” for information on realized losses due to other-than-temporary impairments. Additionally, refer to “Note 2: Significant Accounting Policies” for a description of the process used by MBIA Corp. to determine other-than-temporary impairments.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 7: Investment Income and Gains and Losses

The following table includes MBIA Corp.’s total investment income:

	Years ended December 31,
In millions	2009	2008	2007
Fixed-maturity	$168	$485	$471
Held-to-maturity	54	57	76
Short-term investments	7	35	30
Other investments	62	20	6

Gross investment income	291	597	583
Investment expenses	7	14	12

Net investment income	284	583	571
Fixed-maturity:
Gains	53	105	60
Losses	(113)	(140)	(11)

Net	(60)	(35)	49
Other investments:
Gains	2	2	1
Losses	(2)	0	(0)

Net	—	2	1
Other:
Gains	16	5	5
Losses	(122)	(7)	(2)

Net	(106)	(2)	3

Total net realized gains (losses) (1)	(166)	(35)	53

Total investment income	$118	$548	$624

(1)—Includes losses from other-than-temporary impairments.

Net realized gains (losses) from fixed-maturity investments are generated as a result of the ongoing management of all of MBIA Corp.’s investment portfolios in 2009, 2008 and 2007. For the year ended December 31, 2009, realized gains from fixed-maturity investments of $53 million included $4 million of gains from sales of trading securities and $8 million of gains from an increase in market value of trading securities. For the year ended December 31, 2009, realized losses from fixed-maturity investments of $113 million included other-than-temporary impairments of $93 million on two VIEs and $2 million of losses from sales of trading securities.

For the year ended December 31, 2008, net realized losses from fixed-maturity investments of $35 million included $9 million other-than-temporary impairment of an available-for-sale security. For the year ended December 31, 2007, net realized gains from fixed-maturity investments of $49 million included a realized gain of $36 million in connection with the disposition of the Delta and Northwest Airlines Enhanced Equipment Trust Certificates (“EETCs”) that were obtained in remediation.

For the year ended December 31, 2009, other net realized losses were primarily due to impairments of $46 million related to goodwill, $41 million related to a consolidated VIE loan receivable and $25 million related to MBIA Corp.’s real estate, partially offset by a $14 million gain on reinsurance.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 7: Investment Income and Gains and Losses (continued)

As discussed in “Note 2: Significant Accounting Policies,” a portion of certain other-than-temporary impairment losses on fixed-maturity securities is recognized in accumulated other comprehensive income (loss). The following table presents the amount of credit loss impairments on fixed-maturity securities held by MBIA Corp. as of the dates indicated, for which a portion of the other-than-temporary impairment losses was recognized in accumulated other comprehensive income (loss), and the corresponding changes in such amounts.

Credit Losses Recognized in Earnings Related to Other-Than-Temporary Impairments	In millions
Balance, December 31, 2008	$—

Credit losses recognized in retained earnings related to the adoption of recently effective accounting principles (1)	—
Additions for credit loss impairments recognized in the current period on securities not previously impaired	93
Reductions for credit loss impairments previously recognized on securities sold during the period	—
Reductions for credit loss impairments previously recognized on securities impaired to fair value during the period (2)	—
Additions for credit loss impairments recognized in the current period on securities previously impaired	—
Reductions for increases in cash flows expected to be collected over the remaining life of the security

Balance, December 31, 2009	$93

(1)—Reflects the adoption of the recently effective principles for recognition and presentation of other-than-temporary impairments, as described in “Note 3: Recent Accounting Pronouncements.”

(2)—Represents circumstances where MBIA Corp. determined in the current period that it intends to sell the security or it is more likely than not that it will be required to sell the security before recovery of the security’s amortized cost.

For ABSs (e.g., RMBSs and CDOs), MBIA Corp. estimated expected future cash flows of each security by estimating the expected future cash flows of the underlying collateral and applying those collateral cash flows, together with any credit enhancements such as subordination interests owned by third parties, to the security. The expected future cash flows of the underlying collateral are determined using the remaining contractual cash flows adjusted for future expected credit losses (which considers current delinquencies and nonperforming assets, future expected default rates and collateral value by vintage and geographic region) and prepayments. The expected cash flows of the security are then discounted at the interest rate used to recognize interest income on the security to arrive at a present value amount. The following table presents a summary of the significant inputs considered in determining the measurement of the credit loss component recognized in earnings for each significant class of asset-backed securities for the twelve months ended December 31, 2009.

Asset-backed Securities
Expected size of losses (1):
Range (2)	10.83% to 41.03%
Weighted-average (3)	29.04%
Current subordination levels (4):
Range(2)	0.00% to 78.92%
Weighted-average (3)	10.89%
Prepayment speed (annual CPR) (5):
Range (2)	3.00 to 15.00
Weighted-average (3)	13.65

(1)—Represents future expected credit losses on impaired assets expressed as a percentage of total current outstanding balance.

(2)—Represents the range of inputs/assumptions based upon the individual securities within each category.

(3)—Calculated by weighting the relevant input/assumption for each individual security by current outstanding amortized cost basis of the security.

(4) —Represents current level of credit protection (subordination) for the securities, expressed as a percentage of total current underlying loan balance.

(5) —Values represent high and low points of lifetime vectors of constant prepayment rates.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 7: Investment Income and Gains and Losses (continued)

Net unrealized gains (losses), including related deferred income taxes, reported in accumulated other comprehensive income (loss) within shareholders’ equity consisted of:

	As of December 31,
In millions	2009	2008
Fixed-maturity:
Gains	$73	$164
Losses	(175)	(320)
Foreign exchange	(78)	(144)

Net	(180)	(300)
Other investments:
Gains	—	—
Losses	—	(4)

Net	—	(4)

Total	(180)	(304)
Deferred income taxes provision (benefit)	5	(64)

Unrealized gains (losses), net	$(185)	$(240)

The change in net unrealized gains (losses), including the portion of other-than-temporary impairments included in accumulated other comprehensive loss, consisted of:

	As of December 31,
In millions	2009	2008
Fixed-maturity	$120	$(535)
Other investments	4	(22)

Total	124	(557)
Deferred income tax charged (credited)	69	(155)

Change in unrealized gains (losses), net	$55	$(402)

Note 8: Derivative Instruments

MBIA Corp. accounts for derivative transactions in accordance with the accounting principles for derivative and hedging activities, as amended, which requires that all such transactions be recorded on MBIA Corp.’s consolidated balance sheets at fair value. Refer to “Note 2: Significant Accounting Policies” for a description of MBIA Corp.’s accounting policy for derivative transactions. Fair value of derivative instruments is defined as the price that would be received to sell a derivative asset or paid to transfer a derivative liability (an exit price) in an orderly transaction between market participants at the measurement date.

Changes in the fair value of derivatives, excluding insured derivatives, are recorded each period in current earnings within “Net gains (losses) on financial instruments at fair value and foreign exchange.” Changes in the fair value of insured derivatives are recorded in “Net change in fair value of insured derivatives.” The net change in the fair value of MBIA Corp.’s insured derivatives has two primary components: (i) realized gains (losses) and other settlements on insured derivatives and (ii) unrealized gains (losses) on insured derivatives. “Realized gains (losses) and other settlements on insured derivatives” include (i) premiums received and receivable on written CDS contracts, (ii) premiums paid and payable to reinsurers in respect of CDS contracts, (iii) net amounts received or paid on reinsurance commutations, (iv) losses paid and payable to CDS contract counterparties due

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 8: Derivative Instruments (continued)

to the occurrence of a credit event or settlement agreement, (v) losses recovered and recoverable on purchased CDS contracts due to the occurrence of a credit event or settlement agreement and (vi) fees relating to CDS contracts. The “Unrealized gains (losses) on insured derivatives” include all other changes in fair value of the insured derivative contracts.

MBIA Corp. has entered into derivative transactions that it viewed as an extension of its core financial guarantee business but which do not qualify for the financial guarantee scope exception and, therefore, must be recorded at fair value in MBIA Corp.’s consolidated balance sheets. MBIA Corp. has insured derivatives primarily consisting of structured pools of CDSs that MBIA Corp. intends to hold for the entire term of the contract absent a negotiated settlement with the counterparty. MBIA Corp. has also provided guarantees on the value of certain structured closed-end funds, which meet the definition of a derivative. MBIA Corp. reduces risks embedded in its insured portfolio through the use of reinsurance and by entering into derivative transactions. This includes cessions of insured derivatives under reinsurance agreements and capital markets transactions in which MBIA Corp. economically hedges a portion of the credit and market risk associated with its insured credit derivative portfolio. Such arrangements are also accounted for as derivatives and recorded in MBIA Corp.’s financial statements at fair value.

Credit Derivatives Sold

The following table presents information about credit derivatives sold (insured) by MBIA Corp. that were outstanding as of December 31, 2009. Credit ratings represent the lower of underlying ratings currently assigned by Moody’s, S&P or MBIA Corp.

		Notional Value
In millions Credit Derivatives Sold	Weighted- average Remaining Expected Maturity	AAA	AA	A	BBB	Below BBB	Total Notional	Fair Value Asset (Liability)
Insured credit default swaps	9.1 Years	$36,417	$27,279	$37,526	$5,155	$20,114	$126,491	$(4,545)
Insured swaps	7.7 Years	—	25	323	3,289	1,445	5,082	(12)
Credit linked notes	28.3 Years	1	—	—	—	—	1	—
All others	6.5 Years	—	159	8	—	36	203	(25)

Total notional		$36,418	$27,463	$37,857	$8,444	$21,595	$131,777

Total fair value		$(186)	$(474)	$(1,182)	$(242)	$(2,498)		$(4,582)

The following table presents information about credit derivatives sold (insured) by MBIA Corp. that were outstanding as of December 31, 2008. Credit ratings represent the lower of underlying ratings currently assigned by Moody’s, S&P or MBIA.

		Notional Value
In millions Credit Derivatives Sold	Weighted- average Remaining Expected Maturity	AAA	AA	A	BBB	Below BBB	Total Notional	Fair Value Asset (Liability)
Insured credit default swaps	5.8 Years	$122,213	$5,176	$120	$1,447	$16,077	$145,033	$(6,175)
Insured swaps	16.1 Years	—	1,605	5,720	8,419	1,435	17,179	(5)
Total return swaps	1.7 Years	—	—	200	—	104	304	—
Credit linked notes	30.3 Years	—	—	1	—	—	1	—
All others	9.4 Years	195	—	288	—	—	483	(14)

Total notional		$122,408	$6,781	$6,329	$9,866	$17,616	$163,000

Total fair value		$(3,450)	$(481)	$—	$(37)	$(2,226)		$(6,194)

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 8: Derivative Instruments (continued)

Referenced credit ratings assigned by MBIA Corp. to insured credit derivatives are derived by MBIA Corp.’s surveillance group in conjunction with representatives from its new business and risk divisions. In assigning an internal rating, current status reports from issuers and trustees, as well as publicly available transaction-specific information, are reviewed. Also, where appropriate, cash flow analyses and collateral valuations are considered. The maximum potential amount of future payments (undiscounted) on CDSs are estimated as the notional value plus any additional debt service costs, such as interest or other amounts owing on CDSs. Refer to “Note 13: Net Insurance in Force” for further information about MBIA Corp.’s sold credit derivatives including the maximum potential undiscounted payments, recourse provisions and collateral arrangements. The maximum potential amount of future payments (undiscounted) on insured swaps, total return swaps and credit linked notes sold are estimated as the notional value of such contracts.

Financial Statement Impact

As of December 31, 2009 and 2008, MBIA Corp. reported derivative assets of $776 million and $747 million, respectively, and derivative liabilities of $4.6 billion and $6.2 billion, respectively, which are shown separately on the consolidated balance sheets. The following table presents the amount of derivative assets and liabilities by instrument as of December 31, 2009:

		Derivative Assets		Derivative Liabilities
In millions Derivatives Not Designated as Hedging Instruments	Notional Amount Outstanding	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Insured credit default swaps	$147,153	Derivative assets	$756	Derivative liabilities	$(4,545)
Insured swaps	5,081	Derivative assets	9	Derivative liabilities	(12)
Credit linked notes	1	Derivative assets	—	Derivative liabilities	—
All other	428	Derivative assets	11	Derivative liabilities	(25)

Total derivatives	$152,663		$776		$(4,582)

The following tables show the effect of derivative instruments on the consolidated statement of operations for the year ended December 31, 2009:

In millions Derivatives Not Designated as Hedging Instruments	Location of Gain (Loss) Recognized in Income on Derivative	Net Gain (Loss) Recognized in Income
Insured credit default swaps	Unrealized gains (losses) on insured derivatives	$1,660
Insured credit default swaps	Realized gains (losses) and other settlements on insured derivatives	(289)
Insured swaps	Unrealized gains (losses) on insured derivatives	1
Insured swaps	Realized gains (losses) and other settlements on insured derivatives	122
All other	Unrealized gains (losses) on insured derivatives	(13)

Total		$1,481

Note 9: Variable Interest Entities

MBIA Corp. provides credit enhancement services to issuers of obligations that may involve issuer-sponsored special purpose entities (“SPEs”). An SPE may be considered a VIE to the extent the SPE’s total equity at risk is not sufficient to permit the SPE to finance its activities without additional subordinated financial support or if its equity investors lack any one of the characteristics of a controlling financial interest including (i) the ability to make significant decisions through voting rights, (ii) the right to receive the expected residual returns of the entity or

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 9: Variable Interest Entities (continued)

(iii) the obligation to absorb the expected losses of the entity. The holder of a variable interest that will absorb the majority of the expected losses of the VIE, receive the majority of the expected returns of the VIE, or both, is required to consolidate the VIE. The variable interest holder required to consolidate a VIE is considered to be the primary beneficiary. A variable interest holder determines whether it is the primary beneficiary of the VIE at initial recognition of its variable interest in the VIE and reconsiders its determination if certain events occur in a subsequent reporting period.

MBIA Corp. evaluates issuer-sponsored SPEs to determine if the entity is a VIE. For all entities determined to be VIEs, at inception and when reconsideration events occur, MBIA Corp. evaluates whether its guarantee to provide credit protection on obligations issued by VIEs will absorb the majority of the expected losses of the VIE.

MBIA Corp. generally makes this determination based on a qualitative assessment of the design and purpose of the VIE, the capital structure and other variable interests that will absorb expected losses. If MBIA Corp. cannot make the determination based on a qualitative analysis, a quantitative analysis is used. MBIA Corp. generally provided credit protection on the most senior obligations issued by VIEs, and at inception of the contract, its exposure generally had more subordination than necessary to achieve triple-A credit ratings from credit rating agencies. MBIA Corp. generally does not absorb the majority of the expected losses and is not the primary beneficiary as the result of its guarantees of insured obligations issued by VIEs. MBIA Corp. generally considers its guarantee of principal and interest payments of insured obligations, given nonperformance by a nonconsolidated VIE, to be a significant variable interest.

Consolidated VIEs

As of December 31, 2009, consolidated VIE assets and liabilities were $2.2 billion and $1.8 billion, respectively, based on the consolidation of six VIEs. As of December 31, 2008, consolidated VIE assets and liabilities were $2.3 billion and $8.0 billion, respectively, based on the consolidation of six VIEs. Included in consolidated VIEs as of December 31, 2009 and 2008 is an entity sponsored and formed by MBIA Corp., LaCrosse, designed to provide credit protection to counterparties in the form of credit derivative instruments. MBIA Corp. provides credit support and issues financial guarantee insurance policies that insure all LaCrosse credit protection obligations. In 2009, MBIA Inc. acquired 100% of the ownership interest in LaCrosse and subsequently acquired additional equity investment in LaCrosse. LaCrosse is no longer considered a VIE as a result of the controlling financial interest held by MBIA.

In 2009, MBIA Corp. formed MBIA Capital Management Institutional Investor Trust to invest in fixed-income securities and financial instruments for income and capital appreciation, and has invested in the equity of this entity. The entity’s equity at risk does not meet all the conditions of a controlling financial interest and is deemed a VIE. Since MBIA Corp. holds the majority of the equity of the VIE and is considered the primary beneficiary, it has consolidated this entity. MBIA Corp. also increased its interest in one consolidated VIE, which has outstanding obligations insured by MBIA.

MBIA Corp. determined that it is the primary beneficiary of the consolidated VIEs based on its assessment of potential exposure to expected losses from insured obligations issued by the VIEs and from holding any additional variable interests issued by the VIEs. Creditors of issuer-sponsored VIEs do not have recourse to the general assets of MBIA Corp. In the event of nonpayment of an insured obligation issued by a consolidated VIE, MBIA Corp. is obligated to pay principal and interest, when due, on the respective insured obligation only. MBIA Corp.’s exposure to consolidated VIEs is limited to the credit protection provided on insured obligations and the additional variable interests acquired.

Nonconsolidated VIEs

The following tables present the total assets of nonconsolidated VIEs in which MBIA Corp. holds a significant variable interest as of December 31, 2009 and 2008. The tables also present MBIA Corp.’s maximum exposure to loss in comparison to the carrying value of liabilities resulting from financial guarantees and insured CDSs and

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 9: Variable Interest Entities (continued)

loss and LAE reserves as of December 31, 2009 and 2008. MBIA Corp. has aggregated nonconsolidated VIEs based on the underlying credit exposure of the insured obligation. Refer to “Note 8: Derivative Instruments” for information about MBIA Corp.’s valuation of insured derivatives. Additionally, as the majority of MBIA Corp.’s loss and LAE reserves relate to guarantees of VIEs, refer to “Note 11: Loss and Loss Adjustment Expense Reserves” for information about MBIA Corp.’s loss and LAE activity.

	December 31, 2009
			Carrying Value of Liabilities
In millions	VIE Assets	Maximum Exposure to Loss	Unearned Premium Revenue	Derivative Liabilities	Loss and Loss Adjustment Expense Reserves
Insurance:
Global structured finance:
Collateralized debt obligations	$54,967	$47,419	$89	$1,548	$148
Mortgage-backed residential	74,520	26,518	137	3	1,141
Mortgage-backed commercial	953	599	3	—	—
Consumer asset-backed	16,186	9,568	44	—	20
Corporate asset-backed	55,012	30,760	543	3	—

Total global structured finance	$201,638	$114,864	$816	$1,554	$1,309
Global public finance	31,028	11,225	159	—	—

Total insurance	$232,666	$126,089	$975	$1,554	$1,309

	December 31, 2008
			Carrying Value of Liabilities
In millions	VIE Assets	Maximum Exposure to Loss	Unearned Premium Revenue	Derivative Liabilities	Loss and Loss Adjustment Expense Reserves
Insurance:
Global structured finance:
Collateralized debt obligations	$70,778	$51,198	$11	$2,567	$25
Mortgage-backed residential	94,574	29,677	4	1	1,068
Mortgage-backed commercial	2,196	1,660	—	—	—
Consumer asset-backed	21,449	12,832	1	—	22
Corporate asset-backed	68,101	38,498	43	4	—

Total global structured finance	$257,098	$133,865	$59	$2,572	$1,115
Global public finance	25,561	9,621	85	—	—

Total insurance	$282,659	$143,486	$144	$2,572	$1,115

The maximum exposure to losses as a result of MBIA Corp.’s variable interest in the VIE is represented by net insurance in force. Net insurance in force is the maximum future payments of principal and interest, net of cessions to reinsurers, which may be required under commitments to make payments on insured obligations issued by nonconsolidated VIEs, assuming a full credit event occurs. The maximum exposure to losses presented in the preceding table is included in and not incremental to the net insurance in force presented in “Note 13: Net Insurance in Force.” MBIA Corp. adopted the accounting principles for financial guarantee insurance contracts, effective and applied prospectively beginning January 1, 2009, which requires unearned premium revenue to be recognized and measured based on the present value, using the risk-free discount rate, of premiums due or expected to be collected in installments. Therefore, “Unearned Premium Revenue” presented under “Carrying Value of Liabilities” in the preceding nonconsolidated VIEs tables as of December 31, 2009 and 2008 are based on different accounting estimates due to the change in accounting principle.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 9: Variable Interest Entities (continued)

Balance Sheet Impact of Consolidated VIEs

The following table presents the carrying amounts and classification of assets and liabilities of consolidated VIEs as of December 31, 2009 and 2008:

	As of December 31,
In millions	2009	2008
Assets:
Investments:
Fixed-maturity securities held as available-for-sale	$389	$632
Fixed-maturity securities held as trading, at fair-value	128	—
Investments held-to-maturity, at amortized cost	1,167	1,215
Short-term investments held-to-maturity, at amortized cost	7	31
Accrued investment income	2	2
Other assets	482	423

Total assets	$2,175	$2,303

Liabilities:
Variable interest entity notes	$1,770	$1,792
Derivative liabilities	—	6,189

Total liabilities	$1,770	$7,981

Note 10: Short-Term Debt, Long-Term Debt and Other Borrowing Arrangements

Long-Term Debt

During 2009, MBIA Corp. purchased ABS under TALF program which provides secured financing for ABS backed by qualified types of consumer and small business loans. The TALF financing agreements represent term loans with varying maturities ranging from 3 to 5 years, and with varying coupon rates from 1.3% to 3.2%. These loans are non-recourse to MBIA Corp., less a haircut, and are collateralized by the ABS purchased with the loan proceeds. The loans will be repaid with the proceeds from the maturity of the ABS. Collateral haircuts are established by the Federal Reserve for each class of eligible collateral and determined based on price volatility. Under the program, MBIA Corp. can deliver the ABS to a special purpose vehicle created by the Federal Reserve in full defeasance of the loans.

As December 31, 2009, MBIA Corp. held ABS with a fair value of $307 million purchased under TALF that are recorded as available-for-sale investments and had $277 million of secured financings from the Federal Reserve related to the purchase of these securities that are recorded in “Long-term debt” on MBIA Corp.’s consolidated balance sheet.

On January 16, 2008, MBIA Corp. issued $1 billion of 14% fixed-to-floating rate surplus notes due January 15, 2033. As of December 31, 2009 and 2008, the par amount outstanding was $953 million. The surplus notes have an initial interest rate of 14% until January 15, 2013 and thereafter at an interest rate of three-month LIBOR plus 11.26%. Interest and principal payments on the surplus notes are subject to prior approval by the Superintendent of the New York State Insurance Department (“NYSID”). The surplus notes are callable at par at MBIA Corp.’s option on the fifth anniversary of the date of issuance and every fifth anniversary thereafter, subject to prior approval by the Superintendent and other restrictions. The cash received from the issuance of surplus notes was used for general business purposes and the deferred debt issuance costs are being amortized over the term of the surplus notes. During the third quarter of 2008, MBIA Corp. repurchased $47 million par value outstanding of its surplus notes at a weighted-average price of $77.08. Net gains from repurchasing the surplus notes in 2008 totaled $10 million.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 10: Short-Term Debt, Long-Term Debt and Other Borrowing Arrangements (continued)

The aggregate maturity of long-term debt obligations, excluding accrued interest and premiums or discounts, as of December 31, 2009 for each of the next five years and thereafter commencing in 2010 was:

In millions	2010	2011	2012	2013	2014	After 2014	Total
14% Surplus Notes due 2033 (1)	$—	$—	$—	$953	$—	$—	$953
TALF loans	—	131	128	4	14	—	277

Total debt obligations due	$—	$131	$128	$957	$14	$—	$1,230

(1)—Callable on or after January 15, 2013 at 100.00.

Other Borrowing Arrangements

MBIA Corp. maintained a $450 million limited recourse standby line of credit facility with a group of major banks to provide funds for the payment of claims in excess of the greater of $500 million of cumulative claims, net of recoveries, or 5% of average annual debt service with respect to U.S. public finance transactions. As a result of the reinsurance of all of MBIA Corp.’s U.S. public finance insurance exposure by National, MBIA Corp. voluntarily terminated the facility effective March 31, 2009. MBIA Corp. had no outstanding borrowings under the facility, and there were no early termination fees or premiums paid as a result of terminating the facility.

MBIA maintained a revolving credit facility totaling $500 million with a group of highly rated global banks. MBIA elected to terminate the facility effective February 27, 2009 in accordance with its rights under the credit facility. As of the termination date, neither MBIA Inc. nor MBIA Corp. had outstanding borrowings under the facility, and there were no early termination fees or premiums paid as a result of terminating the facility.

Note 11: Loss and Loss Adjustment Expense Reserves

For 2009, MBIA Corp. incurred $770 million of loss and LAE. Included in the $770 million were gross losses related to actual and expected future payments of $3.3 billion, largely related to MBIA Corp.’s second-lien RMBS exposure. Offsetting these losses were actual and estimated potential recoveries of $2.4 billion and reinsurance of $144 million. Included in the $2.4 billion of recoveries were $2.3 billion of potential recoveries related to MBIA Corp.’s RMBS transactions. The $2.3 billion of RMBS loss recoveries comprised approximately $1.6 billion of the RMBS insurance loss recoveries related to estimates of potential recoveries resulting from ineligible mortgages included in insured residential mortgage securitizations that are subject to a contractual obligation by sellers/servicers to repurchase or replace such mortgages and approximately $684 million relates to recoveries of amounts expected to be paid from excess cash flows within the securitizations.

Total paid activity, net of reinsurance and collections, for the year ended December 31, 2009 of $2.5 billion primarily related to $2.3 billion in payments for insured obligations in MBIA Corp.’s RMBS sector. For the year ended December 31, 2009, increases in estimated recoveries on paid losses totaled $1.9 billion and were primarily related to MBIA Corp.’s RMBS sector. MBIA Corp. had an insurance loss recoverable of $2.4 billion as of December 31, 2009 and $459 million as of December 31, 2008. Amounts due to reinsurers related to insurance loss recoverable totaled $77 million as of December 31, 2009, and $13 million as of December 31, 2008, and are included in “Other liabilities” on MBIA Corp.’s consolidated balance sheets.

RMBS Recoveries

In 2009, MBIA Corp. continued its review of mortgage loans in its insured transactions. As a result, MBIA Corp. revised the expected net cash inflows based on the increasing likelihood of potential recoveries related to ineligible mortgage loans in certain insured first and second-lien residential mortgage loan securitizations where the sellers/servicers have a contractual obligation to repurchase or replace ineligible mortgage loans. MBIA Corp.’s recovery outlooks is primarily based upon the following factors:

1.	the strength of MBIA Corp.’s existing contract claims related to ineligible loan substitution/repurchase obligations;

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 11: Loss and Loss Adjustment Expense Reserves (continued)

2.	the improvement in the financial strength of issuers due to mergers and acquisitions and/or government assistance, which will facilitate their ability to comply with required loan repurchase/substitution obligations. MBIA Corp. is not aware of any provisions that explicitly preclude or limit the successors’ obligations to honor the obligations of the original sponsor. Any credit risk associated with these sponsors (or their successors) is reflected in MBIA Corp.’s probability-weighted potential recovery scenarios;

3.	evidence of loan repurchase/substitution compliance by sellers/servicers for put-back requests made by other harmed parties with respect to ineligible loans that are similar to the type of nature of ineligible loans that have been identified in MBIA Corp.’s insured home equity lines of credit (“HELOCs”) and closed-end second mortgages (“CES”) portfolios, including substantial amounts paid to Federal Home Loan Mortgage Corporation (“FHLMC”) for substantially similar claims;

4.	the favorable outcome for MBIA on Defendants’ motions to dismiss in the actions captioned MBIA Insurance Corp. v. Countrywide Home Loans, Inc., et al, Index No. 08-602825 (N.Y. Sup. Ct.) and MBIA Insurance Corp. v. Residential Funding Co., LLC, Index No. 603552/08 (N.Y. Sup. Ct.) where the respective courts each allowed MBIA’s fraud claims against the Countrywide and RFC defendants to proceed; and

5.	reserves MBIA Corp. believes have been established by certain sellers/servicers to cover such obligations.

Beginning in the first quarter of 2008, MBIA Corp. engaged loan level forensic review consultants to re-underwrite/review a sample of the mortgage loan files underlying MBIA Corp.’s HELOCs, CES and Alternative A-paper insured transactions. Certain transactions that exhibited exceptionally poor performance were chosen for a re-underwriting review. Factors MBIA Corp. believes to be indicative of this poor performance include: (i) a material increase in early and late stage delinquencies; (ii) material increases in charged-off loans or liquidated loans; (iii) significant decreases in credit enhancement; and/or (iv) policy payments. During 2008 and 2009, in coordination with MBIA Corp.’s forensic review consultants, MBIA Corp. reviewed over 33,000 mortgage loans within 30 first and second-lien mortgage loan securitizations. MBIA Corp.’s forensic loan review determined that there were significant breaches of mortgage loan representations and material deviations from underwriting guidelines. Accordingly, MBIA Corp. has determined that thousands of loans were in fact contractually ineligible for inclusion in the securitized trusts insured by MBIA Corp. In turn, MBIA Corp. has submitted thousands of ineligible loans for repurchase/substitution to the sponsors or sellers/servicers. The unsatisfactory resolution of these contractual matters, in addition to fraudulent underwriting practices that MBIA Corp. believes were prevalent within certain issuers, has led to MBIA Corp. to pursue litigation with these sellers/servicers seeking to reinforce the sellers/servicers’ obligation to repurchase or replace ineligible mortgage loans and specifically perform under their contractual obligation, and seeking damages for both breaches of contractual obligations and fraud. MBIA Corp.’s forensic examination of loan repurchase/substitution requirements for various issuers remains ongoing.

During 2009, MBIA Corp. recognized estimated potential recoveries, net of reinsurance, of $1.5 billion related to reviewed transactions. These recoveries were based on the expected values of transaction-specific distributions of possible outcomes (factoring in all known uncertainties). The outcomes include: 1) recovery of amounts related to charged off loan files that MBIA Corp. has already reviewed and found to breach representations; 2) recovery of amounts related to currently performing loans expected to be charged off in the future, assuming breach rates on those loans are consistent with breach rates on the population of loans MBIA Corp. has reviewed; and 3) recoveries assuming sellers/servicers repurchase all loans that were deemed to be in breach of the seller servicers’ representations, estimated by applying the breach rates on loans MBIA Corp. has reviewed to the entire population of loans, including those not expected to be charged off. Probabilities are then assigned to each scenario, based on the extent of actual file reviews supporting the estimated recoveries, the risk of litigation, risk of error in determining breach rates, counterparty credit risk, the cost of litigation and potential for delay, and other sources of uncertainty. The sum of the probabilities assigned to all scenarios is 100 percent. Expected cash inflows from recoveries are discounted using the current risk-free rate associated with the underlying credit, which ranged from 1.75% to 3.78% depending upon the transaction’s expected average life.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 11: Loss and Loss Adjustment Expense Reserves (continued)

In the second and third quarters of 2009, MBIA Corp. assumed that the probability that MBIA Corp. recovers more or less than the amount MBIA Corp. is entitled to recover for those files already reviewed and found to be in breach of representations was the same. In the fourth quarter of 2009, MBIA Corp. changed this assumption and assumed that the probability that MBIA Corp. recovers substantially more than the value of files already reviewed is higher than the probability that MBIA Corp. recovers less as a result of the success of other parties in pursuing sellers/servicers for loan repurchases/replacements, the acknowledgment by certain sellers/servicers that they have significant exposure to put backs and the substantial reserves taken by sellers/servicers related to loan repurchases/replacements, positive developments in litigation that MBIA Corp. has initiated against sellers/servicers that MBIA Corp. believes increase the probability that will obtain substantial recoveries and other factors.

In accordance with the sellers’/servicers’ covenants, the sellers/servicers have the option to cure, repurchase, or substitute ineligible loans. An ineligible loan which qualifies for a repurchase would be removed from the trust by the sellers/servicers and in exchange for the loan the sellers/servicers would be required to remit to the trust the repurchase price. Generally, the repurchase price (or obligation) is defined as follows: (i) 100% of the loan balance thereof (without reduction for any amounts charged off) and (ii) unpaid accrued interest at the loan rate on the outstanding principal balance thereof from the due date to which interest was last paid by the borrower to the first day of the month following the month of purchase. The proceeds from the repurchase of an ineligible loan may differ from the amount of loss incurred by MBIA Corp. For example, transactions are typically structured to provide a greater amount of inflows from the loan pool than outflows from the notes issued. To the extent that inflows, net of defaulted loans, were adequate to cover all or a portion of the payments due on the notes issued, MBIA Corp. would only be entitled to recover the amount of loss it incurred, if any.

To date, sellers/servicers have not substituted loans which MBIA Corp. has put back. However, if a loan were to be substituted, the original loan would be removed from the trust by the sellers/servicers and all proceeds associated with the original loan would belong to the sellers/servicers. The sellers/servicers would then be required to place a new loan into the transaction and all future payments associated with the new loan would belong to the trust. Therefore, any defaults on the original loan would be recovered upon substitution.

MBIA Corp. believes that, on a contractual basis, the sellers/servicers in MBIA-insured mortgage transactions are obligated to cure, replace, or repurchase all the deficient loans for which MBIA Corp. has recorded potential recoveries. To date, only a nominal amount of the loans for which MBIA Corp. has incurred losses and put back have been repurchased. The unsatisfactory resolution of these put-backs has caused MBIA Corp. to initiate litigation with three of the sellers to enforce their obligations. MBIA Corp. has alleged several causes of action in its complaints, including breach of contract, fraudulent inducement and indemnification. MBIA Corp.’s $1.5 billion of estimated potential recoveries do not include damages from causes of action other than breach of contract for failure to repurchase specific loans. While two of the sellers/servicers of MBIA Corp.’s transactions filed motions to dismiss MBIA Corp.’s fraudulent inducement, indemnification, and certain other claims, they have not moved to dismiss MBIA Corp.’s breach of contract claims. Furthermore, the sellers’/servicers’ motions to dismiss MBIA Corp.’s fraud claims have been denied.

MBIA Corp. will continue to assess the level of expected recoveries as it completes additional forensic reviews on additional loans and progresses through the litigation proceedings that are ongoing at this time. As a result of additional loan reviews and the progression of litigation proceedings, MBIA Corp.’s estimate of recoveries could change materially in the future.

Loss and LAE Process and Reserves

MBIA Corp.’s Insured Portfolio Management Division (“IPM”) monitors MBIA Corp.’s outstanding insured obligations with the objective of minimizing losses. IPM meets this objective by identifying issuers and/or transactions that, because of deterioration in credit quality or changes in the economic, regulatory or political environment, are at a heightened risk of defaulting on debt service of obligations insured by MBIA Corp. In such cases, IPM works with the issuer, trustee, bond counsel, servicer, underwriter and other interested parties in an attempt to alleviate or remedy the problem and avoid defaults on debt service payments. Once an obligation is

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 11: Loss and Loss Adjustment Expense Reserves (continued)

insured, MBIA Corp. typically requires the issuer, servicer (if applicable) and the trustee to furnish periodic financial and asset related information, including audited financial statements, to IPM for review. IPM also monitors publicly available information related to insured obligations. Potential problems uncovered through this review, such as poor financial results, low fund balances, covenant or trigger violations and trustee or servicer problems or other events that could have an adverse impact on the insured obligation, could result in an immediate surveillance review and an evaluation of possible remedial actions. IPM also monitors and evaluates the impact on issuers of general economic conditions, current and proposed legislation and regulations, as well as state and municipal finances and budget developments.

Insured obligations are monitored periodically. The frequency and extent of such monitoring is based on the criteria and categories described below. Insured obligations that are judged to merit more frequent and extensive monitoring or remediation activities due to a deterioration in the underlying credit quality of the insured obligation or the occurrence of adverse events related to the underlying credit of the issuer are assigned to a surveillance category (“Caution List-Low,” “Caution List-Medium,” “Caution List-High,” or “Classified List”) depending on the extent of credit deterioration or the nature of the adverse events. IPM monitors insured obligations assigned to a surveillance category more frequently and, if needed, develops a remediation plan to address any credit deterioration.

MBIA Corp. does not establish any case basis reserves for insured obligations that are assigned to “Caution List-Low,” “Caution List-Medium,” or “Caution List-High”, as credits assigned to those classifications do not result in loss expectations, if any, that exceed the unearned premium revenue for the respective credits. In the event MBIA Corp. expects to pay a claim in excess of the unearned premium revenue with respect to an insured transaction, it places the insured transaction on its “Classified List” and establishes a case basis reserve. The following provides a description of each surveillance category:

“Caution List – Low”—Includes issuers where debt service protection is adequate under current and anticipated circumstances. However, debt service protection and other measures of credit support and stability may have declined since the transaction was underwritten and the issuer is less able to withstand further adverse events. Transactions in this category generally require more frequent monitoring than transactions that do not appear within a surveillance category. IPM subjects issuers in this category to heightened scrutiny.

“Caution List – Medium”—Includes issuers where debt service protection is adequate under current and anticipated circumstances, although adverse trends have developed and are more pronounced than for “Caution List – Low.” Issuers in this category may have breached one or more covenants or triggers. These issuers are more closely monitored by IPM but generally take remedial action on their own.

“Caution List – High”—Includes issuers where more proactive remedial action is needed but where no defaults on debt service payments are expected. Issuers in this category exhibit more significant weaknesses, such as low debt service coverage, reduced or insufficient collateral protection or inadequate liquidity, which could lead to debt service defaults in the future. Issuers in this category have breached one or more covenants or triggers, have not taken conclusive remedial action, and IPM adopts a remediation plan and takes more proactive remedial actions.

“Classified List”—Includes all insured obligations where MBIA Corp. has paid a claim or where a claim payment is expected to exceed its unearned premium revenue. Generally, IPM is actively remediating these credits where possible, including restructurings through legal proceedings, usually with the assistance of specialist counsel and advisors.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 11: Loss and Loss Adjustment Expense Reserves (continued)

The following table provides information about the financial guarantees and related claim liability included in each of MBIA Corp.’s surveillance categories as of December 31, 2009:

	Surveillance Categories
$ in millions	Caution List Low	Caution List Medium	Caution List High	Classified List	Total
Number of policies	217	79	19	129	444
Number of issues (1)	51	30	15	95	191
Remaining weighted-average contract period (in years)	10.4	11.5	5.5	8.0	8.8
Gross insured contractual payments outstanding (2):
Principal	$7,081	$2,581	$1,806	$14,639	$26,107
Interest	4,786	2,111	380	5,887	13,164

Total	$11,867	$4,692	$2,186	$20,526	$39,271

Gross claim liability	$—	$—	$—	$2,750	$2,750
Less:
Gross potential recoveries	—	—	—	3,380	3,380
Discount, net	—	—	—	42	42

Net claim liability (recoverable)	$—	$—	$—	$(672)	$(672)

Unearned premium revenue	$247	$43	$27	$113	$430

(1)—An “issue” represents the aggregate of financial guarantee policies that share the same revenue source for purposes of making debt service payments.

(2)—Represent contractual principal and interest payments are due by the issuer of the obligations issued by MBIA Corp.

The following table provides information about MBIA Corp.’s components of the insurance loss reserves and recoverable included in each of MBIA Corp.’s surveillance categories as of December 31, 2009:

	Surveillance Categories
In millions	Caution List Low	Caution List Medium	Caution List High	Classified List	Total
Loss reserves (claim liability)	$—	$—	$—	$1,510	$1,510
LAE reserves	—	—	—	70	70

Loss and LAE reserves	$—	$—	$—	$1,580	$1,580

Insurance claim loss recoverable	$—	$—	$—	$2,413	$2,413
LAE insurance loss recoverable	—	—	—	32	32

Insurance loss recoverable	$—	$—	$—	$2,445	$2,445

Reinsurance recoverable on unpaid losses	$—	$—	$—	$219	$219
Reinsurance recoverable on LAE reserves	—	—	—	3	3
Reinsurance recoverable on paid losses	—	—	—	13	13

Reinsurance recoverable on paid and unpaid losses	$—	$—	$—	$235	$235

The loss and LAE reserves (claim liability) reported in the preceding table primarily relate to probability-weighted expected future claim payments on insured RMBS transactions. Loss and LAE reserves include $2.4 billion of reserves for expected future payments offset by expected recoveries of such future payments of $831 million. The insurance loss recoverable reported in the preceding table primarily relates to probability-weighted estimated recoveries of payments made by MBIA Corp. resulting from ineligible mortgage loans in certain insured second-lien residential mortgage loan securitizations that are subject to a contractual obligation by the sellers/servicers to repurchase or replace the ineligible mortgage loans and expected future recoveries on RMBS transactions resulting from expected excess spread generated by performing loans in such transactions. MBIA Corp. estimates that it will be reimbursed for potential recoveries related to ineligible mortgage loans, which represent the majority of its insurance loss recoverable, by mid-year 2012.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 11: Loss and Loss Adjustment Expense Reserves (continued)

The following table presents changes in MBIA Corp.’s loss and LAE reserve for the year ended December 31, 2009. Changes in the loss and LAE reserve attributable to the accretion of the discount on the loss reserve, changes in discount rates, and changes in the timing and amounts of estimated payments and recoveries are recorded in “Loss and loss adjustment expenses” in MBIA Corp.’s consolidated statements of operations. LAE reserves that are expected to be settled within a one year period are not discounted. As of December 31, 2009, the weighted-average risk-free rate used to discount the claim liability was 3.14%, based upon the various risk-free discount rates associated with the timing profile of estimated loss payments.

In millions
Gross Loss and LAE Reserve as of December 31, 2008	Accounting Transition Adjustment (1)	Loss Payments for Cases with Reserves	Accretion of Claim Liability Discount	Changes in Discount Rates	Changes in Timing of Payments	Changes in Amount of Net Payments	Changes in Assumptions	Changes in Unearned Premium Revenue	Change in LAE Reserves	Gross Loss and LAE Reserve as of December 31, 2009
$1,558	$(183)	$(2,274)	$5	$(19)	$285	$105	$2,084	$(43)	$62	$1,580

(1)—Reflects the adoption of the accounting principles for financial guarantee insurance contracts as described in “Note 3: Recent Accounting Pronouncements.”

The following table presents changes in MBIA Corp.’s insurance loss recoverable for the year ended December 31, 2009. Changes in the insurance loss recoverable attributable to the accretion of the discount on the recoverable, changes in discount rates, and changes in the timing and amounts of estimated collections are recorded in “Loss and loss adjustment expenses” in MBIA Corp.’s statement of operations.

In millions
Insurance Loss Recoverable as of December 31, 2008	Collections for Cases with Recoverables	Accretion of Insurance Loss Recoverable	Changes in Discount Rates	Changes in Timing of Collections	Changes in Assumptions	Change in LAE Recoverable	Insurance Loss Recoverable as of December 31, 2009
$ 459	$(59)	$13	$(61)	$1	$2,060	$32	$2,445

Remediation actions may involve, among other things, waivers or renegotiations of financial covenants or triggers, waivers of contractual provisions, the granting of consents, transfer of servicing, consideration of restructuring plans, acceleration, security or collateral enforcement, actions in bankruptcy or receivership, litigation and similar actions. The types of remedial actions pursued are based on the insured obligation’s risk type and the nature and scope of the event giving rise to the remediation. As part of any such remedial actions, MBIA Corp. seeks to improve its security position and to obtain concessions from the issuer of the insured obligation. From time to time, the issuer of an MBIA Corp.-insured obligation may, with the consent of MBIA Corp., restructure the insured obligation by extending the term, increasing or decreasing the par amount or decreasing the related interest rate, with MBIA Corp. insuring the restructured obligation.

Costs associated with remediating insured obligations assigned to MBIA Corp.’s “Caution List—Low,” “Caution-List—Medium,” “Caution List—High” and “Classified List” are recorded as LAE. LAE is recorded as part of MBIA Corp.’s provision for its loss reserves and included in “Losses and loss adjustment” on MBIA Corp.’s consolidated statements of operations. The following table presents information about the expenses (gross and net of reinsurance), related to remedial actions for insured obligations:

	Years ended December 31,
In millions	2009	2008	2007
Loss adjustment expense incurred, gross	$270	$20	$(5)
Loss adjustment expense incurred, net	$173	$(7)	$(4)

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 12: Income Taxes

Income tax expense (benefit) on income (loss) and shareholders’ equity consisted of:

	Years ended December 31,
In millions	2009	2008	2007
Current taxes:
Federal	$306	$(641)	$(7)
Foreign	25	11	31
Deferred taxes:
Federal	(606)	(346)	(1,264)
Foreign	(37)	5	6

Provision for income tax expense (benefit)	(312)	(971)	(1,234)

Income taxes charged (credited) to shareholders’ equity:
Unrealized gains (losses) on investment securities	70	(156)	1
Adjustment to retained earnings due to the adoption of accounting standards	27	—	—
Change in foreign currency translation	1	(11)	2
Exercise of stock options and vested restricted stock	4	15	(7)

Total income taxes charged (credited) to shareholders’ equity	102	(152)	(4)

Total effect of income taxes	$(210)	$(1,123)	$(1,238)

The provision for income tax expense (benefit) gives effect to permanent differences between financial and taxable income. Accordingly, MBIA Corp.’s effective income tax rate differs from the statutory rate due to the tax effect of the following permanent differences:

	Years ended December 31,
	2009	2008	2007
Income tax expense (benefit) computed on pre-tax financial income (loss) at statutory rates	35.0%	-35.0%	-35.0%
Increase (reduction) in taxes resulting from:
Tax-exempt interest	-0.9%	-3.8%	-2.3%
Gain on exercise of put option on MBIA Corp.’s stock	0.0%	-3.8%	0.0%
Valuation allowance	2.9%	0.0%	0.0%
Other	0.9%	0.8%	-0.2%

Effective tax rate	37.9%	-41.8%	-37.5%

MBIA Corp. recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on tax assets and liabilities is recognized in income in the period that includes the enactment date.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 12: Income Taxes (continued)

The tax effects of temporary differences that give rise to deferred tax assets and liabilities as of December 31, 2009 and 2008 are presented in the following table:

	As of December 31,
In millions	2009	2008
Deferred tax liabilities:
Unearned premium reserve	$280	$169
Deferred acquisition costs	—	196
Loss reserves and loss adjustment expenses	238	—
Net unrealized gain on investments	6	—
Net unrealized gains on financial instruments at fair value and foreign exchange	79	65

Total gross deferred tax liabilities	603	430
Deferred tax assets:
Loss reserves and loss adjustment expenses	—	36
Compensation and employee benefits	18	23
Alternative minimum tax credit carryforward	8	53
Net unrealized losses on insured derivatives	967	1,545
Net unrealized losses (gains) on investments	—	64
Investments	67	17
Deferred fee revenue	111	—
Capital loss carryforward and other-than-temporary impairments	52	—
Other	—	41

Total gross deferred tax assets:	1,223	1,779

Valuation allowance	24	—

Net deferred tax asset	$596	$1,349

Deferred Tax Asset, Net of Valuation Allowance

MBIA Corp. establishes a valuation allowance against its deferred tax asset when it is more likely than not that all or a portion of the deferred tax asset will not be realized. All evidence, both positive and negative, needs to be identified and considered in making the determination. Future realization of the existing deferred tax asset ultimately depends, in part, on the existence of sufficient taxable income of appropriate character (for example, ordinary income versus capital gains) within the carryforward period available under the tax law.

As of December 31, 2009, MBIA Corp. reported a net deferred tax asset of $596 million primarily related to the cumulative unrealized losses recorded on its insured derivative and investment portfolios. Included in the net deferred tax asset of $596 million is a valuation allowance of $24 million, which was entirely established during 2009. The change in the valuation allowance for the year ended December 31, 2009 was primarily the result of an increase in realized losses resulting from asset impairments and sales of investments, which is reflected in “Capital loss carryforward and other-than-temporary impairments” in the above table. MBIA Corp. did not have a valuation allowance established as of December 31, 2008.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 12: Income Taxes (continued)

Unrealized Losses on Credit Derivative Contracts

Approximately $967 million of the net deferred tax asset was a result of the cumulative net unrealized losses of $2.8 billion, which excludes credit impairments, primarily related to insured credit derivatives. This deferred tax asset for the unrealized losses is included in MBIA Corp.’s net deferred tax asset of $596 million as of December 31, 2009. MBIA Corp. believes that such deferred tax asset will more likely than not be realized as MBIA Corp. expects the unrealized losses and its related deferred tax asset to substantially reverse over time. As such, no valuation allowance with respect to this item was established. In its conclusion, MBIA Corp. considered the following evidence (both positive and negative):

•

Due to the long-tail nature of the financial guarantee business, it is important to note that MBIA Corp., even without regard to any new business, will have a steady stream of scheduled premium earnings with respect to the existing insured portfolio. MBIA Corp.’s announcement in February 2008 of a temporary suspension in writing new structured finance transactions and a permanent cessation with respect to insuring new CDS contracts, except in transactions related to the reduction of existing derivative exposure, would not have an impact on the expected earnings related to the existing insured portfolio. Although MBIA Corp. expects the majority of the unrealized losses to reverse at maturity, MBIA Corp. performed a taxable income projection over a 15-year period to determine whether it will have sufficient income to offset its deferred tax assets that will generate future ordinary deductions. In this analysis, MBIA Corp. concluded that premium earnings, even without regard to any new business, combined with investment income, less deductible expenses, will be sufficient to recover the net deferred tax asset of $596 million.

•

MBIA Corp.’s taxable income projections used to assess the recoverability of its deferred tax asset include an estimate of future loss and LAE equal to the present value discount of loss reserves already recognized on MBIA Corp.’s consolidated balance sheets and an estimate of LAE which is generally insignificant. MBIA Corp. does not assume additional losses, with the exception of the accretion of its existing present value loss reserves, because MBIA Corp. establishes case basis reserves on a present value basis based on an estimate of probable losses on specifically identified credits that have defaulted or are expected to default.

•

While the ratings downgrades by the rating agencies have currently precluded MBIA Corp.’s ability to write new business, the downgrades did not have a material impact on earnings from the existing insured portfolio, which MBIA Corp. believes will be sufficient to absorb losses in the event that the cumulative unrealized losses become fully impaired.

•

With respect to installment policies, MBIA Corp. generally does not have an automatic cancellation provision solely in connection with ratings downgrades. For purposes of projecting future taxable income, MBIA Corp. has applied a haircut to adjust for the possible cancellation of future installment premiums based on recent data. With regards to upfront policies, to the extent that the issuer chooses to terminate a policy, any unearned premium reserve with respect to that policy will be accelerated and earned (i.e. refundings).

•

With respect to insured CDS contracts, in the event that there is a default in which MBIA Corp. is required to pay claims on such CDS contracts, MBIA Corp. believes that the losses should be characterized as an ordinary loss for tax purposes and, as such, the event or impairment will be recorded as case reserves for statutory accounting purposes in recognition of the potential claim payment. For tax purposes, MBIA Corp. follows the statutory accounting principle as the basis for computing its taxable income. However, because the federal income tax treatment of CDS contracts is an unsettled area of tax law, in the event that the Internal Revenue Service (“IRS”) has a different view in which the losses are considered capital losses, MBIA Corp. may be required to establish a valuation allowance against substantially all of the deferred tax asset related to these losses until such time as it had sufficient capital gains to offset the losses. The establishment of this valuation allowance would have a material adverse effect on MBIA Corp.’s financial condition at the time of its establishment.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 12: Income Taxes (continued)

Realized Gains and Losses

As of December 31, 2009, MBIA Corp. had a full valuation allowance against the deferred tax asset related to realized losses from asset impairments and sales of investments.

Unrealized Losses on Debt and Equity Securities

As of December 31, 2009 and 2008, MBIA Corp. had approximately $6 million in deferred tax liability and $64 million in deferred tax assets, respectively, related to unrealized losses on investments. MBIA Corp. intends to hold these investments until maturity or until such time as the value recovers. As such, MBIA Corp. expects that its deferred tax assets will reverse over the life of the securities.

After reviewing all of the evidence available, both positive and negative, MBIA believes that it has appropriately valued the recoverability of its deferred tax assets, net of the valuation allowance, as of December 31, 2009 and 2008. MBIA Corp. continues to assess the adequacy of its valuation allowances as additional evidence becomes available.

Ownership Change under Section 382 of the Internal Revenue Code

Section 382 of the Internal Revenue Code of 1986, as amended, imposes annual limitations on the utilization of net operating loss (“NOL”) carryforwards, other tax carryforwards, and certain built-in losses upon an ownership change, as defined under that Section. In general terms, an ownership change may result from transactions that increase the aggregate ownership of certain stockholders in MBIA Inc.’s stock by more than 50 percentage points over a defined testing period, generally three years (“Section 382 Ownership Change”).

MBIA Inc. has experienced a shift in ownership as a result of its February 2008 equity offering as well as Warburg Pincus investments and other transactions involving its shares. As of December 31, 2009, MBIA Inc., however, has not triggered a Section 382 Ownership Change. If MBIA Inc. were to experience a Section 382 Ownership Change, an annual limitation would be imposed on certain of MBIA Inc.’s tax attributes, including NOL and capital loss carryforwards and certain other losses, credits, deductions or tax basis. MBIA Inc. cannot give any assurance that it will not undergo an ownership change at a time when these limitations would have a significant effect. As of January 1, 2010, the increase in the aggregate ownership of certain stockholders of MBIA Inc. over the relevant testing period was over 43%.

Treatment of Undistributed Earnings of Certain Foreign Subsidiaries—“Accounting for Income Taxes – Special Areas”

No U.S. deferred income taxes have been provided on the undistributed earnings of MBIA UK Insurance Ltd. and the remaining earnings of MBIA Assurance, which merged into MBIA UK Insurance Ltd. as of December 31, 2007, because of MBIA Corp.’s practice and intent to permanently reinvest its earnings. The cumulative amounts of such untaxed earnings were $101 million, $42 million and $244 million as of December 31, 2009, 2008 and 2007, respectively.

Five-Year NOL Carryback

On November 6, 2009, as part of the Worker, Homeownership, and Business Assistance Act of 2009, the NOL carryback provision within the U.S. income tax law was amended to allow, through an election, all businesses with NOLs in either 2008 or 2009 (but not both) to claim refunds of taxed paid within the prior five years. In the fifth preceding year of the carryback period, the recovery is limited to the 50% of taxable income for that carryback year. There is no such limitation to the first four preceding years of the carryback period.

In connection with MBIA Inc.’s five year NOL carryback claim, MBIA Corp.’s share of the tax refund under the tax sharing agreement is approximately $277 million.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 12: Income Taxes (continued)

Accounting for Uncertainty in Income Taxes

It is MBIA Corp.’s policy to record and disclose interest and penalties related to income taxes as a component of income taxes in the statement of operations. For the year ended December 31, 2009 and 2008, MBIA Corp. has recorded a benefit of $3 million and $1 million, respectively, as the total amount of interest and penalties related to income taxes. As of December 31, 2009 and 2008, the amount related to interest and penalties included in MBIA Corp.’s balance sheet were not material.

The change in the unrecognized tax benefit (“UTB”) as of December 31, 2009 and 2008 is as follows:

In thousands
Unrecognized tax positions as of January 1, 2008	$38,333
The gross amount of the increase (decrease) in UTB as a result of tax positions taken:
During a prior year	(10,325)
During the current year	1,408
The amounts of decreases in the UTB related to settlements with taxing authorities	(12,574)

Unrecognized tax positions as of December 31, 2008	$16,842
The gross amount of the increase/(decrease) in UTB as a result of tax positions taken:
During a prior year	1,305
During the current year	152
The amounts of decreases in the UTB related to settlements with taxing authorities	(11,826)
The reduction to UTB as a result of the applicable statute of limitation	—

Unrecognized tax positions as of December 31, 2009	$6,473

For the year ended December 31, 2009 and 2008, the total amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate was approximately $6 million and $5 million, respectively.

MBIA’s major tax jurisdictions include the U.S., the United Kingdom (“U.K.”) and France.

MBIA and its U.S. subsidiaries file a U.S. consolidated federal income tax return. The IRS is currently examining tax years 2005 through 2008 for which MBIA Corp. expects this examination to be concluded before the year end of 2010. During 2009, the IRS completed the partnership audit in relation to an adjustment that had to be accounted for by MBIA Inc. through 2006, which did not result in a material adjustment.

The U.K. tax authorities are currently auditing tax years 2005, 2006 and 2007. MBIA Corp. expects the examination to be concluded before the year end of 2010. The French tax matters have been concluded through 2006 including the settlement, in February 2009, of an unrecognized tax benefit that was established in prior years relating to the timing for recognizing earned premium.

It is reasonably possible that the total amounts of unrecognized tax benefits will significantly increase or decrease within the next 12 months due to the possibility of the conclusion of all the tax examinations. The range of this possible change in the amount of uncertain tax benefits cannot be estimated at this time.

Note 13: Net Insurance in Force

MBIA Corp. guarantees the payment of principal of, and interest or other amounts owing on, municipal, asset-backed, mortgage-backed and other non-municipal securities. Additionally, MBIA Corp. has insured CDSs primarily on pools of collateral, which it previously considered part of its core financial guarantee business. The pools of collateral are made up of corporate obligations, but also include commercial and residential mortgage-backed securities-related assets. MBIA Corp.’s net insurance in force represents the aggregate amount of the insured principal of, and interest or other amounts owing on insured obligations, net of cessions to reinsurers. MBIA Corp.’s ultimate exposure to credit loss in the event of nonperformance by the issuer of the insured obligation is represented by the net insurance in force in the tables that follow.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 13: Net Insurance in Force (continued)

The financial guarantees issued by MBIA Corp. provide unconditional and irrevocable guarantees of the payment of the principal, and interest or other amounts owing on, insured obligations when due. The obligations are generally not subject to acceleration, except that MBIA Corp. may have the right, at its discretion, to accelerate insured obligations upon default or otherwise. Certain guaranteed investment contracts written by MBIA Inc. and guaranteed by MBIA Corp. are terminable based upon the credit ratings downgrades of MBIA Corp., and if MBIA Inc. were to have insufficient assets to pay the termination payments, MBIA Corp.’s insurance would be drawn on to make such payments. These amounts have been excluded in the tables that follow.

The creditworthiness of each insured obligation is evaluated prior to the issuance of insurance, and each insured obligation must comply with MBIA Corp.’s underwriting guidelines. Further, the payments to be made by the issuer on the bonds or notes may be backed by a pledge of revenues, reserve funds, letters of credit, investment contracts or collateral in the form of mortgages or other assets. The right to such funds or collateral would typically become MBIA Corp.’s upon the payment of a claim by MBIA Corp.

MBIA Corp. maintains underwriting guidelines based on those aspects of credit quality that it deems important for each category of obligation considered for insurance. For global public finance transactions these include economic and social trends, debt and financial management, adequacy of anticipated cash flow, satisfactory legal structure and other security provisions, viable tax and economic bases, adequacy of loss coverage and project feasibility. For global structured finance transactions, MBIA Corp.’s underwriting guidelines, analysis and due diligence focus on counterparty credit and operational quality. MBIA Corp. also analyzes the quality of asset pools, as well as their historical and projected performance. The strength of a structure, including legal segregation of the assets, cash flow analysis, the size and source of first loss protection, asset performance triggers and financial covenants are also reviewed. Such guidelines are subject to periodic review by a senior risk committee, which is responsible for establishing the criteria for MBIA Corp.’s underwriting standards as well as maintaining the standards in its insurance operations.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 13: Net Insurance in Force (continued)

As of December 31, 2009, net insurance in force, which represents principal and interest or other amounts owing on insured obligations, net of cessions to reinsurers, had an expected maturity range of 1-47 years. The distribution of net insurance in force by geographic location, excluding $7.3 billion and $8.5 billion relating to transactions guaranteed by MBIA Corp. on behalf of various investment management services affiliated companies as of December 31, 2009 and 2008, respectively, is presented in the following table:

	As of December 31,
	2009		2008
In billions Geographic Location	Net Insurance in Force	% of Net Insurance in Force	Net Insurance in Force	% of Net Insurance in Force
Delaware	$1.1	0.4%	$3.8	0.3%
New York	1.1	0.4%	86.3	7.2%
California	0.5	0.2%	163.6	13.7%
Minnesota	0.3	0.1%	11.1	0.9%
Nebraska	0.2	0.1%	4.1	0.3%
Florida	0.2	0.1%	68.0	5.7%
Pennsylvania	0.1	0.0%	32.9	2.7%
Missouri	—	0.0%	10.9	0.9%
Alabama	—	0.0%	7.4	0.6%
Puerto Rico	—	0.0%	13.1	1.1%

Subtotal	3.5	1.3%	401.2	33.4%
Nationally diversified	152.6	57.7%	178.5	14.9%
Other states	—	0.0%	499.6	41.8%

Total United States	156.1	59.0%	1,079.3	90.1%

Internationally diversified	36.5	13.8%	43.9	3.6%
Country specific	72.0	27.2%	75.1	6.3%

Total non-United States	108.5	41.0%	119.0	9.9%

Total	$264.6	100.0%	$1,198.3	100.0%

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 13: Net Insurance in Force (continued)

The net insurance in force by type of bond is presented in the following table:

	As of December 31,
	2009		2008
In billions Bond Type	Net Insurance in Force	% of Net Insurance in Force	Net Insurance in Force	% of Net Insurance in Force
Global public finance—United States:
General obligation	$—	0.0%	$322.2	26.8%
General obligation—lease	—	0.0%	69.1	5.8%
Municipal utilities	—	0.0%	162.8	13.6%
Tax-backed	—	0.0%	111.9	9.3%
Transportation	—	0.0%	93.0	7.8%
Higher education	—	0.0%	50.5	4.2%
Health care	—	0.0%	34.6	2.9%
Military housing	—	0.0%	21.7	1.8%
Investor-owned utilities (1)	—	0.0%	15.8	1.3%
Municipal housing	—	0.0%	15.0	1.3%
Student loans	—	0.0%	7.0	0.6%
Other (2)	—	0.0%	4.4	0.4%

Total United States	—	0.0%	908.0	75.8%

Global public finance—non-United States:
International utilities	19.9	7.5%	18.6	1.6%
Sovereign and sub-sovereign (3)	18.4	7.0%	17.3	1.4%
Transportation	14.7	5.6%	14.1	1.2%
Local governments (4)	0.7	0.3%	0.9	0.1%
Municipal housing	—	0.0%	0.2	0.0%
Health care	0.2	0.0%	0.1	0.0%
Higher education	—	0.0%	0.1	0.0%

Total non-United States	53.9	20.4%	51.3	4.3%

Total global public finance	53.9	20.4%	959.3	80.1%

Global structured finance—United States:
Collateralized debt obligations (5)	96.0	36.3%	98.3	8.2%
Mortgage-backed residential	25.6	9.7%	28.6	2.4%
Mortgage-backed commercial	0.6	0.2%	0.7	0.1%
Consumer asset-backed:
Auto loans	4.4	1.7%	6.8	0.6%
Student loans	2.1	0.8%	2.8	0.2%
Manufactured housing	2.6	1.0%	2.7	0.2%
Other consumer asset -backed	0.6	0.1%	0.9	0.1%
Corporate asset-backed:
Operating assets:
Aircraft portfolio lease securitizations	2.9	1.1%	3.2	0.3%
Rental car fleets	1.9	0.7%	3.1	0.3%
Secured airline equipment securitization (EETC)	3.0	1.1%	3.1	0.3%
Other operating assets	1.0	0.4%	1.6	0.1%
Structured insurance securitizations	8.2	3.1%	10.0	0.8%
Franchise assets	1.2	0.5%	1.5	0.1%
Intellectual property	3.9	1.5%	4.1	0.3%
Other corporate asset-backed	2.1	0.8%	3.9	0.3%

Total United States	156.1	59.0%	171.3	14.3%

Global structured finance—non-United States:
Collateralized debt obligations (5)	35.6	13.5%	40.2	3.3%
Mortgage-backed residential	2.8	1.1%	8.5	0.7%
Mortgage-backed commercial	5.4	2.0%	6.2	0.5%
Corporate asset-backed:
Operating assets:
Aircraft portfolio lease securitizations	1.8	0.7%	2.1	0.2%
Secured airline equipment securitization (EETC)	0.4	0.1%	0.4	0.0%
Structured insurance securitizations	0.1	0.0%	0.1	0.0%
Franchise assets	1.2	0.4%	1.2	0.1%
Intellectual property	—	0.0%	0.8	0.1%
Future flow	1.8	0.7%	2.9	0.2%
Other corporate asset-backed	5.5	2.1%	5.3	0.5%

Total non-United States	54.6	20.6%	67.7	5.6%

Total global structured finance	210.7	79.6%	239.0	19.9%

Total	$264.6	100.0%	$1,198.3	100.0%

(1)—Includes investor owned utilities, industrial development and pollution control revenue bonds.

(2)—Includes certain non-profit enterprises and stadium related financing.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 13: Net Insurance in Force (continued)

(3) — Includes regions, departments or their equivalent in each jurisdiction as well as sovereign owned entities that are supported by a sovereign state, region or department.

(4) — Includes municipal owned entities backed by sponsoring local government.

(5) — Includes transactions (represented by structured pools of primarily investment grade corporate credit risks or commercial real estate assets) that do not include typical CDO structuring characteristics, such as tranched credit risk, cash flow waterfalls, or interest and over-collateralization coverage tests.

MBIA Corp. has entered into certain guarantees of derivative contracts, included in the preceding tables, which do not qualify for the financial guarantee scope exception under the provisions of fair value measurements and disclosures. MBIA Corp. generally guarantees the timely payment of principal related to these derivatives upon the occurrence of a credit event with respect to a referenced obligation. Under specified CDS contracts MBIA also guarantees timely interest. The maximum amount of future payments that MBIA Corp. may be required to make under these guarantees is $123.5 billion. This amount is net of $23.6 billion of insured derivatives ceded under reinsurance agreements and capital market transactions in which MBIA Corp. economically hedges a portion of the credit and market risk associated with its insured derivatives. MBIA Corp.’s guarantees of derivative contracts have a legal maximum maturity range of 1-86 years. A small number of insured credit derivative contracts have long-dated maturities, which comprise the longest maturity dates of the underlying collateral. However, the expected maturities of such contracts are much shorter due to amortizations and prepayments in the underlying collateral pools. In accordance with accounting principles for derivative instruments and hedging activities, the fair values of these guarantees as of December 31, 2009 and 2008 are recorded on the balance sheet as derivative assets and liabilities, representing gross gains and losses, of $765 million and $4.6 billion, and $747 million and $6.2 billion, respectively. These derivative contracts are discussed further in “Note 8: Derivative Instruments.”

MBIA Corp. may hold recourse provisions with third parties in derivative transactions through both reinsurance and subrogation rights. MBIA Corp.’s reinsurance arrangements provide that should MBIA Corp. pay a claim under a guarantee of a derivative contract, then MBIA Corp. could collect amounts from any reinsurers that have reinsured the guarantee on either a proportional or non-proportional basis, depending upon the underlying reinsurance agreement. MBIA Corp. may also have recourse through subrogation rights whereby if MBIA Corp. makes a claim payment, it is entitled to any rights of the insured counterparty, including the right to any assets held as collateral.

Investment agreement contracts and medium-term notes issued by MBIA Inc. and certain of its subsidiaries are insured by MBIA Corp. and are not included in the previous tables. If MBIA Inc. or these subsidiaries were to have insufficient assets to pay amounts due, MBIA Corp. would be called upon to make such payments under its insurance policies. As of December 31, 2009, the maximum amount of future payments that MBIA Corp. could be required to make under these guarantees is $7.3 billion. These guarantees, which have a maturity range of 1-38 years, were entered into on an arm’s length basis and are fully collateralized by marketable securities. MBIA Corp. has both direct recourse provisions and subrogation rights in these transactions. If MBIA Corp. is required to make a payment under any of these affiliate guarantees, it would have the right to seek reimbursement from such affiliate and to liquidate any collateral to recover amounts paid under the guarantee.

Note 14: Reinsurance

Ceded Exposure

On February 17, 2009, MBIA Corp. ceded all of its U.S. public finance business to National by entering into a Quota Share Reinsurance Agreement with National, effective January 1, 2009 (the “MBIA Corp. Reinsurance Agreement”), and by assigning to National pursuant to a separate assignment agreement its rights, interests and obligations with respect to the U.S. public finance business of FGIC that was reinsured by MBIA Corp. pursuant to a reinsurance agreement with FGIC.

The portfolio transferred to National by reinsurance or through the assignment of the FGIC reinsurance agreement consists entirely of U.S. public finance business with total net par outstanding of approximately $553.7 billion. The reinsurance and assignment transactions between MBIA Corp. and National, which became effective as of January 1, 2009, enable covered policyholders and certain ceding insurers to present claims for payment

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 14: Reinsurance (continued)

directly to National in accordance with the terms of the cut-through provisions of the MBIA Corp. Reinsurance Agreement and the FGIC reinsurance agreement. Under the terms of the cut-through provision in each of those agreements, the covered policyholders and ceding insurers are granted a third-party beneficiary right under the agreement with respect to the applicable cut-through provision only.

The reinsurance and assignment agreements between MBIA Corp. and National (including the right to present claims for payment directly to National described in the previous paragraph) can be terminated upon the mutual agreement of MBIA Corp. and National, which termination is subject to the receipt of insurance regulatory approvals. In addition, the MBIA Reinsurance Agreement may not be terminated if, after giving effect to the termination, the ratings assigned to the underlying securities or bonds would be downgraded or withdrawn. National may also assign the MBIA Reinsurance Agreement under certain circumstances to a reinsurer rated at least as highly as National, which assignment is subject to the receipt of insurance regulatory approvals. Upon establishment of National, MBIA Corp. commuted an existing reinsurance agreement with National pursuant to which MBIA Corp. reinsured 100% of all of the policies of MBIA Illinois. The commutation is effective as of January 1, 2009. No penalties were incurred in connection with the commutation.

Reinsurance enables MBIA Corp. to cede exposure for purposes of syndicating risk and increasing its capacity to write new business while complying with its single risk and credit guidelines. MBIA Corp. reinsures exposure to other insurance companies under various treaty and facultative reinsurance contracts, both on a proportional and non-proportional basis. In the event that any or all of the reinsurers are unable to meet their obligations, MBIA Corp. would be liable for such defaulted amounts. When a reinsurer is downgraded by one or more of the rating agencies, less capital credit is given to MBIA Corp. under rating agency models and the overall value of the reinsurance to MBIA Corp. is reduced.

MBIA Corp. generally retains the right to reassume the business ceded to reinsurers under certain circumstances, including a reinsurer’s rating downgrade below specified thresholds. In 2009, MBIA Corp. reassumed par outstanding of $5.8 billion from eight reinsurers. MBIA Corp. also maintained other reimbursement agreements with its reinsurers that were not accounted for as reinsurance, which were commuted during 2009. MBIA Corp. will continue to evaluate its use of reinsurance, which may result in future portfolio commutations from reinsurers and/or adjustments to the credit assigned to reinsured par value.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 14: Reinsurance (continued)

MBIA Corp. requires certain unauthorized reinsurers to maintain bank letters of credit or establish trust accounts to cover liabilities ceded to such reinsurers under reinsurance contracts. As of December 31, 2009, the total amount available under these letters of credit and trust arrangements was $830 million. MBIA Corp. remains liable on a primary basis for all reinsured risk, and although MBIA Corp. believes that its reinsurers remain capable of meeting their obligations, there can be no assurance of such in the future. The aggregate amount of insurance in force ceded by MBIA Corp. to reinsurers under reinsurance agreements was $611.6 billion and $76.2 billion as of December 31, 2009 and 2008, respectively. In addition, MBIA Corp. cedes to National the risk that reinsurance under the Third-Party Reinsurance Agreements is not collected for U.S. public finance exposures. The distribution of ceded insurance in force by geographic location is presented in the following table:

	As of December 31,
	2009		2008
In billions Geographic Location	Ceded Insurance in Force	% of Ceded Insurance in Force	Ceded Insurance in Force	% of Ceded Insurance in Force
California	$105.5	17.3%	$5.9	7.7%
New York	52.2	8.5%	3.1	4.1%
Florida	43.2	7.1%	1.4	1.8%
Texas	34.9	5.7%	1.7	2.2%
Illinois	30.4	5.0%	1.5	2.0%
New Jersey	27.7	4.5%	1.6	2.1%
Washington	19.4	3.2%	0.8	1.0%
Massachusetts	17.4	2.8%	2.1	2.8%
Michigan	16.5	2.7%	0.6	0.8%
Pennsylvania	14.7	2.4%	0.7	0.9%

Subtotal	361.9	59.2%	19.4	25.4%
Nationally diversified	28.3	4.6%	20.4	26.8%
Other states	203.7	33.3%	11.5	15.1%

Total United States	593.9	97.1%	51.3	67.3%

Internationally diversified	10.3	1.7%	12.1	15.9%
Country specific	7.4	1.2%	12.8	16.8%

Total non-United States	17.7	2.9%	24.9	32.7%

Total	$611.6	100.0%	$76.2	100.0%

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 14: Reinsurance (continued)

The distribution of ceded insurance in force by type of bond is presented in the following table:

	As of December 31,
In billions Bond Type	2009		2008
	Ceded Insurance in Force	% of Ceded Insurance in Force	Ceded Insurance in Force	% of Ceded Insurance in Force
Global public finance—United States:
General obligation	$186.4	30.5%	$6.7	8.8%
General obligation—lease	44.1	7.2%	2.1	2.8%
Municipal utilities	104.2	17.1%	5.3	7.0%
Tax-backed	72.1	11.8%	3.5	4.6%
Transportation	55.2	9.0%	6.6	8.7%
Higher education	33.9	5.5%	1.1	1.4%
Health care	26.4	4.3%	3.3	4.3%
Municipal housing	10.7	1.8%	0.5	0.7%
Military housing	21.8	3.6%	0.5	0.7%
Investor-owned utilities (1)	12.9	2.1%	0.8	1.0%
Student loans	3.8	0.6%	0.3	0.4%
Other (2)	3.8	0.6%	0.2	0.2%

Total United States	575.3	94.1%	30.9	40.6%

Global public finance—non-United States:
Sovereign and sub-sovereign (3)	1.8	0.3%	3.2	4.2%
International utilities	1.5	0.3%	2.9	3.8%
Transportation	2.0	0.3%	3.2	4.2%
Local governments (4)	0.0	0.0%	0.6	0.8%
Municipal housing	0.0	0.0%	0.0	0.0%
Health care	0.0	0.0%	0.1	0.1%
Higher education	0.0	0.0%	0.0	0.0%

Total non-United States	5.3	0.9%	10.0	13.1%

Total global public finance	580.6	95.0%	40.9	53.7%

Global structured finance—United States:
Collateralized debt obligations (5)	14.7	2.4%	14.4	18.9%
Mortgage-backed residential	0.8	0.1%	1.2	1.6%
Mortgage-backed commercial	0.0	0.0%	0.0	0.0%
Consumer asset-backed:
Auto loans	0.1	0.0%	0.4	0.5%
Student loans	0.2	0.0%	0.2	0.3%
Manufactured housing	0.1	0.0%	0.1	0.1%
Other consumer asset-backed	0.1	0.0%	0.1	0.1%
Corporate asset-backed:
Operating assets:
Aircraft portfolio lease securitizations	0.4	0.1%	0.5	0.7%
Rental car fleets	0.3	0.1%	0.7	0.9%
Secured airline equipment securitization (EETC)	0.5	0.1%	0.9	1.2%
Other operating assets	0.0	0.0%	0.1	0.1%
Structured insurance securitizations	1.2	0.2%	1.5	2.0%
Franchise assets	0.1	0.0%	0.1	0.1%
Intellectual property	0.1	0.0%	0.1	0.1%
Other corporate asset-backed	0.0	0.0%	0.2	0.3%

Total United States	18.6	3.0%	20.5	26.9%

Global structured finance—non-United States:
Collateralized debt obligations (5)	9.2	1.5%	10.2	13.4%
Mortgage-backed residential	0.1	0.0%	0.4	0.5%
Mortgage-backed commercial	0.8	0.1%	0.9	1.2%
Corporate asset-backed:
Operating assets:
Aircraft portfolio lease securitizations	0.2	0.0%	0.4	0.6%
Secured airline equipment securitization (EETC)	0.0	0.0%	0.0	0.0%
Structured insurance securitizations	0.0	0.0%	0.0	0.0%
Franchise assets	0.0	0.0%	0.1	0.1%
Intellectual property	0.0	0.0%	0.1	0.1%
Future flow	0.5	0.1%	1.0	1.3%
Other corporate asset-backed	1.6	0.3%	1.7	2.2%

Total non-United States	12.4	2.0%	14.8	19.4%

Total global structured finance	31.0	5.0%	35.3	46.3%

Total	$611.6	100.0%	$76.2	100.0%

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 14: Reinsurance (continued)

(1)—Includes investor owned utilities, industrial development and pollution control revenue bonds.

(2)—Includes certain non-profit enterprises and stadium related financing.

(3)—Includes regions, departments or their equivalent in each jurisdiction as well as sovereign owned entities that are supported by a sovereign state, region or department.

(4)—Includes municipal owned entities backed by sponsoring local government.

(5)—Includes transactions (represented by structured pools of primarily investment grade corporate credit risks or commercial real estate assets) that do not include typical CDO structuring characteristics, such as tranched credit risk, cash flow waterfalls, or interest and over-collateralization coverage tests.

As of December 31, 2009, the aggregate amount of insured par outstanding ceded by MBIA Corp. to reinsurers under reinsurance agreements was $383.6 billion, compared with $76.2 billion as of December 31, 2008. The following table presents information about companies who have entered into reinsurance contracts with MBIA Corp. and amounts recoverable under those contracts as of December 31, 2009. Estimated credit impairments represent the reinsurers’ portion of amounts MBIA Corp. expects to pay on insured derivative contracts.

In millions Reinsurers	Standard & Poor’s Rating (Status)		Moody’s Rating (Status)		Ceded Par Outstanding	LOC /Trust Accounts	Reinsurance Recoverable (3)	Estimated Credit Impairments on Insured Derivatives	Derivative Asset
National Public Finance Guarantee Corporation	A (Developing)		Baa1 (Developing)		$339,993	$—	$173	$—	$—
Channel Reinsurance Ltd.	N/R	(1)	RWR	(2)	33,401	646	27	368	700
Assured Guaranty Corp.	AAA (Negative Outlook)		Aa3 (Negative Outlook)		5,375	—	14	(1)	—
Mitsui Sumitomo Insurance Company Ltd.	AA (Negative Outlook)		Aa3 (Stable)		3,503	176	18	3	52
Assured Guaranty Re Ltd.	AA (Stable)		A1 (Negative Outlook)		718	4	2	—	—
Others	A+ or above		A1 or above		643	4	1	—	—

Total					$383,633	$830	$235	$370	$752

(1)—Not rated.

(2)—Rating withdrawn.

(3)—Total reinsurance recoverable of $235 million comprised recoverables on paid and unpaid losses of $13 million and $222 million, respectively.

MBIA Corp. owns a 17.4% equity interest in Channel Re. In March 2009, Moody’s downgraded Channel Re to B3 with a negative outlook and the rating was subsequently withdrawn. In March 2009, S&P downgraded Channel Re to BB+ and the rating was subsequently withdrawn. As of December 31, 2009, MBIA Corp. expects Channel Re to continue to report negative shareholders’ equity on a GAAP basis primarily due to unrealized losses on its insured credit derivatives based on fair value accounting. As of December 31, 2009, the fair value of the derivative assets related to credit derivatives ceded to Channel Re was $700 million and the reinsurance recoverable from Channel Re was $27 million. After considering the credit risk of Channel Re in fair valuing its derivative assets, MBIA Corp. believes Channel Re has sufficient liquidity supporting its business to fund amounts due to MBIA Corp. In performing its assessment, MBIA Corp. determined that cash and investments, inclusive of approximately $646 million that Channel Re had on deposit in trust accounts for the benefit of MBIA as of December 31, 2009, were in excess of MBIA’s exposure to Channel Re. Although the trust accounts limit the potential for Channel Re to default on its obligations to MBIA, there can be no assurance that Channel Re will not

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 14: Reinsurance (continued)

default on its obligations to MBIA that exceed the amounts already held in the trust accounts. MBIA Corp. can commute its reinsurance with Channel Re (including reinsurance of business ceded to National) at any time within 25 business days of notice. Commutation of reinsurance with Channel Re may result in negotiated payments to MBIA in excess of the amounts contractually due from Channel Re.

Since December 2007, several of MBIA Corp.’s other financial guarantee reinsurers, including Assured Guaranty Corp., Assured Guaranty Re Ltd., and Old Republic Insurance Co. have had their credit ratings either downgraded or put on negative watch by one or more of the major rating agencies. Although there was no material impact on MBIA Corp. for any of these rating agency actions relating to these reinsurers, a further deterioration in the financial condition of one or more of these reinsurers could require the establishment of reserves against any receivables due from the reinsurers.

In February of 2010, MBIA Corp. reassumed business ceded to one of its remaining reinsurers.

Premium Summary

The components of financial guarantee net premiums earned, including premiums assumed from and ceded to other companies, are presented in the following tables:

	Years Ended December 31,
In millions	2009	2008	2007
Net premiums earned:
Direct	$740	$945	$845
Assumed	3	56	14

Gross	743	1,001	859
Ceded	(410)	(121)	(119)

Net	$333	$880	$740

For the years ended December 31, 2009, 2008 and 2007, recoveries received under reinsurance contracts totaled $180 million, $112 million and $9 million, respectively. Ceding commissions related to reinsurance, before deferrals and net of returned ceding commissions, were income of $771 million, $25 million and $26 million for the years ended December 31, 2009, 2008 and 2007, respectively.

Note 15: Insurance Regulations and Dividends

MBIA Corp. is subject to insurance regulations and supervision of the State of New York (their state of incorporation) and all U.S. and non-U.S. jurisdictions in which they are licensed to conduct insurance business. The extent of insurance regulation and supervision varies by jurisdiction, but New York and most other jurisdictions have laws and regulations prescribing minimum standards of solvency and business conduct, which must be maintained by insurance companies. Among other things, these laws prescribe permitted classes and concentrations of investments and limit both the aggregate and individual securities risks that MBIA Corp. may insure on a net basis based on the type of obligations insured. In addition, some insurance laws and regulations require the approval or filing of policy forms and rates. MBIA Corp. is required to file detailed annual financial statements with the NYSID and similar supervisory agencies in other jurisdictions in which it is licensed. The operations and accounts of MBIA Corp. are subject to examination by regulatory agencies at specified intervals.

New York State insurance law regulates the payment of dividends by financial guarantee insurance companies and provides that such companies may not declare or distribute dividends except out of statutory earned surplus. Under New York State insurance law, the sum of (i) the amount of dividends declared or distributed during the preceding 12-month period and (ii) the dividend to be declared may not exceed the lesser of (a) 10% of policyholders’ surplus, as reported in the latest statutory financial statements and (b) 100% of adjusted net

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 15: Insurance Regulations and Dividends (continued)

investment income for such 12-month period (the net investment income for such 12-month period plus the excess, if any, of net investment income over dividends declared or distributed during the two-year period preceding such 12-month period), unless the Superintendent of the NYSID approves a greater dividend distribution based upon a finding that the insurer will retain sufficient surplus to support its obligations.

On February 17, 2009, MBIA Corp. declared and paid a dividend of $1.2 billion to MBIA Inc. related to the restructuring of MBIA Insurance Corporation, after receiving prior approval from the Superintendent of the NYSID. The $1.2 billion dividend together with a $945 million return of capital represents the $2.1 billion distributed to MBIA Inc. to further capitalize National. In 2008, MBIA Corp. did not declare or pay any dividends to MBIA Inc. MBIA Corp. is not expected to be able to pay dividends, including dividends on its preferred stock, following its year end 2009 statutory financial statement filing due to a projected earned surplus deficit as of December 31, 2009. In 2008 and 2009, CMAC did not declare or pay any dividends. CMAC had regular dividend capacity of $4 million and $5 million as of December 31, 2009 and December 31, 2008, respectively.

As a result of the establishment of National and the reinsurance of the MBIA Corp. and FGIC portfolios by National, MBIA Corp. exceeded as of the closing date certain single and aggregate risk limits under New York and Illinois insurance law. MBIA Corp. obtained waivers from the NYSID of such limits. In connection with the waivers, MBIA Corp. submitted a plan to the NYSID to achieve compliance with the applicable regulatory limits. Under the plan, MBIA Corp. agreed not to write new financial guarantee insurance for certain issuers until they were in compliance with their single risk limits and agreed to take commercially reasonable steps, including considering reinsurance, the addition of capital and other risk mitigation strategies, in order to comply with the regulatory single and aggregate risk limits. As a condition to granting the waiver, the NYSID required that, upon written notice from the NYSID, MBIA Corp. as applicable, would cease writing new financial guarantee insurance if it were not in compliance with the risk limitation requirements by December 31, 2009. National and MBIA Corp. continue to work with the NYSID to achieve compliance with the single and aggregate risk limits.

Note 16: Statutory Accounting Practices

The financial statements have been prepared on a GAAP basis, which differs in certain respects from the statutory accounting practices prescribed or permitted by the insurance regulatory authorities of MBIA Corp. Statutory accounting practices differ from GAAP in the following respects:

•

Upfront premiums are earned on a statutory accounting principles (“SAP”) basis proportionate to the scheduled periodic maturity of principal and payment of interest (“debt service”) to the original total principal and interest insured. Additionally, under SAP, installment premiums are earned on a straight-line basis over each installment period generally one year or less. Under GAAP, MBIA Corp. recognizes and measures premium revenue over the period of the contract in proportion to the amount of insurance protection provided. Upfront and installment premium revenue is measured by applying a constant rate to the insured principal amount outstanding in a given period to recognize a proportionate share of the premium received or expected to be received on a financial guarantee insurance contract. Additionally, under GAAP, installment premiums receivable are recorded at the present value of the premiums due or expected to be collected over the period of the insurance contract using a discount rate which reflects the risk-free rate at the inception of the contract;

•	acquisition costs are charged to operations as incurred rather than deferred and amortized as the related premiums are earned;

•	fixed-maturity investments are generally reported at amortized cost rather than fair value;

•	surplus notes are recorded as a component of policyholders surplus, while under GAAP, surplus notes are treated as a long-term debt obligation;

•	a contingency reserve is computed on the basis of statutory requirements, and is not permitted under GAAP;

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 16: Statutory Accounting Practices (continued)

•

reserves for losses and LAE for financial guarantee and insured derivatives are established at present value for specific insured issues that are identified as currently or likely to be in default net of insurance loss recoverables. Incurred losses and LAE are discounted using a rate equal to the yield-to-maturity of MBIA Corp.’s fixed-income portfolio, excluding investments in money market funds and alternative investments and including an intercompany secured loan. Under GAAP, a claim liability (loss reserve) is recognized for financial guarantees only on a contract-by-contract basis when the present value of expected net cash outflows to be paid under the contract using a risk-free rate as of the measurement date exceeds the unearned premium revenue and are shown gross of insurance recoverables which are reported as an asset;

•

guarantees of derivatives are not recorded at fair value, while under GAAP, guarantees that do not qualify for the financial guarantee scope exception under accounting principles for derivative instruments and hedging activities are recorded at fair value;

•

under SAP, case basis loss reserves are discounted using a rate equal to the yield-to-maturity of MBIA Corp.’s fixed-income portfolio, excluding investments in money market funds and including intercompany loans under repurchase agreements. Under GAAP, case basis loss reserves are discounted using a risk-free rate;

•

changes in net deferred income taxes are recognized as a separate component of gains and losses in surplus. Under GAAP, changes in MBIA Corp.’s net deferred income tax balances are either recognized as a component of net income or other comprehensive income depending on how the underlying pre-tax impact is reflected;

•

for the year ended December 31, 2009 and the year ending December 31, 2010, the National Association of Insurance Commissioners (“NAIC”) has temporarily replaced Statement of Statutory Accounting Principles (“SSAP”) No. 10, Income Taxes, with the enactment of SSAP No. 10R, Income Taxes –Revised, which loosened the limitations placed on the admissibility of deferred tax assets. Under SSAP No. 10, the amount of deferred tax assets that an insurance company could admit was limited to the lesser of deferred tax assets expected to reverse in one year or 10% of adjusted statutory policyholders’ surplus. In accordance with the revised SSAP No. 10R, the amount of deferred tax asset that an insurance company may admit is now limited to the lesser of deferred tax assets expected to reverse in three years or 15% of adjusted statutory policyholders’ surplus. The incremental difference between the two pronouncements must be set aside in a special surplus account that is not part of unassigned surplus. SSAP No. 10R is effective for 2009 annual financial statements and 2010 interim and annual financial statements only. Unless there is further action by the NAIC, SSAP No. 10 will be reinstated as authoritative guidance for accounting and reporting of income taxes for statutory financial statements after 2010.

•

the IRS permits financial guarantee insurance companies a tax deduction for increases to the statutory contingency reserve specifically relating to the issuance of U.S. state and local obligations, as defined under section 103 of the Internal Revenue Code of 1986, as amended. Such deduction is allowable provided that the financial guarantee insurance company purchase a special series Tax and Loss bonds (“T&L bonds”) issued by the U.S. Treasury equal to the tax benefit derived. As a result of MBIA Corp.’s reinsurance transaction with National, MBIA Corp. no longer holds any statutory contingency reserves relating to the issuance of U.S. state and local obligations. As such, MBIA Corp. is neither eligible to make a tax deduction for any increases to the statutory contingency reserves nor eligible to purchase the related T&L bonds. As of December 31, 2009, MBIA Corp. no longer has any T&L bonds outstanding;

•

the acquisition of MBIA Corp. and transformation of National (former MBIA Insurance Corp. of Illinois) were recorded at statutory book value. Therefore, no goodwill was recorded. Under GAAP, goodwill represents the excess of the cost of acquisitions over the fair value of the net assets acquired;

•

guarantees of derivatives are not recorded at fair value, while under GAAP, guarantees that do not qualify for the financial guarantee scope exception under accounting principles for derivative instruments and hedging activities are recorded at fair value;

•	certain assets designated as “non-admitted assets” are charged directly against surplus but are reflected as assets under GAAP; and

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 16: Statutory Accounting Practices (continued)

•	VIE’s are not consolidated by the primary beneficiary under statutory requirements.

Consolidated results of operations for MBIA Corp. determined in accordance with statutory accounting practices for the years ended December 31, 2009, and 2008 were a net loss of $681 million and $1.4 billion, respectively and net income of $171 million for the year ended December 31, 2007. The results for 2008 and 2007 include National’s net income of $7 million and $8 million, respectively. Consolidated statutory policyholders’ surplus of MBIA Corp. determined in accordance with statutory accounting practices for the years ended December 31, 2009 and 2008 was $2.1 billion and $3.5 billion, respectively.

The following is a reconciliation of the consolidated shareholders’ equity of MBIA Corp., presented on a GAAP basis, to the statutory policyholders’ surplus of MBIA Corp. and its subsidiaries:

	As of December 31,
In millions	2009	2008
MBIA Corp.’s GAAP shareholders’ equity	$1,575	$3,347
Premium revenue recognition (financial guarantee)	(239)	(798)
Deferral of acquisition costs	(214)	(561)
Investments, including unrealized gains (losses)	(428)	(369)
Surplus notes	953	953
Contingency reserve	(1,448)	(2,595)
Loss reserves	(1,569)	(815)
Income tax liabilities, net	72	(1,109)
Tax and loss bonds	—	170
Goodwill	—	(77)
Derivative assets and liabilities	3,818	5,472
Non-admitted assets and other items	(467)	(116)

Statutory policyholders’ surplus	$2,053	$3,502

The statutory financial statements of MBIA Corp. are presented on the basis of accounting practices prescribed or permitted by the NAIC Accounting Practices and Procedures Manual. In September of 2009, the NYSID became accredited under the NAIC’s Financial Regulations Standards and Accreditation Program. Therefore, as per Regulation Number 172 of the New York State Insurance Law, NYSID has adopted the NAIC’s Accounting Practices and Procedures Manual in its entirety subject to any conflicts with state regulations, or where the state statutes or regulations are silent.

Note 17: Employee Benefits

MBIA Corp. participates in MBIA Inc.’s pension plan, which covers substantially all employees. The pension plan is a qualified non-contributory defined contribution pension plan to which MBIA Corp. contributes 10% of each eligible employee’s annual compensation. Annual compensation for determining such contributions consists of base salary, bonus and commissions, as applicable. Pension benefits vest over a five-year period with 20% vested after two years, 60% vested after three years, 80% vested after four years and 100% vested after five years. Pension expense related to the qualified pension plan for the years ended December 31, 2009, 2008 and 2007 was $4 million, $4 million and $5 million, respectively.

MBIA Inc. also maintains a qualified profit-sharing/401(k) plan in which MBIA Corp. participates. The plan is a voluntary contributory plan that allows eligible employees to defer compensation for federal income tax purposes under Section 401(k) of the Internal Revenue Code of 1986, as amended. Effective January 1, 2008, employees may contribute, through payroll deductions, up to 25% of eligible compensation. Prior to 2008, employees were able to contribute up to 10% of eligible compensation. MBIA Corp. matches employee contributions up to the first 5% of such compensation. During 2008, the 401(k) plan was amended to allow 401(k) matching contributions to be made in the form of cash, whereby participants may direct the match to an investment of their choice. Prior to the amendment, the matching contribution was made in the form of MBIA Inc. common stock. The benefit of MBIA Corp.’s contributions vest over a five-year period with 20% vested after two years, 60% vested after three years,

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 17: Employee Benefits (continued)

80% vested after four years and 100% vested after five years. Generally, a participating employee is entitled to distributions from the plan upon termination of employment, retirement, death or disability. Participants who qualify for distribution may receive a single lump sum, transfer the assets to another qualified plan or individual retirement account, or receive a series of specified installment payments. Profit-sharing/401(k) expense related to the qualified profit-sharing/401(k) plan for the years ended December 31, 2009, 2008 and 2007 was $2 million, $1 million and $3 million, respectively.

In addition to the above two plans, MBIA Corp. also participates in MBIA Inc.’s non-qualified deferred compensation plan. Contributions to the above qualified plans that exceed limitations established by federal regulations are then contributed to the non-qualified deferred compensation plan. The non-qualified pension expense for the years ended December 31, 2009, 2008 and 2007 was $2 million, $2 million and $3 million, respectively. The non-qualified profit-sharing/401(k) expense for each of the years ended December 31, 2009, 2008 and 2007 was $1 million. In addition, the interest credited to the non-qualified deferred compensation plan for the years ended December 31, 2009, 2008 and 2007 was $1 million, $3 million and $3 million, respectively.

MBIA Corp. participates in the MBIA Inc. 2005 Omnibus Incentive Plan (the “Omnibus Plan”), as amended on May 7, 2009. The Omnibus Plan may grant any type of an award including stock options, performance shares, performance units, restricted stock, restricted stock units and dividend equivalents. Following the effective date of the Omnibus Plan, no new options or awards were granted under any of the prior plans authorized by the MBIA Inc. shareholders.

The stock option component of the Omnibus Plan enables key employees to acquire shares of MBIA Inc. common stock. The stock option grants, which may be awarded every year, provide the right to purchase shares of MBIA Inc. common stock at the fair value of the stock on the date of grant. Some of the stock options granted in 2008 have a vesting schedule linked to MBIA Inc.’s market value performance. Options granted will either be Incentive Stock Options (“ISOs”), where they qualify under Section 422(a) of the Internal Revenue Code, or Non-Qualified Stock Options (“NQSOs”). ISOs and NQSOs are granted at a price not less than 100% of the fair value, defined as the closing price on the grant date, of MBIA Inc. common stock. Options are exercisable as specified at the time of grant depending on the level of the recipient (generally four or five years) and expire either seven or ten years from the date of grant (or shorter if specified or following termination of employment).

Under the restricted stock component of the Omnibus Plan, certain employees are granted restricted shares of MBIA Inc.’s common stock. These awards have a restriction period lasting three, four or five years depending on the type of award, after which time the awards fully vest. During the vesting period these shares may not be sold. Restricted stock may be granted to all employees. The majority of restricted stock is granted to employees from the vice-president level up to and including the chief executive officer. Some of the awards granted in 2007 are linked to growth in book value of MBIA Inc. including certain adjustments (“modified book value”) over a three-year period following the grant date. Actual shares issued at the vesting date will be determined based on the growth in modified book value. If modified book value grows by 30% or more over the three-year period, then 100% of the award will vest. If the growth in modified book value over the three-year period is lower than 30%, then the amount of restricted shares issued will be adjusted downward in proportion to the amount by which actual growth in modified book value is below 30%.

In February 2009 and May 2008, the shareholders of MBIA Inc. approved two restricted share grants for the CEO, respectively. These two grants did not reduce the shares available for grant under the Omnibus Plan, as the grants were a separate approval by the shareholders of MBIA Inc. In addition, the vesting schedules of these grants are linked to MBIA Inc.’s market value performance.

In accordance with the accounting guidance for share-based payments, MBIA Inc. expenses the fair value of employee stock options and other forms of stock-based compensation. In addition, the guidance classifies share-based payment awards as either liability awards, which are remeasured at fair value at each balance sheet date, or equity awards, which are measured on the grant date and not subsequently remeasured. Generally, awards with cash-based settlement, repurchase features or that are settled at a fixed dollar amount are classified as liability awards, and changes in fair value will be reported in earnings. Awards with net-settlement features or that permit a cashless exercise with third-party brokers are classified as equity awards and changes in fair value are

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Notes to Consolidated Financial Statements

Note 17: Employee Benefits (continued)

not reported in earnings. MBIA Inc.’s long-term incentive plans include features which result in both liability and equity awards. For liability awards, MBIA Inc. remeasures these awards at each balance sheet date. In addition, the guidance requires the use of a forfeiture estimate. MBIA Inc. uses historical employee termination information to estimate the forfeiture rate applied to current stock-based awards.

MBIA Inc. maintains voluntary retirement benefits, which provide certain benefits to eligible employees of MBIA Corp. upon retirement. A description of these benefits is included in MBIA Inc.’s proxy statement. One of the components of the retirement program for those employees that are retirement eligible is to continue to vest all outstanding stock options and restricted share awards linked to growth in modified book value beyond the retirement date in accordance with the original vesting terms and to immediately vest all outstanding time-based restricted share grants. The accounting guidance for share-based payment requires compensation costs for those employees to be recognized from the date of grant through the retirement eligible date, unless there is a risk of forfeiture, in which case the compensation cost is recognized in accordance with the original vesting schedule. Accelerated expense relating to this retirement benefit for both stock option awards and restricted stock awards has been included in the disclosed compensation expense amounts.

In accordance with the accounting guidance for share-based payments, MBIA Inc. valued all stock options granted using an option-pricing model. The value is recognized as an expense over the period in which the options vest. MBIA Corp.’s proportionate share of compensation cost for employee stock options for the years ended December 31, 2009, 2008 and 2007 totaled $6 million, $7 million and $7 million, respectively. MBIA Corp.’s proportionate share of compensation costs for restricted stock awards was $8 million for the year ended December 31, 2009. MBIA Corp.’s proportionate share of compensation cost for restricted stock awards was a negative expense of $32 million for the year ended December 31, 2008. The negative expense was due to the cancellation and expense reversal of a restricted stock grant that was scheduled to vest in February 2008 and the estimated forfeiture of two restricted stock grants, scheduled to vest in February 2009 and February 2010, respectively, that are all linked to the growth in MBIA Inc.’s modified book value. MBIA Corp.’s proportionate share of compensation cost for restricted stock awards was $38 million for the year ended December 31, 2007.

Note 18: Preferred Stock

MBIA Corp. had access to $400 million through the Money Market Committed Preferred Custodial Trust (“CPCT”) facility issued by eight trusts (the “Trusts”), which were created for the primary purpose of issuing CPCT securities and investing the proceeds in high-quality commercial paper or short-term U.S. government obligations. MBIA Corp. had a put option to sell to the Trusts the preferred stock of MBIA Corp. in exchange for proceeds of $400 million. Any preferred stock issued by MBIA Corp. would be perpetual and non-cumulative. Preferred stock has preference over common stock upon liquidation.

In November 2008, MBIA Corp. exercised the put option to sell to the Trusts the perpetual preferred stock issued by MBIA Corp. Upon MBIA Corp. exercising the put option, the Trusts transferred proceeds of $400 million to MBIA Corp. in exchange for 4,000 shares of non-cumulative perpetual preferred stock. Once the proceeds were received, MBIA Corp. exercised its right to terminate the CPCT facility by making a fixed-rate election. As a result, the Trusts were terminated and third-party investors received a pro-rata share of MBIA Corp.’s preferred stock. Subsequently, MBIA Corp. purchased 1,241 shares of the preferred stock at $10,000 per share.

As of December 31, 2009 and 2008, MBIA Corp. had 2,759 shares of the preferred stock issued and outstanding. In accordance with MBIA’s fixed-rate election, the dividend rate on the preferred stock was determined using a fixed-rate equivalent of LIBOR plus 200 basis points. Each share of preferred stock has a par value of $1,000 with a liquidation preference of $100,000. The holders of the preferred stock are not entitled to any voting rights as shareholders of MBIA Corp. and their consent is not required for taking any corporate action. Subject to certain requirements, the preferred stock may be redeemed, in whole or in part, at the option of MBIA Corp. at any time or from time to time for cash at a redemption price equal to the liquidation preference per share plus any accrued and unpaid dividends thereon at the date of redemption for the then current dividend period and any previously accumulated dividends payable without interest on such unpaid dividends. As of December 31, 2009, dividends in

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Notes to Consolidated Financial Statements

Note 18: Preferred Stock (continued)

the amount of $14 million were declared on the preferred stock, of which $13 million had been paid. Payment of dividends on MBIA Corp.’s preferred stock is subject to the same restrictions that apply to dividends on common stock under New York State insurance law. MBIA Corp. is not expected to be able to pay dividends, including dividends on its preferred stock, following its year end 2009 statutory financial statement filing due to a projected earned surplus deficit as of December 31, 2009.

The carrying value of the preferred stock was $28 million as of December 31, 2009 and 2008. The carrying value represents the $400 million of proceeds received reduced by the carrying value of the put option at the time of exercise of $360 million and the carrying value of the 1,241 shares repurchased of $12 million. Prior to exercise, change in fair value of the put option was reported within “Net gains (losses) on financial instruments at fair value and foreign exchange” on MBIA Corp.’s consolidated statements of operations.

Note 19: Related Party Transactions

Related parties are defined as the following:

•

Affiliates of MBIA Corp.: An affiliate is a party that directly or indirectly controls, is controlled by or is under common control with MBIA Corp. Control is defined as having, either directly or indirectly, the power to direct the management and operating policies of a company through ownership, by contract or otherwise.

•	Entities for which investments are accounted for using the equity method by MBIA Corp.

•	Trusts for the benefit of employees, such as pension and profit-sharing trusts, that are managed by or under the trusteeship of management.

•	Principal owners of MBIA Corp. defined as owners of record or known beneficial owners of more than 10 percent of the voting interests of MBIA Corp.

•

Management of MBIA Corp. which includes persons who are responsible for achieving the objectives of MBIA Corp. and who have the authority to establish policies and make decisions by which those objectives are to be pursued. Management normally includes members of the Board of Directors, the Chief Executive Officer, Chief Operating Officer, Vice President in charge of principal business functions and other persons who perform similar policymaking functions.

•

Members of the immediate families of principal owners of MBIA Corp. and its management. This includes family members whom a principal owner or a member of management might control or influence or by whom they may be controlled or influenced because of the family relationship.

•

Other parties with which MBIA Corp. may deal if one party controls or can significantly influence the management or policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests.

•

Other parties that can significantly influence the management or policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to the extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

From time to time MBIA Corp. may enter into transactions with related parties that MBIA Corp. deems immaterial or which occur in the normal course of business and are deemed to be transacted at “arm’s length” by management.

Since 1989, MBIA Corp. has executed five surety bonds to guarantee the payment obligations of the members of the Municipal Bond Insurance Association (the “Association”), a voluntary unincorporated association of insurers writing municipal bond and note insurance as agents for the member insurance companies that had their S&P claims-paying rating downgraded from AAA on their previously issued Association policies. In the event that the Association does not meet their policy payment obligations, MBIA Corp. will pay the required amounts directly to the paying agent. The aggregate outstanding exposure on these surety bonds as of December 31, 2009 was $340 million.

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Notes to Consolidated Financial Statements

Note 19: Related Party Transactions (continued)

MBIA Corp. owns investments, included in other investments, which are recorded in MBIA Corp.’s financial statements using the equity method of accounting. These investments comprise equity interests in limited partnerships and in Channel Re. All material transactions between MBIA Corp. and these entities have been eliminated in MBIA Corp.’s consolidated financial statements. During 2009 and 2008, premiums ceded to Channel Re totaled $42 million and $49 million, respectively, and ceding commissions received from Channel Re totaled $10 million and $11 million, respectively. As of December 31, 2009, cessions to Channel Re represented 77% of total par ceded or $33.4 billion, the reinsurance recoverable from Channel Re was $27 million and the derivative assets related to credit derivatives ceded to Channel Re was $700 million. As of December 31, 2008, cessions to Channel Re represented 67% of total par ceded or $37.3 billion, the reinsurance recoverable from Channel Re was $16 million and the derivative assets related to credit derivatives ceded to Channel Re was $682 million. Refer to “Note 14: Reinsurance” for additional information regarding MBIA Corp.’s equity investment in Channel Re and reinsurance agreements between MBIA Corp. and Channel Re.

Unrealized losses during the fourth quarter of 2007 on insured credit derivatives that were reinsured for MBIA Corp. by Channel Re resulted in an adjustment to the carrying value of MBIA Corp.’s 17.4% equity ownership interest in Channel Re from $86 million to zero. The adjustment is reflected in net losses on financial instruments at fair value and foreign exchange. As of December 31, 2009 and 2008, MBIA continues to record the equity ownership interest at zero.

Included in other assets were $4 million and $19 million of net receivables from MBIA Inc. and other subsidiaries as of December 31, 2009 and December 31, 2008, respectively.

MBIA Corp.’s investment portfolio is managed by Cutwater Asset Management Corp. (“Cutwater-AMC”) for domestic investments and by Cutwater Asset Management UK Limited for international investments, both wholly owned subsidiaries of MBIA Inc., which provide fixed-income investment management services for MBIA Inc. and its affiliates, as well as third-party institutional clients. In 2009, 2008 and 2007, Cutwater-AMC and AM-UK charged fees of $6 million, $13 million and $11 million to MBIA Corp., respectively, based on the performance of its investment portfolio.

Cutwater-AMC, an indirect wholly owned subsidiary of MBIA Inc., is responsible for providing investment advisory services to the MBIA Municipal Bond Inflation Protection Fund (“MIPS Fund”) of FundVantage Trust, an SEC-registered open-end, management investment company launched in November 2007. The investment objective of the MIPS Fund is to seek high after-tax inflation protected returns and it is intended to be marketed to institutional and retail investors. MBIA Corp. invested $25 million in the MIPS Fund as the initial shareholder and waived investment management fees related to the MIPS Fund in 2009, 2008 and 2007. However, MBIA Corp. earned $0.2 million, $0.8 million and $0.1 million from its investment in the MIPS Fund in 2009, 2008, and 2007, respectively, which is included in net investment income in the MBIA Corp.’s consolidated statements of operations. MBIA Corp. redeemed its investment in the MIPS Fund in April 2009.

MBIA Corp. insures outstanding investment agreement liabilities for IMC, which provides customized investment agreements for bond proceeds and other public funds, as well as for funds which are invested as part of asset-backed or structured product issuance.

MBIA Corp. entered into an agreement with MBIA Inc. and IMC whereby MBIA Corp. held a secured loan of $1.6 billion and $2.0 billion, and securities under agreements to repurchase of $0 and $1.3 billion as of December 31, 2009 and 2008, respectively. MBIA Corp. transferred securities subject to agreements to repurchase of $1.3 billion and cash of $2.0 billion during 2008. In the first quarter of 2009, securities subject to agreements to resell of $1.3 billion and repurchase of $1.3 billion were terminated. As of December 31, 2009, the secured loan has a term of less than one year. The interest expense relating to these agreements was $0.6 million, $23 million and $20 million, respectively, for the years ended December 31, 2009, 2008 and 2007. The interest income relating to these agreements was $60 million, $45 million and $21 million, respectively, for the years ended December 31, 2009, 2008 and 2007.

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Notes to Consolidated Financial Statements

Note 19: Related Party Transactions (continued)

MBIA Corp. insures assets and/or liabilities of MBIA-administered conduits that are consolidated in the financial statements of MBIA Inc. and subsidiaries. Certain of MBIA Inc.’s consolidated subsidiaries have invested in conduit debt obligations or have received compensation for services provided to the conduits.

MBIA Corp. provides credit support and issues financial guarantee policies on credit derivative instruments entered into by LaCrosse, an entity previously consolidated by MBIA Corp. under the criteria for variable interest entities. LaCrosse became an affiliate of MBIA Corp. during the fourth quarter of 2009. As of December 31, 2009, the outstanding notional amount of insured CDS contracts entered into by LaCrosse was $126.5 billion and the gross outstanding notional amount of insured CDS contracts entered into by LaCrosse ceded to other reinsurers was $20.7 billion. During 2009, premiums from LaCrosse for payments received from the counterparties under the insured CDS contracts amounted to $143 million.

MBIA Inc. or its subsidiaries may repurchase their outstanding debt securities at prices that it deems to be economically advantageous. In 2009, MBIA Inc. repurchased $7 million par value of surplus notes issued by MBIA Corp. at an average price of $30.67. The gain of $5 million on the repurchase of surplus notes by MBIA Inc. is reflected in its consolidated statements of operations. There were no such repurchases in 2008.

MBIA Inc. also repurchased 1,082 shares of the outstanding preferred stock of MBIA Corp. at a purchase price of $10,000 per share or 10% of the face value, of which 1,012 shares were repurchased in connection with a tender offer for the shares. As of December 31, 2009, 1,677 preferred shares of MBIA Corp. remained outstanding with a carrying value of $16.8 million.

MBIA Corp. had no loans outstanding to any executive officers or directors during 2009 and 2008.

Note 20: Commitments and Contingencies

In the normal course of operating its business, MBIA Corp. may be involved in various legal proceedings. Additionally, MBIA Inc. may be involved in various legal proceedings that directly or indirectly impact MBIA Corp.

MBIA Inc. has received subpoenas or informal inquiries from a variety of regulators, including the SEC, the Securities Division of the Secretary of the Commonwealth of Massachusetts, the Attorney General of the State of California, and other states’ regulatory authorities, regarding a variety of subjects, including soft capital instruments, disclosures made by MBIA Inc. to underwriters and issuers of certain bonds, disclosures regarding MBIA Inc.’s structured finance exposure, trading and valuation of managed collateral, MBIA Inc.’s communications with rating agencies, and the methodologies used by rating agencies for determining the credit rating of municipal debt. MBIA Inc. is cooperating fully with each of these regulators and is in the process of satisfying all such requests. MBIA Inc. may receive additional inquiries from these or other regulators and expects to provide additional information to such regulators regarding their inquiries in the future.

On July 23, 2008, the City of Los Angeles filed two complaints in the Superior Court of the State of California, County of Los Angeles, against MBIA Inc. and others. The first complaint, against MBIA Inc., AMBAC Financial Group, Inc., XL Capital Assurance Inc., ACA Financial Guaranty Corp., Financial Guaranty Insurance Company, and CIFG Assurance North America, Inc., alleged (i) participation in a conspiracy in violation of California’s antitrust laws to maintain a dual credit rating scale that misstated the credit default risk of municipal bond issuers and created market demand for municipal bond insurance and (ii) participation in risky financial transactions in other lines of business that damaged each bond insurer’s financial condition (thereby undermining the value of each of their guaranties), and a failure to adequately disclose the impact of those transactions on their financial condition. These latter allegations form the predicate for five separate causes of action against each of the Insurers: breach of contract, breach of the covenant of good faith and fair dealing, fraud, negligence and negligent misrepresentation. Complaints making the same allegations against MBIA Inc. and nearly all of the same co-defendants were filed in Superior Court, San Francisco County, by the City of Stockton, the City of Oakland, the City and County of San Francisco, the County of San Mateo, the County of Alameda, the City of Los Angeles Department of Water and Power, by the Sacramento Municipal Utility District, and the City of Sacramento between July 23, 2008 and January 6, 2009. These cases are now part of a coordinated proceeding referred to as Ambac Bond Insurance Cases. On April 8, 2009, The Olympic Club filed a complaint against MBIA Inc. in the

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 20: Commitments and Contingencies (continued)

Superior Court of the State of California, County of San Francisco, making similar allegations of participation in risky financial transactions in other lines of business that allegedly damaged MBIA Inc.’s financial condition, and of a failure to adequately disclose the impact of those transactions on MBIA Inc.’s financial condition. These allegations form the predicate for the same initial five common law causes of action as those in the Ambac Bond Insurance Cases, as well as a California unfair competition cause of action. The Olympic Club does not include an antitrust or unjust enrichment cause of action. The Olympic Club case is being coordinated with the Ambac Bond Insurance Cases in San Francisco Superior Court. On August 31, 2009, the aforementioned plaintiffs, excluding the City of Sacramento and the Olympic Club, filed amended complaints identifying specific variable rate bond transactions with respect to the existing contract, fraud and negligence claims, and adding claims for unjust enrichment with respect to insured bonds issued by the plaintiffs during an unspecified period of time. A similar complaint alleging the same causes of action was filed by the City of Riverside. On the same day, the County of Contra Costa and Los Angeles World Airports filed new complaints and the City of Sacramento filed an amended complaint alleging the antitrust violation and unjust enrichment causes of action only. MBIA Inc.’s demurrers and other responsive pleadings were filed on November 13, 2009 and plaintiff’s opposition papers were filed on January 8, 2010. MBIA Inc.’s reply papers were filed on February 5, 2010. Oral argument is scheduled for March 1, 2010.

The City of Los Angeles’s second complaint named as defendants certain other financial institutions as well as bond insurers, including MBIA Inc., AMBAC Financial Group, Inc., Financial Security Assurance, Inc., Financial Guaranty Insurance Company and Security Capital Assurance Inc., and alleged fraud and violations of California’s antitrust laws through bid-rigging in the sale of municipal derivatives to municipal bond issuers. Complaints making the same allegations against MBIA Inc. and nearly all of the same co-defendants were filed in Superior Court, Los Angeles County, by the County of San Diego on August 28, 2008, and in Superior Court, San Francisco County, by the City of Stockton on July 23, 2008, by the County of San Mateo on October 7, 2008, and by the County of Contra Costa on October 8, 2008. The City of Los Angeles and City of Stockton actions were removed to federal court and transferred by order dated November 26, 2008, to the Southern District of New York for inclusion in the multidistrict litigation In re Municipal Derivatives Antitrust Litigation, M.D.L. No. 1950; the San Diego County, San Mateo County, and Contra Costa County actions were removed to federal court and transferred to the Southern District of New York for inclusion in that proceeding by order dated February 4, 2009. All five plaintiffs filed amended complaints on September 15, 2009 alleging violations of both federal and California state antitrust laws. On December 10, 2009, four additional complaints were filed against MBIA Inc. and the other defendants by the Los Angeles World Airports, the Redevelopment Agency of the City of Stockton and the Public Financing Authority of the City of Stockton (filed jointly), the County of Tulare and the Sacramento Suburban Water District. On February 8, 2010, MBIA and the other defendants filed their motions to dismiss.

On September 30, 2008, MBIA Corp. commenced an action in the New York State Supreme Court , New York County, against Countrywide Home Loans, Inc., Countrywide Securities Corp. and Countrywide Financial Corp. (collectively, “Countrywide”). The complaint alleged that Countrywide fraudulently induced MBIA to provide financial guarantee insurance on securitizations of home equity lines of credit and closed end second-liens by misrepresenting the true risk profile of the underlying collateral and Countrywide’s adherence to its strict underwriting standards and guidelines. The complaint also alleged that Countrywide breached its representations and warranties and its contractual obligations, including its obligation to cure or repurchase ineligible loans as well as its obligation to service the loans in accordance with industry standards. In an order dated July 8, 2009, the New York State Supreme Court denied Countrywide’s motion to dismiss in part, allowing the fraud cause of action to proceed against all three Countrywide defendants and the contract causes of action to proceed against Countrywide Home Loans, Inc. All parties have filed Notices of Appeal and defendants filed their answer to the complaint on August 3, 2009. On August 24, 2009, MBIA Corp. filed an amended complaint, adding Bank of America as a defendant, identifying an additional five securitizations and supplementing the facts in support of MBIA Corp.’s re-asserted negligent misrepresentation claim to address the points made by Justice Ellen Bransten in her decision granting the motion to dismiss that claim. On October 9, 2009, defendants filed a renewed motion to dismiss, which was fully briefed and argued on December 9, 2009. The court has yet to issue a formal ruling. Justice Bransten granted MBIA Inc.’s motion to compel discovery from Bank of America.

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Notes to Consolidated Financial Statements

Note 20: Commitments and Contingencies (continued)

On July 10, 2009, MBIA Corp. commenced an action in Los Angeles Superior Court against Bank of America Corporation, Countrywide Financial Corporation, Countrywide Home Loans, Inc, Countrywide Securities Corporation, Angelo Mozilo, David Sambol, Eric Sieracki, Ranjit Kripalani, Jennifer Sandefur, Stanford Kurland, Greenwich Capital Markets, Inc., HSBC Securities (USA) Inc., UBS Securities, LLC, and various Countrywide-affiliated Trusts. The complaint alleges that Countrywide made numerous misrepresentations and omissions of material fact in connection with its sale of certain RMBS, including that the underlying collateral consisting of mortgage loans had been originated in strict compliance with its underwriting standards and guidelines. MBIA commenced this action as subrogee of the purchasers of the RMBS, who incurred severe losses that have been passed on to MBIA as the insurer of the income streams on these securities. On November 3, 2009, MBIA Corp. filed an amended complaint. On December 4, 2009, the defendants filed demurrers, motions to stay the proceeding, and motions to strike MBIA’s jury trial demand. On January 29, MBIA filed its opposition papers to the defendants’ demurrer and related motions. On January 20, 2010, Judge Elias, who is presiding over the Luther v. Countrywide Home Loans Servicing, LP et al. case, issued a ruling that both MBIA’s state court action against Bank of America et al. and the New Mexico Investment Counsel v. Kurland case are related to Luther. Judge Elias designated Luther as the lead case and assigned all three cases to herself.

On October 15, 2008, MBIA Corp. commenced an action in the United States District Court for the Southern District of New York against Residential Funding Company, LLC (“RFC”). On December 5, 2008, a notice of voluntary dismissal without prejudice was filed in the Southern District of New York and the complaint was re-filed in the Supreme Court of the State of New York, New York County. The complaint alleges that RFC fraudulently induced MBIA Corp. to provide financial guarantee policies with respect to five RFC closed-end home equity second-lien and HELOC securitizations, and that RFC breached its contractual representations and warranties, as well as its obligation to repurchase ineligible loans, among other claims. On December 23, 2009, Justice Fried denied in part RFC’s motion to dismiss MBIA Corp.’s complaint with respect to MBIA Corp.’s fraud claims.

On December 14, 2009, MBIA Corp. commenced an action in New York State Supreme Court, New York County, against Credit Suisse Securities (USA) LLC, DLJ Mortgage Capital, Inc., and Select Portfolio Servicing Inc (“Credit Suisse”). The complaint seeks damages for fraud and breach of contractual obligations in connection with the procurement of financial guarantee insurance on the Home Equity Mortgage Trust Series 2007-2 securitization. The complaint alleges, among other claims, that Credit Suisse falsely represented (i) the attributes of the securitized loans; (ii) that the loans complied with the governing underwriting guidelines; and (iii) that Credit Suisse had conducted extensive due diligence on the securitized loans to ensure compliance with the underwriting guidelines. The complaint further alleges that the defendants breached their contractual obligations to cure or repurchase loans found to be in breach of the representations and warranties applicable thereto and denied MBIA the requisite access to all records and documents regarding the securitized loans. Defendants’ filed their motion to dismiss on February 5, 2010.

In its determination of expected ultimate insurance losses on financial guarantee contracts, MBIA Inc. has considered the probability of potential recoveries arising out of the contractual obligation by the sellers/servicers to repurchase or replace ineligible mortgage loans in certain second-lien mortgage securitizations, which include potential recoveries that may be affected by the legal actions against Countrywide, RFC and Credit Suisse. However, there can be no assurance that MBIA Inc. will prevail in either the Countrywide,RFC or Credit Suisse actions.

On April 30, 2009, MBIA Corp. and LaCrosse Financial Products commenced an action in the New York Supreme Court, New York County, against Merrill Lynch, Pierce, Fenner and Smith, Inc. and Merrill Lynch International. The complaint (amended on May 15, 2009) seeks damages in an as yet indeterminate amount believed to be in excess of several hundred million dollars arising from alleged misrepresentations and breaches of contract in connection with eleven CDS contracts pursuant to which MBIA Corp. wrote protection in favor of Merrill and other parties on a total of $5.7 billion in CDOs arranged and marketed by Merrill. The complaint also seeks rescission of the CDS contracts. Oral argument on Merrill’s motion to dismiss was held on November 17, 2009. Justice Fried has ordered that discovery move forward pending a ruling on the motion to dismiss.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 20: Commitments and Contingencies (continued)

On January 21, 2010, MBIA Corp. and LaCrosse Financial Products commenced an action in New York State Supreme Court, Westchester County, against Royal Bank of Canada and RBC Capital Markets Corporation (“RBC”) relating to three CDSs and related insurance policies referencing Logan CDO I, Ltd., Logan CDO II, Ltd. and Logan CDO III, Ltd. (the “Logan CDOs”). The complaint alleges RBC fraudulently or negligently induced MBIA Corp. to insure the Logan CDOs, claims for breach of contract and promissory estoppel, and challenges RBC’s failure to issue credit event and related notifications in accordance with contractual obligations for the Logan CDOs.

On October 14, 2008, June 17, 2009 and August 25, 2009, MBIA Corp. submitted proofs of claim to the FDIC with respect to the resolution of IndyMac Bank, F.S.B. for both pre- and post-receivership amounts owed to MBIA as a result of IndyMac’s contractual breaches and fraud in connection with financial guarantee insurance issued by MBIA on securitizations of home equity lines of credit. The proofs of claim were subsequently denied by the FDIC. MBIA has appealed the FDIC’s denial of its proofs of claim via a complaint, filed on May 29, 2009, against IndyMac Bank, F.S.B. and the FDIC, as receiver, in the United States District Court for the District of Columbia and alleges that IndyMac fraudulently induced MBIA to provide financial guarantee insurance on securitizations of home equity lines of credit by breaching contractual representations and warranties as well as negligently and fraudulently misrepresenting the nature of the loans in the securitization pools and IndyMac’s adherence to its strict underwriting standards and guidelines. The FDIC moved to dismiss MBIA’s non-contract based claims on September 2, 2009. On January 5, 2010, the court signed a Stipulation between MBIA and the FDIC whereby the FDIC agreed to withdraw its pending motion to dismiss without prejudice and MBIA may file an amended complaint. On February 8, 2010, MBIA Corp. filed its amended complaint against the FDIC both in its corporate capacity and as conservator/receiver of IndyMac Federal Bank, F.S.B. for breach of its contractual obligations as servicer and seller for the IndyMac transactions at issue and for unlawful disposition of IndyMac Federal Bank, F.S.B.’s assets in connection with the FDIC’s resolution of IndyMac Bank, F.S.B.

On September 22, 2009, MBIA Corp. commenced an action in Los Angeles Superior Court against IndyMac ABS, Inc., Home Equity Mortgage Loan Asset-Backed Trust, Series 2006-H4, Home Equity Mortgage Loans Asset-Backed Trust, Series INDS 2007-I, Home Equity Mortgage Loan Asset-Backed Trust, Series INDS 2007-2, Credit Suisse Securities (USA), L.L.C., UBS Securities, LLC, JPMorgan Chase & Co., Michael Perry, Scott Keys, Jill Jacobson, and Kevin Callan. The Complaint alleges that IndyMac Bank made numerous misrepresentations and omissions of material fact in connection with its sale of certain RMBS, including that the underlying collateral consisting of mortgage loans had been originated in strict compliance with its underwriting standards and guidelines. MBIA commenced this action as subrogee of the purchasers of the RMBS, who incurred severe losses that have been passed on to MBIA as the insurer of the income streams on these securities. On October 19, 2009, MBIA dismissed IndyMac ABS from the action without prejudice. On October 23, 2009, defendants removed the case to the United States District Court for the Central District of California. On November 30, 2009, the IndyMac trusts were consensually dismissed from the litigation. On December 23, 2009, federal District Court Judge S. James Otero of the Central District of California granted MBIA’s motion to remand the case to Los Angeles Superior Court. On February 18, 2010, the case was assigned to Judge Jane Johnson.

On February 2, 2010, MBIA Corp. and LaCrosse Financial Products, LLC brought an action in the High Court of Justice, Chancery Division, in London, relating to an MBIA Corp.-insured credit derivative transaction seeking an adjudication that the agreement was effectively and properly terminated by MBIA Corp. Royal Bank of Scotland is challenging the termination and its response to the claim is due on March 4, 2010.

On December 9, 2009, MBIA Corp. and LaCrosse Financial Products commenced an action in United States District Court for the Southern District of New York against Cooperatieve Centrale Raiffeisen Boerenleenbank B.A. (“Rabobank”), The Bank of New York Mellon Trust Company, N.A., as Trustee (“Bank of New York Mellon”), and Paragon CDO Ltd. MBIA Corp., as controlling class under the relevant Indenture, commenced the action seeking declaratory relief and damages for breach of contract and negligence relating to the improper sale of certain reference obligations in the Paragon CDO portfolio pool. On January 15, 2010, Rabobank and The Bank of New York Mellon filed their answers. On February 16, 2010, Paragon CDO Ltd. was dismissed from the case with prejudice.

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Notes to Consolidated Financial Statements

Note 20: Commitments and Contingencies (continued)

On March 11, 2009, a complaint was filed in the United States District Court of the Southern District of New York against MBIA Inc. and its subsidiaries, MBIA Corp. and National, entitled Aurelius Capital Master, Ltd. et al. v. MBIA Inc. et al., 09-cv-2242 (S.D.N.Y.). The lead plaintiffs, Aurelius Capital Master, Ltd., Aurelius Capital Partners, LP, Fir Tree Value Master Fund, L.P., Fir Tree Capital Opportunity Master Fund, L.P., and Fir Tree Mortgage Opportunity Master Fund, L.P., purport to be acting as representatives for a class consisting of all holders of securities, instruments, or other obligations for which MBIA Corp., before February 18, 2009, issued financial guarantee insurance other than United States municipal/governmental bond securities. The complaint alleges that certain of the terms of the transactions entered into by MBIA Inc. and its subsidiaries, which were approved by the New York State Department of Insurance, constituted fraudulent conveyances under §§ 273, 274 and 276 of New York Debtor and Creditor Law and a breach of the implied covenant of good faith and fair dealing under New York common law. The Complaint seeks, inter alia, (a) a declaration that the alleged fraudulent conveyances are null and void and set aside, (b) a declaration that National is responsible for the insurance polices issued by MBIA Insurance Corporation up to February 17, 2009, and (c) an award of damages in an unspecified amount together with costs, expenses and attorneys’ fees in connection with the action. On February 11, 2010, Judge Sullivan entered an order denying MBIA Inc.’s motion to dismiss.

On April 6, 2009, a complaint was filed in the Court of Chancery for the State of Delaware entitled Third Avenue Trust and Third Avenue Variable Series Trust v. MBIA Insurance Corp. and MBIA Insurance Corp. of Illinois, CA 4486-UCL. Plaintiffs allege that they are holders of approximately $400 million of surplus notes issued by MBIA Corp. (for purposes of this section, the “Notes”) in January 2008. The complaint alleges (Count I) that certain of the Transactions breached the terms of the Notes and the Fiscal Agency Agreement dated January 16, 2008 pursuant to which the Notes were issued. The complaint also alleges that certain transfers under the Transactions were fraudulent in that they allegedly left MBIA Corp. with “unreasonably small capital” (Count II), “insolvent” (Count III), and were made with an “actual intent to defraud” (Count IV). The complaint seeks a judgment (a) ordering the defendants to unwind the Transactions, (b) declaring that the Transactions constituted a fraudulent conveyance and (c) damages in an unspecified amount. On October 28, 2009, Vice Chancellor Strine entered an order dismissing the case without prejudice. On December 21, 2009, plaintiffs re-commenced the action in New York State Supreme Court, and it has been assigned to Justice James A. Yates.

On May 13, 2009, a complaint was filed in the New York State Supreme Court against MBIA Inc. and its subsidiaries, MBIA Corp. and National, entitled ABN AMRO Bank N.V. et al. v. MBIA Inc. et al. The plaintiffs, a group of 19 domestic and international financial institutions, purport to be acting as holders of insurance policies issued by MBIA Corp. directly or indirectly guaranteeing the repayment of structured finance products. The complaint alleges that certain of the terms of the transactions entered into by MBIA Inc. and its subsidiaries, which were approved by the New York State Department of Insurance, constituted fraudulent conveyances and a breach of the implied covenant of good faith and fair dealing under New York law. The complaint seeks a judgment (a) ordering the defendants to unwind the Transactions, (b) declaring that the Transactions constituted a fraudulent conveyance, (c) declaring that MBIA Inc. and National are jointly and severally liable for the insurance policies issued by MBIA Corp., and (d) ordering damages in an unspecified amount. On February 17, 2010, Justice Yates denied defendants’ motion to dismiss. On February 25, 2010, MBIA Inc. filed its Notice of Appeal of the denial to the Appellate Division of the New York State Supreme Court.

On June 15, 2009, the same group of 19 domestic and international financial institutions who filed the above described plenary action in New York State Supreme Court filed a proceeding pursuant to Article 78 of New York’s Civil Practice Law & Rules in New York State Supreme Court, entitled ABN AMRO Bank N.V. et al. v. Eric Dinallo, in his capacity as Superintendent of the New York Insurance Department, the New York State Insurance Department, MBIA Inc. et al. In its motions to dismiss the three above-referenced plenary actions, MBIA Inc. argued that an Article 78 proceeding is the exclusive forum in which a plaintiff may raise any challenge to the Transformation approved by the Superintendent of the Department of Insurance. The petition seeks a judgment (a) declaring void and to annul the approval letter of the Superintendent of the Department of Insurance, (b) to recover dividends paid in connection with the Transactions and (c) declaring that the approval letter does not

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 20: Commitments and Contingencies (continued)

extinguish plaintiffs’ direct claims against MBIA Inc. and its subsidiaries in the plenary action described above. MBIA and the New York State Insurance Department filed their answering papers to the Article 78 Petition on November 24, 2009 and argued that based on the record and facts, approval of Transformation and its constituent transactions was neither arbitrary nor capricious nor in violation of New York Insurance Law. Limited discovery is proceeding.

MBIA Inc. and MBIA Corp. are defending against the aforementioned actions in which they are a defendant and expect ultimately to prevail on the merits. There is no assurance, however, that they will prevail in these actions. Adverse rulings in these actions could have a material adverse effect on MBIA Corp.’s ability to implement its strategy and on its business, results of operations and financial condition.

There are no other material lawsuits pending or, to the knowledge of MBIA Corp., threatened, to which MBIA Corp. or any of its subsidiaries is a party.

Note 21: Subsequent Events

Refer to “Note 20: Commitments and Contingencies” for information about legal proceedings that commenced after December 31, 2009.

On March 1, 2010, MBIA Corp. sold to National its interest in real estate it held for purposes of conducting its business and leasing to certain affiliates. The sale price of $65 million, which represented MBIA Corp.’s carrying value of the real estate, was based on the fair value of the real estate at the time of sale as determined, in part, through assessments made by independent third parties. Concurrent to the sale, MBIA Corp. entered into a lease arrangement with National in order to retain occupancy of space necessary to conduct its business. The sale by MBIA Corp. and the purchase by National, as well as the lease arrangement, were approved by the NYSID.